Exhibit 10.3

Execution Version

REVENUE INTEREST FINANCING AGREEMENT

by and between

MARINUS PHARMACEUTICALS, INC.,
as the Company,

and

SAGARD HEALTHCARE ROYALTY PARTNERS, LP, as the Investor

Dated October 28, 2022

i

Schedules

Schedule 1.1-1	Knowledge Persons
Schedule 1.1-3	License Agreements
Schedule 1.1-4	Permitted Licenses
Schedule 4	Permitted Convertible Notes Yield
Schedule 4.8	Broker’s Fees
Schedule 4.10	IP Rights
Schedule 4.13(a)	Material Contracts
Schedule 4.14	Bankruptcy
Schedule 4.16	Permitted Debt Facilities
Schedule 4.21	Subsidiaries
Schedule 4.25(b)	Included Products
Schedule 7.1	Existing Liens
Schedule 7.2	Existing Indebtedness
Schedule 7.5(a)	Existing Investments
Schedule 7.5(r)	Potential Investments
Schedule 7.7	Transactions with Affiliates
Schedule 7.8	Restrictive Agreements

Exhibits

Exhibit A	Form of Press Release
Exhibit B	Form of Intercreditor Agreement
Exhibit C	[Reserved]
Exhibit D	Form of Security Agreement
Exhibit E	Form of Compliance Certificate
Exhibit F	Example Of Calculation Of Included Product Payment Amount
Exhibit G	Form of Guaranty

REVENUE INTEREST FINANCING AGREEMENT

This REVENUE INTEREST FINANCING AGREEMENT (this “Agreement”) dated as of October 28, 2022 is by and between MARINUS PHARMACEUTICALS, INC., a Delaware corporation (the “Company”), and Sagard Healthcare Royalty Partners, LP, a Cayman Islands exempted limited partnership (the “Investor”). Each of the Company and the Investor are referred to in this Agreement as a “Party” and collectively as the “Parties”.

W I T N E S E T H:

WHEREAS, the Company is developing Included Products for the purpose of commercializing such Included Products in the United States and wishes to obtain financing in respect thereof;

WHEREAS, to raise such financing, the Company desires to sell the Revenue Interest to the Investor in exchange for the Investor’s payment of the Investment Amount on the terms and conditions set forth in this Agreement; and

WHEREAS, the Investor desires to purchase the Revenue Interest from the Company in exchange for payment of the Investment Amount on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual agreements, representations and warranties set forth herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, intending to be legally bound, the parties hereto covenant and agree as follows:

ARTICLE I
DEFINED TERMS AND RULES OF CONSTRUCTION
Section 1.1Defined Terms.  The following terms, as used herein, shall have the following respective meanings:

“Abbreviated New Drug Application” means (a) an abbreviated new drug application (as set forth in the FDCA at 21 U.S.C. § 355(j) and its implementing regulations at 21 C.F.R. § 314.3, as amended), and (b) all supplements and amendments that may be filed with respect to any of the foregoing.

“Accelerated Underperformance Payment Date” has the meaning set forth in Section 3.1(b).

“Acquisition” means any transaction, or any series of related transactions, by which any Person (for purposes of this definition, an “acquirer”) directly or indirectly, by means of amalgamation, merger, purchase of assets, purchase of Equity Interests, or otherwise, (a) acquires all or substantially all of the assets of any other Person, (b) acquires an entire business line or unit or division of any other Person, (c) with respect to any other Person that is managed or governed by a Board of Directors, acquires control of Equity Interests of such other Person representing more than fifty percent (50%) of the ordinary voting power (determined on a fully-diluted basis)

for the election of directors of such Person’s Board of Directors, or (d) acquires control of more than fifty percent (50%) of the Equity Interests in any other Person (determined on a fully-diluted basis) that is not managed by a Board of Directors

“Additional Amounts” has the meaning set forth in Section 3.1(i).

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person.  For purposes of this definition, “control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of securities entitled to elect the Board of Directors or management board, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative to the foregoing.

“Agreement” has the meaning set forth in the preamble.

“Annual Net Revenues” means, with respect to any Calendar Year, the aggregate amount of Net Revenues in the United States for that Calendar Year.

“Anti-Corruption Laws” means all Laws of any jurisdiction applicable to the Company or any of its Affiliates from time to time concerning or relating to bribery or corruption, including without limitation the United States Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act 2010 and other similar legislation in any other jurisdictions.

“Anti-Terrorism Laws” means any Laws relating to terrorism or money laundering, including without limitation Executive Order No. 13224 (effective September 24, 2001), the USA PATRIOT Act, the laws comprising or implementing the Bank Secrecy Act, the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto.

“Applicable Law” means, with respect to any Person, all Laws, rules, regulations and orders of Governmental Authorities applicable to such Person or any of its properties or assets.

“Applicable Tiered Percentage” means for each Calendar Quarter, the percentage as set forth in the chart below:

Date	Applicable Tiered Percentage
A. For each Calendar Quarter from and after the Closing Date through and including the Calendar Quarter ended June 30, 2026	7.50%

Date	Applicable Tiered Percentage
B. For each Calendar Quarter following the Calendar Quarter ended June 30, 2026	15.00% of the first $100 million in Annual Net Revenues and 7.50% of Annual Net Revenues in excess of $100 million

“Audited Financial Statements” means the audited consolidated balance sheets of the Company and its Subsidiaries for the fiscal years ended December 31, 2020 and December 31, 2021, and the related consolidated statements of income or operations and comprehensive loss, stockholders’ equity and cash flows for such fiscal years of the Company and its Subsidiaries then ended, including the notes thereto, audited by independent public accountants of recognized national standing and prepared in conformity with GAAP.

“Bankruptcy Event” means the occurrence of any of the following in respect of a Person: (a) such Person shall generally not, shall be unable to, or an admission in writing by such Person of its inability to, pay its debts as they come due or a general assignment by such Person for the benefit of creditors; (b) the filing of any petition by such Person seeking to adjudicate itself as bankrupt or insolvent, or seeking for itself any liquidation, winding-up, reorganization, arrangement, adjustment, protection, relief or composition of such Person or its debts under any Applicable Law relating to bankruptcy, insolvency, receivership, winding-up, liquidation, reorganization, examination, relief of debtors or other similar Applicable Law now or hereafter in effect, or seeking, consenting to or acquiescing in the entry of an order for relief in any case under any such Applicable Law, or the appointment of or taking possession by a receiver, trustee, custodian, liquidator, examiner, assignee, sequestrator or other similar official for such Person or for any substantial part of its property; (c) corporate or other entity action taken by such Person to authorize any of the actions set forth in clause (a) or clause (b) above; or (d) without the consent or acquiescence of such Person, the commencement of an action seeking entry of an order for relief or approval of a petition for relief or reorganization or any other petition seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or other similar relief under any present or future bankruptcy, insolvency or similar Applicable Law, or the filing of any such petition against such Person, or, without the consent or acquiescence of such Person, the commencement of an action seeking entry of an order appointing a trustee, custodian, receiver or liquidator of such Person or of all or any substantial part of the property of such Person, in each case where such petition or order shall remain unstayed or shall not have been stayed or dismissed within 90 days from entry thereof.

“BARDA Agreement” means the BARDA Agreement, dated as of September 8, 2020, by and between the Company and Biomedical Advance Research and Development Authority, a division of the U.S. Department of Health and Human Services’ Office of the Assistant Secretary for Preparedness and Response, as amended, restated, amended and restated or otherwise modified from time to time.

“Board of Directors” means (a) with respect to a company or corporation, the board of directors of the company or corporation or any committee thereof duly authorized to act on behalf of such board, (b) with respect to a partnership, the board of directors or similar governing body of the general partner of the partnership, (c) with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof, and (d) with respect to any other Person, the board or committee of such Person serving a similar function.

“Business” means, at any time, a collective reference to the businesses operated by the Company and its Subsidiaries at such time.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by Applicable Law to remain closed.

“Calendar Quarter” means, for the first calendar quarter, the period beginning on the Closing Date and ending on the last day of the calendar quarter in which the Closing Date falls, and thereafter each successive period of three (3) consecutive calendar months ending on March 31, June 30, September 30 or December 31.

“Calendar Year” means (a) for the first such Calendar Year, the period beginning on the Closing Date and ending on December 31 of the calendar year in which the Closing Date occurs, (b) for each calendar year of the Payment Term thereafter, each successive period beginning on January 1 and ending twelve (12) consecutive calendar months later on December 31, and (c) for the last year of the Payment Term, the period beginning on January 1 of the year in which this Agreement expires or terminates and ending on the effective date of expiration or termination of this Agreement.

“Call Option” has the meaning set forth in Section 3.1(d).

“CDA” means the Confidentiality Agreement, dated as of February 11, 2022, by and between Sagard Healthcare Royalty Partners, LP, a Cayman Islands exempted limited partnership, and the Company.

“CFC” has the meaning set forth in the Oaktree Credit Agreement.

“CFC Holding Company” has the meaning set forth in the Oaktree Credit Agreement.

“Change of Control” means the occurrence of any of the following events:

(a)any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding:  (1) any employee benefit plan of such person or its Subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan, and (2) the Investor and its Affiliates) is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of Equity Interests representing more than 50% of the aggregate ordinary voting power in the election of the Board of Directors of the Company represented by the issued and outstanding Equity Interests of the Company on a fully-

diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right) provided, however, that (x) a person shall not be deemed beneficial owner of, or to own beneficially, (A) any securities tendered pursuant to a tender or exchange offer made by or on behalf of such person or any of such person’s Affiliates until such tendered securities are accepted for purchase or exchange thereunder, or (B) any securities if such beneficial ownership (i) arises solely as a result of a revocable proxy delivered in response to a proxy or consent solicitation made pursuant to the applicable rules and regulations under the Exchange Act, and (ii) is not also then reportable on Schedule 13D (or any successor schedule) under the Exchange Act and (y) a transaction will not be deemed to involve a change of control under this clause (a) if (A) the Company becomes a direct or indirect wholly owned subsidiary of a holding company and (B)(i) the direct or indirect holders representing more than 50% of the aggregate voting Equity Interests of such holding company immediately following that transaction are the same as the holders representing more than 50% of the Company’s aggregate voting Equity Interests immediately prior to that transaction and each holder holds the same percentage of voting Equity Interests of such holding company as such holder held of the Company’s voting Equity Interests immediately prior to that transaction or (ii) the Company’s voting Equity Interests outstanding immediately prior to such transaction are converted into or exchanged for, a majority of the voting Equity Interests of such holding company immediately after giving effect to such transaction;
(b)the sale, transfer, assignment or other disposition of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, relating to an Included Product (including the IP Rights);
(c)any “change of control”, “fundamental change” or any comparable term shall occur under the Oaktree Credit Agreement or any Permitted Debt Facility Document; or
(d)the Company or any of its Subsidiaries grants or transfers a right to market, detail, promote or sell an Included Product to any Person in the United States (other than ordinary course contracts for marketing, promoting or selling Included Products entered into by the Company to further the Company’s business of marketing, detailing, promoting or selling Included Products, including entry into a contract sales force arrangement, but in each case only wherein the Company retains the right to, and does, book the full amount of all Net Sales of such Included Products in the United States).

“Claims” means (and includes) any claim, demand, complaint, grievance, action, application, suit, cause of action, order, charge, indictment, prosecution, judgement or other similar process, whether in respect of assessments or reassessments, debts, liabilities, expenses, costs, damages or losses, contingent or otherwise, whether liquidated or unliquidated, matured or unmatured, disputed or undisputed, contractual, legal or equitable, including loss of value, professional fees, including fees and disbursements of legal counsel, and all costs incurred in investigating or pursuing any of the foregoing or any proceeding relating to any of the foregoing.

“Closing” has the meaning set forth in Section 8.1.

“Closing Date” has the meaning set forth in Section 8.1.

“Collateral” shall have the meaning set forth in the Security Agreement.

“Commercialization” means any and all activities with respect to the distribution, marketing, detailing, promotion, selling and securing of reimbursement of Included Products in the United States after Marketing Authorization for an Included Product in the United States has been obtained, which shall include, as applicable, post-launch marketing, promoting, detailing, marketing research, distributing, customer service, selling the Included Product, importing, exporting or transporting the Included Product for sale, and regulatory compliance with respect to the foregoing.  When used as a verb, “Commercialize” means to engage in Commercialization.

“Commercially Reasonable and Diligent Efforts” means, with respect to the efforts to be expended with respect to any Included Product in the United States, such efforts and resources normally used by a company in the biotechnology industry of a size and with a product portfolio comparable, and with similar resources available, to the Company and its Affiliates, with the marketing, sale and product development and research plans similar to similarly situated companies in the biopharmaceutical industry, taken as a whole, which pharmaceutical product is at a similar stage in its product life and of similar market and profit potential as such Included Product, taking into account efficacy, safety, approved labeling, the competitiveness of alternative products, pricing/reimbursement for the pharmaceutical product, the intellectual property and regulatory protection of the pharmaceutical product, the regulatory structure and the profitability of the pharmaceutical product, all as measured in the United States by the facts and circumstances in existence at the time such efforts are due.

“Company” has the meaning set forth in the preamble.

“Company Indemnification Cap” has the meaning set forth in Section 10.6(a).

“Company Indemnification Obligations” has the meaning set forth in Section 10.1.

“Company Indemnified Party” has the meaning set forth in Section 10.2.

“Company Party” means any of the Company, the Guarantors and the Pledged Subsidiaries.

“Comparable Yield” has the meaning set forth in Section 6.21(a).

“Compliance Certificate” means a certificate substantially in the form of Exhibit E.

“Confidential Information” means any and all technical and non-technical non-public information provided by either Party to the other (including, without limitation, the reports provided pursuant to Section 3.4 and any notices or other information provided pursuant to Section 6.3), either directly or indirectly, and including any materials prepared on the basis of such information, whether in graphic, written, electronic or oral form, and marked or identified at the time of disclosure as confidential, or which by its context would reasonably be deemed to be confidential, including without limitation information relating to a Party’s technology, products and services, and any business, financial or customer information relating to a Party.  The existence and terms of this Agreement shall be deemed the Confidential Information of both Parties.  For clarity, this Agreement shall supersede the CDA and the CDA shall cease to be of any force and effect following the execution of this Agreement; provided, however, that all information falling within the definition of “Confidential Information” set forth in the CDA shall also be deemed Confidential Information disclosed pursuant to this Agreement, and the use and disclosure of such Confidential Information following the date of this Agreement shall be subject to the provisions of ARTICLE IX.

“Contract” means any contract, agreement, commitment, government bid, instrument, license, sublicense, subcontract, real or personal property lease or sublease, letters of intent, memorandum of understanding, offer letter, note, indenture, mortgage, bond, letter of credit, guarantee, purchase order, or other legally binding business arrangement, whether written or oral, together with any amendments, restatements, supplements or other modifications thereto.

“Contractual Obligation” means, as to any Person, any obligation arising under any Contract.

“Control” means, with respect to any Intellectual Property, that the applicable Person owns or has a license to such item or right and has the ability to grant to another party a license, sublicense, or rights of access and use under such item or right without violating the terms or conditions of any agreement or other arrangement between such Person and any Third Party in existence as of the time such party would be required hereunder to grant such license, sublicense, or rights of access and use.  “Controlling” and “Controlled” have meanings correlative thereto.

“Convertible Notes Redemption Date” has the meaning set forth in Section 3.2(b).

“Copyright License” means any agreement, whether written or oral, providing for the grant of any right to use any Work under any Copyright.

“Copyrights” means (a) all proprietary rights afforded Works pursuant to Title 17 of the United States Code, including, without limitation, all rights in mask works, copyrights and original designs, and all proprietary rights afforded such Works by other countries for the full term thereof (and including all rights accruing by virtue of bilateral or international treaties and conventions thereto), whether registered or unregistered, including, but not limited to, all applications for registration, renewals, extensions, reversions or restorations thereof now or hereafter provided for by Law and all rights to make applications for registrations and recordations, regardless of the medium of fixation or means of expression, which are owned by or licensed to the Company or any Subsidiary or with respect to which the Company or any Subsidiary is authorized or granted rights under or to; and (b) all copyright rights under the copyright Laws of the United States and all other countries for the full term thereof (and including all rights accruing by virtue of bilateral or international copyright treaties and conventions), whether registered or unregistered, including, but not limited to, all applications for registration, renewals, extensions, reversions or restorations of copyrights now or hereafter provided for by Law and all rights to make applications for copyright registrations and recordations, regardless of the medium of fixation or means of expression, which are owned by or licensed to the Company or any Subsidiary or with respect to which the Company or any Subsidiary is authorized or granted rights under or to.

“Cover” or “Covering” means, with reference to a Patent and a product, composition, article of manufacture, or method, that the manufacture, practice, use, offer for sale, sale or importation of the product, composition, article of manufacture, or method, would infringe a Valid Claim of such Patent in the country in which such activity occurs without a license thereto (or ownership thereof).

“Current Market” means, as of any date of determination, the Principal Market on which the shares of common stock of the Company are then listed, traded and quoted.

“CyDex License Agreement” means the License Agreement, dated March 31, 2017, between the CyDex Pharmaceuticals, Inc. (“CyDex”) and the Company.

“CyDex Supply Agreement” means the Supply Agreement, dated March 31, 2017, between CyDex and the Company.

“DEA” means the U.S. Drug Enforcement Administration or any successor agency or authority thereto.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, general equitable principles and principles of public policy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Deferred Acquisition Consideration” means any purchase price adjustments, royalty, earn-out, milestone payments, contingent or other deferred payment payments of a similar nature (including any non-compete payments and consulting payments) made in connection with any Permitted Acquisition or other acquisition or investment permitted under this Agreement.

“Designated Jurisdiction” means any country, territory or region to the extent that such country, territory or region is the subject of any Sanction.

“Development” means all activities related to research, development, creation and prosecution of Intellectual Property, pre-clinical and other non-clinical testing, test method development and stability testing, toxicology, formulation, process development, manufacturing scale-up, qualification and validation, quality assurance/quality control, clinical studies, including Manufacturing in support thereof, statistical analysis and report writing, the preparation and submission of Drug Applications, regulatory affairs with respect to the foregoing and all other activities, in each case necessary or reasonably useful or otherwise requested or required by a Regulatory Agency as a condition or in support of obtaining or maintaining a Regulatory Approval in the United States.  When used as a verb, “Develop” means to engage in Development.

“Disposition” or “Dispose” means the sale, transfer, assignment, conveyance, out-license or out-sublicense, lease, sublease (as lessor or sub-lessor) or other disposition (including any Sale and Leaseback Transaction) of any property included in the Collateral or the Product

Assets (or owned by any Subsidiary and relating to an Included Product), by any Company Party or any Subsidiary of the Company, whether real, personal, or mixed and whether tangible or intangible, whether now owned or hereafter acquired (including accounts receivable), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith, or forgiveness, release or compromise of any amount owed to any Company Party or Subsidiary, in each case, in one transaction or a series of transactions, but excluding the following (collectively, the “Permitted Transfers”): (a) the sale of inventory, including to end users (through wholesalers or other typical sales channels) or to distributors, in the ordinary course of business in an arm’s-length transaction, or the sale, transfer or other disposition of the inventory for patient assistance programs or compassionate use in the ordinary course of business, (b) dispositions (including by way of abandonment or cancellation) in the ordinary course of business in an arm’s-length transaction of any tangible property that is obsolete or worn out or no longer used or useful in the conduct of the Business of the Company or any of its Subsidiaries, (c) any sale, lease, license, transfer or other disposition of property (i) by one Company Party to another Company Party, (ii) by any Subsidiary that is not a Company Party of any or all of its property (upon voluntary liquidation or otherwise) to any Company Party or (iii) by any Subsidiary that is not a Company Party of any or all of its property (upon voluntary liquidation or otherwise) to any Subsidiary that is not a Company Party; provided, that, if the transferor of such property is a Company Party, the transferee thereof must be a Company Party, (d) dispositions in the ordinary course of business consisting of the abandonment of IP Rights (other than any Orange Book Patent owned by the Company) which, in the reasonable good faith determination of the Company, (x) are not material to the conduct of the Business of the Company or any of its Subsidiaries and (y) could not reasonably be expected to result in a Material Adverse Effect, or the abandoning of Patent applications or specific claims under such applications that the Company reasonably believes will not be allowed or granted, (e) licenses, sublicenses, leases or subleases (other than relating to the IP Rights (except pursuant to Permitted Licenses), in each case) granted to Third Parties in the ordinary course of business and not interfering with the Business of the Company or any of its Subsidiaries, (f) any Involuntary Disposition (other than, for the avoidance of doubt, of any IP Rights (except pursuant to Permitted Licenses)), (g) Permitted Licenses and the transfer of any non-U.S. Product Authorization (as defined in the Oaktree Credit Agreement) in connection a Permitted License under subpart (b) of the definition of “Permitted License” provided such Permitted License does not include a transfer of or license to any U.S. Product Authorization, (h) the sale, transfer, issuance or other disposition of a de minimis number of shares of the Equity Interests of a CFC (as defined in the Oaktree Credit Agreement) in order to qualify members of the governing body of such CFC if required by Applicable Law, (i) sales, transfers and other dispositions of unpaid and overdue accounts receivable in connection with the compromise, settlement or collection thereof in the ordinary course of business and not as part of a financing transaction, (j) the forgiveness, release or compromise of any amount owed to any Company Party or Subsidiary in the ordinary course of business, (k) the unwinding of any Hedging Agreement permitted by Section 7.5 hereof pursuant to its terms, (l) in connection with any transaction permitted under Section 7.5 hereof (but only if such transaction does not involve the transfer, disposition, pledge or license of any IP Rights (except pursuant to Permitted Licenses)), (m) so long as no Default or Event of Default has occurred and is continuing (or could reasonably be expected to occur after giving effect to such Disposition), other Dispositions (other than with respect to IP Rights (except pursuant to Permitted Licenses)) with a fair market value not in excess of $5,000,000 (or the Equivalent Amount in other currencies) in the aggregate in any fiscal year,

(n) other Dispositions (other than with respect the IP Rights (except pursuant to Permitted Licenses)) not in excess of $12,000,000 (or the Equivalent Amount in other currencies) in the aggregate in any fiscal year in which any Company Party or Subsidiary will receive cash proceeds in an amount equal to no less than seventy-five percent (75%) of the total consideration (fixed or contingent) paid or payable to such Company Party or Subsidiary, but only so long as, the net cash proceeds of such Disposition are used by the Company or such Subsidiary (x) to prepay any Permitted Secured Facility if the terms of such Permitted Secured Facility require such prepayment or (y) unless otherwise waived by the Investor in its sole discretion, for working capital purposes, capital expenditures, Investments, Permitted Acquisitions or expenses associated with Commercialization with respect to any Included Product, (o) [reserved], (p) dispositions of cash and Permitted Cash Equivalent Investments in the ordinary course of business or otherwise in transactions permitted hereunder, (q) to the extent constituting a Disposition, any Permitted Liens, and (r) the sale or transfer of the Revenue Strip Proceeds pursuant to a Revenue Interest Financing.  It is understood and agreed that, notwithstanding anything to the contrary set forth in this definition, in no event shall a “Permitted Transfer” include any license of any Included Product or the license, transfer or pledge of any IP Rights, in each case, other than Permitted Licenses and Permitted Liens.

“Disputes” has the meaning set forth in Section 4.10(k).

“Disqualified Equity Interests” means, with respect to any Person, any Equity Interest of such Person that, by its terms (or by the terms of any security or other Equity Interest into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (i) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable (other than solely for (x) Equity Interests that are not Disqualified Equity Interests and (y) cash in lieu of fractional shares), including pursuant to a sinking fund obligation or otherwise, (ii) is redeemable at the option of the holder thereof (other than solely for (x) Equity Interests that are not Disqualified Equity Interests and (y) cash in lieu of fractional shares), in whole or in part, (iii) provides for the scheduled payments of dividends or other distributions in cash (other than the payment of cash in lieu of redemption of fractional shares) or other securities that would constitute Disqualified Equity Interests, or (iv) is or becomes convertible into or exchangeable for (unless at the sole option of the issuer thereof) Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is 180 days after the later of (x) December 31, 2027 and (y) the “Maturity Date” or such similar term under the Permitted Debt Facility Documents in respect of the then-outstanding Permitted Secured Facility; provided, that, any Equity Interests that would not constitute Disqualified Equity Interests but for provisions thereof giving holders thereof (or the holders of any security into or for which such Equity Interests are convertible, exchangeable or exercisable) the right to require the issuer thereof to redeem or repurchase such Equity Interests upon the occurrence of a change in control occurring prior to the 180th day after the later of (x) December 31, 2027 and (y) the “Maturity Date” or such similar term under the Permitted Debt Facility Documents in respect of the then-outstanding Permitted Secured Facility shall not constitute Disqualified Equity Interests if such Equity Interests provide, to the satisfaction of the Investor in its sole discretion, that the issuer thereof will not redeem or repurchase any such Equity Interests pursuant to such provisions prior to the payment in full of all obligations (other than contingent indemnification obligations for which no claim has been asserted) under the Permitted Debt Facility Documents in respect of the then-outstanding Permitted Secured Facility; provided, further, that, if such Equity Interests are issued pursuant to a plan for the benefit of employees of the Company or any Subsidiary or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Equity Interests solely because such employee may deliver such Equity Interests to the Company and its Subsidiaries (or the Company or such Subsidiary withholds such Equity Interests) in satisfaction of any exercise price or tax withholding obligations with respect to such Equity Interests.

“Dollar” or the sign “$” means United States dollars.

“Domain Names” means all domain names and URLs that are registered and/or owned by or licensed to the Company or any Subsidiary or with respect to which the Company or any Subsidiary is authorized or granted rights under or to.

“Drug Application” means a New Drug Application, a Supplemental Application or an Abbreviated New Drug Application for any Included Product, as appropriate, in each case of the Company or any Subsidiary.

“EMA” means the European Medicines Agency or any successor agency or authority thereto.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member, membership or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.  Notwithstanding the foregoing, in no event shall any Indebtedness convertible or exchangeable into Equity Interests constitute “Equity Interests” hereunder.

“Equivalent Amount” means, with respect to an amount denominated in one currency, the amount in another currency that could be purchased by the amount in the first currency determined by reference to the Exchange Rate at the time of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974 as amended.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Company within the meaning of Section 414(b) or (c) of the Internal Revenue Code (and Sections 414(m) and (o) of the Internal Revenue Code for purposes of provisions relating to Section 412 of the Internal Revenue Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan, (b) the withdrawal of the Company or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA, (c) a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) by the Company or any ERISA Affiliate from a Multiemployer Plan, (d) the filing by the plan administrator of a notice of intent to terminate a Pension Plan or the treatment of a Pension Plan amendment as a termination under Sections 4041 of ERISA, (e) the institution by the PBGC of proceedings under Section 4042 of ERISA to terminate a Pension Plan, (f) the determination that any Multiemployer Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Section 432 of the Internal Revenue Code or Section 305 of ERISA or is insolvent, within the meaning of Section 4245 of ERISA, or has been terminated, within the meaning of Section 4041A of ERISA, (g) the determination that any Pension Plan is in at-risk status within the meaning of Section 303 of ERISA, or (h) the imposition of any liability pursuant to Sections 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA upon the Company or any ERISA Affiliate.

“Event of Default” means any of the events set forth in Section 11.1.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Rate” means, as of any date, the rate at which any currency may be exchanged into another currency, as set forth on the relevant Bloomberg screen at or about 11:00 a.m. (Eastern time) on such date. In the event that such rate does not appear on the Bloomberg screen, the “Exchange Rate” shall be determined by reference to such other publicly available service for displaying exchange rates as may be reasonably designated by the Investor.

“Excluded Liabilities and Obligations” has the meaning set forth in Section 2.3.

“Excluded Taxes” means (i) Taxes imposed on or measured by the Investor’s net income, however denominated, franchise (and similar) Taxes imposed in lieu of net income Taxes, and branch profits taxes (or any similar taxes), in each case, imposed by any jurisdiction as a result of the Investor being organized in or having its principal office in such jurisdiction, or as a result of any other present or former connection between the Investor and such jurisdiction other than any connections arising from executing, delivering, being a party to, engaging in any transactions pursuant to, performing its obligations under, receiving payments under, or enforcing this Agreement, (ii) Taxes attributable to the failure of the Investor to comply with Section 6.21(b), (iii) any U.S. federal withholding Taxes imposed on amounts payable to or for the account of the Investor pursuant to a law in effect on the date on which the Investor acquires the Revenue Interest, and (iv) any federal withholding Taxes imposed under FATCA.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to current Section 1471(b)(1) of the Internal Revenue Code (or any amended or successor version described above) and any fiscal or regulatory legislation, rules or official administrative guidance adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and that implement such Sections of the Internal Revenue Code.

“FCPA” has the meaning set forth in Section 4.23(b).

“FDA” means the U.S. Food and Drug Administration or any successor agency or authority thereto.

“FDCA” means the United States Federal Food, Drug and Cosmetic Act (21 U.S.C. § 301 et seq.), as amended.

“Financial Statements” means the Audited Financial Statements and the Interim Financial Statements.

“Fundamental Representations” means those representations and warranties of the Company set forth in Section 4.1 (Organization), Section 4.2 (No Conflicts), Section 4.3 (Authorization), Section 4.4 (Ownership), Section 4.8 (No Broker’s Fees), Section 4.10 (Intellectual Property Matters), Section 4.14 (Bankruptcy), Section 4.22 (Perfection of Security Interests), Section 4.23 (Sanctions Concerns; Anti-Corruption Laws; PATRIOT Act), and Section 4.25 (Compliance of Included Products).

“GAAP” means generally accepted accounting principles in effect as the standard financial accounting guidelines in the United States from time to time (consistently applied and on a basis consistent with the accounting policies, practices, procedures, valuation methods and principles used in preparing the Financial Statements), and any successor thereto; provided that if a transition in such generally accepted accounting principles would substantively change the recognition of revenue with respect to Net Revenues (defined as of the Closing Date) and its calculation as set forth in this Agreement, then the Parties shall mutually agree to amendments to this Agreement in order to cause the amount of Revenue Interests as determined after giving effect to such transition in generally accepted accounting principles to be substantially the same as the amount of Revenue Interests as determined under generally accepted accounting principles in effect as the standard financial accounting guidelines in the United States as of the Closing Date.

“Generic Product” means, with respect to an Included Product in the United States, any product, other than such Included Product, that is with respect to products sold in the U.S., approved through an Abbreviated New Drug Application, or an application submitted under Section 505(b)(2) of the FDCA (21 U.S.C § 355(b)(2)), that references any New Drug Application for such Included Product (or future functional equivalent) listed in the FDA Publication “Approved Drug Products with Therapeutic Equivalence Evaluations” (known as the Orange Book).

“Governmental Authority” means the government of the United States, any other nation or any political subdivision thereof, whether state, local or otherwise, and any agency, authority (including supranational authority), commission, instrumentality, regulatory body, court, central bank or other Person exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, including each Patent Office, the FDA, the DEA, the EMA, and any other government authority in any jurisdiction.

“Governmental Licenses” means all authorizations issuing from a Governmental Authority, including the FDA, DEA and EMA, based upon or as a result of applications to and requests for approval from a Governmental Authority for the right to manufacture, import, store, market, promote, advertise, offer for sale, sell, use and/or otherwise distribute an Included Product, which are owned by or licensed to the Company or any Subsidiary, acquired by the Company or any Subsidiary via assignment, purchase or otherwise or that the Company or any Subsidiary is authorized or granted rights under or to.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (ii) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (iv) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include (x) endorsements for collection or deposit and (y) guarantees of operating leases, in each case, in the ordinary course of business.

“Guarantors” means (a) each Subsidiary that owns any portion of the Collateral as of the Closing Date and (b) any other Subsidiary of the Company that executes and delivers a Joinder Agreement pursuant to Section 6.1.

“Guaranty” means a customary guaranty, substantially in the form of Exhibit G attached hereto, to be executed in favor of the Investor by each of the Guarantors, as amended or modified from time to time in accordance with the terms hereof.

“Hard Cap” means one hundred ninety percent (190%) of the Investment Amount.

“Hedging Agreement” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Included Product” means (a) each pharmaceutical product listed on Schedule 4.25(b), and (b) any pharmaceutical products that contain ganaxolone, in each case with any dosage form, dosing regimen, or strength, or any improvements related thereto.

“Included Product Patent Rights” means any Patent Rights relating to the Included Products, including the Owned Included Product Patent Rights and the Licensed Included Product Patent Rights.

“Included Product Payment Amount” means, for each Calendar Quarter, an amount equal to the Applicable Tiered Percentage multiplied by the Quarterly Net Revenues for such Calendar Quarter.  The Included Product Payment Amount for each Quarterly Payment Date shall be determined in a manner consistent with the example of such calculation set forth in Exhibit F.

“IND” means (i) (x) an investigational new drug application (as defined and provided for in FDA’s implementing regulations at 21 C.F.R. Part 312) that is required to be filed with the FDA before beginning clinical testing in human subjects, or any successor application or procedure and (y) any similar application or functional equivalent relating to any investigational new drug application applicable to or required by any non-U.S. Governmental Authority, and (ii) all supplements and amendments that may be filed with respect to the foregoing.

“Indebtedness” of any Person means, without duplication, (a) any obligation of such Person for borrowed money, (b) any obligation of such Person evidenced by a bond, debenture, note, loan agreement or other similar instrument, (c) all obligations of such Person upon which interest charges are customarily paid (excluding interest penalties for late payments under commercial contracts entered into in the ordinary course of business and, for the avoidance of doubt, which commercial contracts do not relate to obligations for borrowed money or purchase money indebtedness), (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) any obligation of such Person to pay the deferred purchase price of property or services (excluding (i) any royalty or other ongoing and recurring payments based exclusively on a percentage of sales under any license or other agreement, (ii) trade accounts payable incurred in the ordinary course of business and not overdue by more than forty-five (45) days or otherwise being disputed in good faith, and (iii) payroll liabilities and deferred compensation), (f) any obligation of such Person as lessee under a capital lease (under GAAP as in effect on the date hereof), (g) obligations under any Hedging Agreement, currency swaps, forwards, futures or derivative transactions, (h) any obligation of such Person, contingent or otherwise, to reimburse any other Person in respect of amounts paid under a letter of credit or other guaranty issued by such other Person, (i) any Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) a Lien on any asset owned or being purchased by such Person, whether or not such Indebtedness shall have been assumed by such Person or is limited in recourse, (j) any Indebtedness of others guaranteed by such Person, (k) any Disqualified Equity Interests (as defined in the Oaktree Credit Agreement) of such Person, (l) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (m) all milestone and similar payments of such Person under any license agreement or other agreement, including any purchase price adjustment, earnout, milestone payments, contingent payment or deferred payment of a similar nature (including any non-compete payments and consulting payments) incurred in connection with any such license agreement or other agreement (but excluding any royalty or other ongoing and recurring payments based exclusively on a percentage of sales under any such license or other agreement), and (n) all other obligations required to be classified as indebtedness of such Person under GAAP; provided that notwithstanding the foregoing, Indebtedness shall not include accrued expenses, deferred rent, deferred taxes, deferred compensation or customary obligations under employment agreements.  The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” means all Taxes imposed on or with respect to any payment made by or on account of any obligation of the Company under this Agreement, other than Excluded Taxes.

“Intellectual Property” means all intellectual property, including but not limited to all proprietary information, trade secrets, Know-How, utility models; confidential information; inventions (whether patentable or unpatentable and whether or not reduced to practice or claimed in a pending patent application) and improvements thereto, Patents, registered or unregistered Trademarks, trade names and service marks (including all goodwill associated therewith), registered and unregistered Copyrights and all applications thereof.

“Intercompany Subordination Agreement” means a subordination agreement executed and delivered by each Company Party and each of its Subsidiaries, pursuant to which all obligations in respect of any Indebtedness owing to any such Person by a Company Party shall be subordinated to the prior payment in full in cash of all Obligations, such agreement to be in form and substance reasonably satisfactory to the Investor.

“Intercreditor Agreement” means that certain Intercreditor Agreement by and between the Investor and Oaktree Fund Administration, LLC, and any other Permitted Debt Creditors under clause (a) of the definition of “Permitted Secured Facility” and acknowledged and agreed to by the Company, dated as of the Closing Date in substantially the form attached hereto as Exhibit B, as amended, amended and restated, supplement and otherwise modified from time to time in accordance with the terms thereof.

“Interim Financial Statements” means the unaudited consolidated balance sheets of the Company and its Subsidiaries for the three-month period ended June 30, 2022, and the related consolidated statements of income or operation, stockholders’ equity and cash flows for such period of the Company and its Subsidiaries, including the notes thereto.

“Internal Revenue Code” means the United States Internal Revenue Code of 1986, as amended.

“Investment” means, for any Person: (i) the acquisition (whether for cash, property, services or securities or otherwise) of any debt or Equity Interests, bonds, notes, debentures, partnership or other ownership interests or other securities of any other Person (including any “short sale” or any sale of any securities at a time when such securities are not owned by the Person entering into such sale); (ii) the making of any deposit with, or advance, loan, assumption of debt or other extension of credit to, or capital contribution in any other Person (including the purchase of property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such property to such Person), but excluding any such advance, loan or extension of credit having a term not exceeding ninety (90) days arising in connection with the sale of inventory or supplies by such Person in the ordinary course of business; or (iii) the entering into of any Guarantee of, or other contingent obligation with respect to, Indebtedness or other liability of any other Person and (without duplication) any amount committed to be advanced, lent or extended to such Person.  The amount of an Investment shall be the amount actually invested (which, in the case of any Investment constituting the contribution of an asset or property, shall be based on such Person’s good faith estimate of the fair market value of such asset or property at the time such Investment is made), less the amount of cash received or returned for such Investment, without adjustment for subsequent increases or decreases in the value of such Investment or write-ups, write-downs or write-offs with respect thereto; provided that in no event shall such amount be less than zero or increase any basket or amount pursuant to Section 7.5 above the fixed amount set forth therein. Notwithstanding anything to the contrary in the foregoing, the purchase of any Permitted Bond Hedge Transaction by the Company or any of its Subsidiaries and the performance of its obligations thereunder shall not be an Investment.

“Investment Amount” has the meaning set forth in Section 2.2(a).

“Investor” has the meaning set forth in the preamble.

“Investor Account” means such account as designated by the Investor to the Company in writing from time to time.

“Investor Indemnification Obligations” has the meaning set forth in Section 10.2.

“Investor Indemnified Party” has the meaning set forth in Section 10.1.

“Involuntary Disposition” means any Disposition resulting from the damage to or destruction of, or any condemnation of, any property of any Company Party or any of its Subsidiaries.

“IP Rights” means, collectively, all Confidential Information, all Know-How, all Copyrights, all Copyright Licenses, all Domain Names, all Drug Applications, all Governmental Licenses, all applications and requests for Governmental Licenses, all Patents, all License Agreements, all Patent Rights (including, for the avoidance of doubt, the Included Product Patent Rights) and all Patent Term Extensions (and applications for Patent Term Extension) with respect thereto, all Proprietary Databases, all Proprietary Software, all Trademarks, all Trademark Licenses, all Trade Secrets, all Websites, all Website Agreements, all Product Registrations, Regulatory Approvals, Marketing Authorizations, Regulatory Exclusivities, and Regulatory Documentation, in each case, which are owned or Controlled by, issued or licensed to, licensed by, or hereafter acquired or licensed by, the Company or any Subsidiary, in each such case, relating to the Development, Manufacture or Commercialization of any Included Products in any jurisdiction, including (but not limited to) the items listed on Schedule 4.10.

“IRS” means the United States Internal Revenue Service.

“Joinder Agreement” means a joinder agreement, in form and substance satisfactory to the Investor, executed and delivered by each Subsidiary in accordance with the provisions of Section 6.1.

“Joint Venture” means a joint venture, partnership or other similar arrangement, in corporate, partnership or similar legal form with a Person other than Company or its Subsidiaries.

“Know-How” means all non-public information, results and data of any type whatsoever, in any tangible or intangible form (and whether or not patentable), including databases, practices, methods, techniques, specifications, formulations, formulae, knowledge, skill, experience, data and results (including pharmacological, medicinal chemistry, biological, chemical, biochemical, toxicological and clinical study data and results), analytical and quality control data, stability data, studies and procedures, and manufacturing process and development information, results and data.

“Knowledge” means, with respect to the Company, (a) for purposes of Article IV, the actual knowledge, after due inquiry, as of the date of this Agreement, of any of the officers of the Company identified on Schedule 1.1-1, and (b) for all other purposes of this Agreement, the actual knowledge, after due inquiry, as of a specified time, of any of the officers of the Company identified on Schedule 1.1-1 or any successor to any such officer holding the same or substantially similar officer position at such time.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case, whether or not, having the force of law.

“Legal Maturity Date” means December 31, 2032.

“License Agreement” has the meaning set forth in Section 4.11, including (i) each agreement identified on Schedule 1.1-3 as of the Closing Date, (ii) any New License Agreements which may be added to Schedule 1.1-3, and (iii) each Permitted License.

“Licensed Included Product Patent Rights” means all Included Product Patent Rights licensed or sublicensed to the Company or any of its Subsidiaries.

“Licensee” means, with respect to any Included Product, any counterparty to a License Agreement.

“Lien” means (a) any mortgage, lien, license, pledge, hypothecation, charge, security interest, or other encumbrance of any kind or character whatsoever, whether or not filed, recorded or otherwise perfected under Applicable Law, or any lease, title retention agreement, mortgage, restriction, easement, right-of-way, option or adverse claim (of ownership or possession) (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any other encumbrance on title to real property, any option or other agreement to sell, or give a security interest in, such asset and any filing of or agreement to give any financing statement under the UCC (or equivalent statutes of any jurisdiction)) or any preferential arrangement that has the practical effect of creating a security interest and (b) in the case of Equity Interests, any purchase option, call or similar right of a third party with respect to such Equity Interests.

“Loss” means any loss, assessment, award, cause of action, claim, charge, tax, cost, expense, fine, judgment, liability, obligation or penalty, contingent or otherwise, whether liquidated or unliquidated, matured or unmatured, disputed or undisputed, contractual, legal or equitable, including loss of value, professional fees, including fees and disbursements of legal counsel on a full indemnity basis, and all costs incurred in investigating or pursuing any Claim or any proceeding relating to any Claim.

“Manufacture” and “Manufacturing” means all activities related to the production, manufacture, processing, filling, finishing, packaging, labeling, shipping, and holding of any Included Product, or any intermediate thereof, including process development, process qualification and validation, scale-up, pre-clinical, clinical and commercial manufacture and analytic development, product characterization, stability testing, quality assurance, and quality control.

“Market Capitalization” means, as of any date of determination, the product of (a) the number of issued and outstanding shares of common stock of the Company as of such date (exclusive of any shares issuable upon the exercise of options or warrants or conversion of any convertible securities), multiplied by (b) the volume weighted average price per share for the Company’s shares of common stock for the ten (10) immediately preceding Trading Days on the Current Market, subject to appropriate adjustment for any stock dividend, stock split, stock combination, reclassification or other similar transaction during the applicable calculation period.

“Marketing Authorization” means, with respect to an Included Product, the Regulatory Approval required by Applicable Law to sell such Included Product in a country or region, including, to the extent required by Applicable Law for the sale of such Included Product, all pricing approvals and government reimbursement approvals.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the business, operations, assets, properties, liabilities or financial condition of the Company and its Subsidiaries taken as a whole, provided, a “going concern” qualification in any financial statement shall not, in itself, be deemed a “Material Adverse Effect”, (b) a material impairment of the rights and remedies of the Investor under any Transaction Document to which it is a party or a material impairment in the perfection or priority of the Investor’s security interests in the Collateral, (c) an impairment of the ability of the Company to perform its obligations under the Transaction Documents that could reasonably be expected to have a material adverse effect on the business, assets, properties, liabilities or financial condition of the Company and its Subsidiaries taken as a whole, (d) a material adverse effect upon the legality, validity, binding effect or enforceability against the Company of any Transaction Document; (e) a material adverse effect on the Included Products in the United States (taken as a whole), the IP Rights in the United States (taken as a whole) or the ability of the Company to Develop, Commercialize or Manufacture any Included Product in the United States (taken as a whole); provided that the failure to obtain

Regulatory Approval of any Included Product (including for any additional indications) shall not, in itself, be deemed a “Material Adverse Effect” or (f) an adverse effect on the timing, amount or duration of payments due in respect of Net Revenues in accordance with the Transaction Documents or the right of the Investor to receive payments due in respect of Net Revenues.

“Material Contract Counterparty” means a counterparty to any Material Contract.

“Material Contracts” means any Contract required to be disclosed (including amendments thereto) under regulations promulgated under the Securities Act of 1933 or Securities Exchange Act of 1934, as may be amended, solely to the extent that the absence or termination of such Contract could reasonably be expected to result in a Material Adverse Effect or in a material adverse effect on any Product Commercialization and Development with respect to ganaxolone. For the avoidance of doubt, (a) employment and management contracts shall not be Material Agreements and (b) each of (i) the CyDex License Agreement and the CyDex Supply Agreement, (ii) the Ovid License Agreement and (iii) the Purdue License Agreement shall be a Material Contract.

“Maturity Date” has the meaning ascribed to such term in the Oaktree Credit Agreement.

“Minimum Liquidity Amount” means (i) during any period while any Indebtedness under the Oaktree Credit Agreement is outstanding, $15,000,000 and (ii) at all other times, $10,000,000.

“Minimum Multiple” means the multiple of the then-current Investment Amount as set forth in Column A of the chart in Section 3.1(b).

“Minimum Return Date” means the date on which the Investor has received aggregate payments on account of the Revenue Interest equal to 100% of the Investment Amount.

“Multiemployer Plan” means any “employee benefit plan” (as defined in Section 3(3) of ERISA) that is a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA, to which the Company or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding 5 plan years, has made or been obligated to make contributions.

“Net Revenues” means the Net Sales and Other Product Payments recognized as revenue by the Company and its Subsidiaries and Affiliates, in accordance with GAAP.

“Net Sales” means, with respect to each Included Product, for any period of determination, the sum of: (1) “net revenue” with respect to the sale by the Company and any of its Subsidiaries of Included Products in the United States, as reported in the Company’s (or its successor’s) periodic reports filed with the SEC on Form 10-Q and Form 10-K (as applicable); and (2) for any sales of any Included Product by the Company or any of its Subsidiaries in the United States that are not reported in the Company’s (or its successor’s) periodic reports filed with the SEC on Form 10-Q and Form 10-K (as applicable) under the preceding clause (1) as “net revenue”, then “net sales” of such Included Product shall be calculated in such case as the difference between (notwithstanding anything to the contrary and for the avoidance of doubt, no “net sales” calculated in the preceding clause (a) shall be included in “net sales” calculation pursuant to clause (2)):

(a)the gross amount billed, invoiced or otherwise recognized as revenue in accordance with GAAP in respect of sales or other dispositions by the Company and any of its Subsidiaries (or any permitted assignee or transferee of this Agreement) of such Included Product in the United States, minus
(b)the following deductions to the extent included in the gross amount billed or invoiced or otherwise recognized as revenue in accordance with GAAP in respect of such sales or other dispositions by the Company or any of its Subsidiaries of any Included Product in the United States:
(i)rebates, credits or allowances actually granted for damaged or defective products, returns or rejections of Included Products or recalls, or for retroactive price reductions and billing errors;
(ii)normal and customary trade, cash, quantity and other customary discounts, allowances and credits (including chargebacks) given to Third Parties in the ordinary course of business;
(iii)excise taxes, sales taxes, duties, VAT taxes and other taxes to the extent imposed upon and paid with respect to the sales price, and a pro rata portion of pharmaceutical excise taxes imposed on sales of pharmaceutical products as a whole and not specific to Included Products (such as those imposed by the U.S. Patient Protection and Affordable Care Act of 2010, Pub. L. No. 111-148, as amended) (and excluding in each case national or local taxes based on income);
(iv)any invoiced amounts in respect of sales of Included Products that are not collected by the Company or any of its Subsidiaries, including bad debts; provided, that, commencing with the Calendar Quarter immediately following the date that is the one year anniversary of the date of the first commercial sale of the first Included Product to obtain Regulatory Approval in the United States, and for each Calendar Quarter thereafter, the aggregate amount of such deductions for the trailing twelve (12) months (ended the last day of such Calendar Quarter) shall not exceed fifteen percent (15%) of the trailing twelve (12) months (ended the last day of such Calendar Quarter) of the gross amount invoiced in respect of such Included Products;
(v)freight, postage, shipping and shipping insurance expense and other transportation charges directly related to the distribution of the Included Product;
(vi)rebates made with respect to sales paid for by any Governmental Authority, their agencies and purchasers and reimbursers, managed health care organizations, or to trade customers; and
(vii)the portion of administrative fees paid during the relevant time period to group purchasing organizations or pharmaceutical benefit managers relating to the Included Product.

In the case of any sale or other disposal for value, such as barter or counter-trade, of an Included Product, or part thereof, other than in an arm’s length transaction exclusively for cash, Net Sales shall be calculated as above on the value of the non-cash consideration received or the fair market price (if higher) of such Included Product in the United States, as determined in accordance with GAAP.  Net Sales shall not include transfers or dispositions for charitable, promotional, patient assistance programs, bridging programs, pre-clinical, clinical, regulatory, or governmental research purposes; provided that, commencing with the Calendar Quarter immediately following the date that is the one year anniversary of the date of the first commercial sale of the first Included Product to obtain Regulatory Approval in the United States, and for each Calendar Quarter thereafter, any transfers or dispositions for charitable, promotional, patient assistance programs, or bridging programs (“Charitable Disposals”) for such Calendar Quarter that (when combined with all other Charitable Disposals in the trailing twelve (12) months (ended the last day of such Calendar Quarter)) exceed twenty percent (20%) of the volume per unit of the Included Products (excluding units constituting Charitable Disposals) sold for the immediate preceding twelve (12) month period shall be deemed to have been sold (solely for purposes of calculating royalties due hereunder) and included as Net Sales at an average Net Sales dollar amount per unit (excluding units constituting Charitable Disposals) of the prior twelve (12) months.  If, solely with respect to any product the Company is not planning on Developing as of the Closing Date (other than any Included Product), the Company or its Affiliate separately sells (A) a product containing ganaxolone as its sole active ingredient (other than any Included Product listed on Schedule 4.25(b)) (the “Mono Product”) and (B) products containing ganaxolone (other than any Included Product listed on Schedule 4.25(b)) and one or more other active ingredients (other than ganaxolone or a prodrug thereof) (a “Combination Product”), the Net Sales attributable to such Combination Product shall be calculated by multiplying actual Net Sales of such Combination Product by the fraction A/(A+B) where: “A” is the Company’s (or its Affiliate’s, as applicable) average Net Sales price during the period to which the Net Sales calculation applies for the Mono Product and “B” is the Company’s (or its Affiliate’s, as applicable) average Net Sales price during the period to which the Net Sales calculation applies, for products that contain as their sole active ingredients the other active ingredients in such Combination Product.

“New Drug Application” has the meaning set forth in the FDCA at 21 U.S.C. § 355(b) and its implementing regulations at 21 C.F.R. § 314.3, as amended.

“New License Agreement” means any partnership agreement, license agreement or similar agreement entered into by the Company, pursuant to which the Company or an Affiliate of the Company has granted an license or sublicense to any Third Party to Develop, have Developed, Manufacture, have Manufactured, seek Regulatory Approval for, distribute, use, have used, import, sell, offer to sell, have sold or otherwise Commercialize an Included Product (other than ordinary course contracts for marketing, promoting or selling Included Products entered into by the Company to further the Company’s business of marketing, detailing, promoting or selling Included Products, including entry into a contract sales force arrangement, in each case wherein the Company retains the right to, and does, book the full amount of Net Sales of such Included Products in the United States).

“Oaktree Credit Agreement” means that certain Credit Agreement and Guaranty by and among the Company, as the borrower, certain Subsidiaries of the Company that may be required to provide guarantees from time to time thereunder, the lenders from time to time party thereto (the “Lenders”), and Oaktree Fund Administration, LLC, as administrative agent for the lenders (“Oaktree”), dated May 11, 2021, as amended by that certain Letter Agreement by and among the Company, the Lenders, and Oaktree, dated May 17, 2021, that certain Letter Agreement by and among the Company, the Lenders, and Oaktree, dated May 23, 2022 and that certain Letter Agreement by and among the Company, the Lenders, and Oaktree, dated as of the date hereof (the “Oaktree Consent”), and as the same may be amended, restated, amended and restated, supplemented, increased or otherwise modified from time to time in accordance herewith.

“Oaktree Date” means the date on which the repayment of any and all Indebtedness in full, including any interest payments or other payments due, under the Oaktree Credit Agreement and the termination of all commitments under the Oaktree Credit Agreement to extend any further credit occurs.

“Oaktree Security Documents” means the “Security Documents” as defined in the Oaktree Credit Agreement.

“Obligations” means all amounts, liabilities, obligations, covenants and duties of every type and description owing by the Company Parties to Investor and any other indemnitee hereunder, arising out of, under, or in connection with this Agreement or any other Transaction Document, whether direct or indirect (regardless of whether acquired by assignment), absolute or contingent, due or to become due, whether liquidated or not, now existing or hereafter arising and however acquired, and whether or not evidenced by any instrument or for the payment of money, including, without duplication (a) the payment of the Revenue Interests (including any Underperformance Payment) up to the Hard Cap, (b) the payment of the Put/Call Payment, (c) all interest, whether or not accruing after the filing of any petition in bankruptcy or after the commencement of any insolvency, reorganization or similar proceeding, and whether or not a claim for post- filing or post-petition interest is allowed in any such proceeding, and (d) all other fees, charges and expenses (including fees, charges and disbursement of counsel), interest, costs, indemnities and reimbursement of amounts paid and other sums chargeable to such Company Party under any Transaction Document.

“ODD” means Orphan Drug Designation.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Orange Book” means the FDA publication “Approved Drug Products with Therapeutic Equivalence Evaluations,” which identifies drug products approved by the FDA under the FDCA as well as patent and exclusivity information related to approved drug products, as may be amended from time to time.

“Orange Book Patents” means the Patents listed in the Orange Book relating to any Included Product.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction), (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement, and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Orphan Drug Act” means the Orphan Drug Act amendments to the FDCA and all implementing regulations codified at 21 C.F.R. Part 316, as may be amended from time to time.

“Other Intercreditor Agreement” means an intercreditor agreement, among the Investor, the Company and the Permitted Debt Creditors under clause (b) of the definition of “Permitted Secured Facility”, agreed to by the Investor in its sole discretion, as amended, amended and restated, supplemented and otherwise modified from time to time in accordance with the terms thereof.

“Other Product Payments” means, with respect to an Included Product in the United States, without duplication, (a) any partnership distributions, royalty payments, product supply payments (to the extent in excess of fully allocated costs of such supply of Included Product), upfront payments, earn-out payments, grant payments, milestone payments or any other payments or proceeds paid or payable to the Company or its Affiliates under or in respect of any License Agreement (other than:  (i) payments for payment or reimbursement of expenses, including patent prosecution, defense, enforcement or maintenance expenses in respect of any intellectual property or IP Rights; (ii) the fair market value of payments received by Company for any debt and/or equity securities or instruments issued by Company, or payments for an acquisition of all or substantially all of its assets related to Included Products that include the assignment of this Agreement; (iii) funds received as a reimbursement of expenses for bona fide research and development of Included Products (including payments for FTEs, clinical development and manufacturing expenses); and (iv) currently unrecognized revenue from any cash payments received on or before the Closing Date under lease agreements in effect as of the Closing Date), and (b) any damages awards, settlement amounts, product payments, ongoing royalties or other amounts paid or payable to the Company or any of its Affiliates relating to or resulting from the infringement, misappropriation or other violation by a Third Party of any IP Rights relating to such Included Product, in each case (a) and (b) above, as such payments relate, in whole or in part, to the Development (for purposes of obtaining Regulatory Approvals in the United States), Manufacture (for purposes of sales of Included Product in the United States), and/or Commercialization of Included Products in geographical areas inside of the United States.

“Owned Included Product Patent Rights” means the Included Product Patent Rights which are owned by the Company or its Subsidiaries.

“Ovid License Agreement” means the Exclusive Patent License Agreement, dated March 1, 2022, between Ovid Therapeutics Inc. (“Ovid”) and the Company.

“Paragraph IV Certification” means any certification filed pursuant to 21 U.S.C. § 355(b)(2)(A)(iv), 21 U.S.C. § 355(j)(2)(A)(vii)(IV), or any comparable Applicable Law (or any amendment or successor statute thereto) relating to any Included Product in any country or regulatory jurisdiction.

“Patent Office” means the applicable patent office, including the United States Patent and Trademark Office and any comparable foreign patent office, for any Patents.

“Patent Rights” means, collectively, with respect to a Person, all Patents issued or assigned to, and all Patent applications and registrations made by, such Person (whether established or registered or recorded in the United States or any other jurisdiction), together with any and all (i) rights and privileges arising under Applicable Law with respect to such Person’s use of any Patents, (ii) inventions and improvements described and claimed therein, (iii) reissues, divisions, continuations, renewals, extensions and continuations-in-part thereof and amendments thereto (including any Patent Term Extensions or supplemental protection certificates), (iv) income, fees, royalties, damages, claims and payments now or hereafter due and/or payable thereunder and with respect thereto including damages and payments for past, present or future infringements thereof, and (v) rights to sue for past, present or future infringements thereof, in each such case, related to the Included Products and which are owned or controlled by, issued or licensed to, licensed by, or hereafter acquired or licensed by, the Company or any Affiliate.

“Patent Term Extension” means patent term extension applied for, or granted by the U.S. Patent and Trademark Office, pursuant to 35 U.S.C. § 156 or any similar Applicable Law in other jurisdictions.

“Patents” means all letters patent and patent applications in the United States (and all letters patent that issue therefrom or from an application claiming priority therefrom) and all patent term extensions, reissues, reexaminations, extensions, renewals, divisions and continuations (including continuations-in-part and continuing prosecution applications) thereof, for the full term thereof, together with the right to claim the priority thereto and the right to sue for past infringement of any of the foregoing.

“Payment Term” means the time period commencing on the Closing Date and expiring on the date upon which the Investor has received in full (i) cash payments in respect of the Revenue Interests totaling, in the aggregate, the Hard Cap and (ii) any other Obligations payable by the Company under this Agreement and the other Transaction Documents.

“PBGC” means the United States Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Pension Plan” means any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is maintained or is contributed to by the Company and any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to minimum funding standards under Section 412 of the Internal Revenue Code.

“Permits” means licenses, Governmental Licenses, certificates, accreditations, Regulatory Approvals, other authorizations, registrations, permits, consents, clearances and approvals required in connection with the conduct of the Company’s or any Subsidiary’s Business or to comply with any Applicable Laws, and those issued by state governments for the conduct of the Company’s or any Subsidiary’s Business.

“Permitted Acquisition” means any Acquisition by the Company or any of its Subsidiaries, whether by purchase, merger or otherwise; provided that:

(a)immediately prior to, and immediately after giving effect thereto, no Default or Event of Default shall have occurred and be continuing or could reasonably be expected to result therefrom;
(b)such Acquisition shall comply in all material respects with all Applicable Laws and all applicable consents, approvals, licenses, orders, authorizations or declarations from, notice to, actions or registrations by or filings with any Governmental Authority;
(c)in the case of any Acquisition of Equity Interests of another Person, after giving effect to such Acquisition, all Equity Interests of such other Person acquired by the Company or any of its Subsidiaries shall be owned, directly or indirectly, beneficially and of record, by the Company or any of its Subsidiaries, and, the Company shall cause such acquired Person to satisfy each of the actions set forth in Section 6.1 as and when required by such Section.
(d)to the extent that all or any portion of the purchase price for any such Acquisition is paid in Equity Interests, all such Equity Interests shall be Equity Interests that are not Disqualified Equity Interests;
(e)in the case of any such Acquisition that has a cash purchase price (including reasonable estimates of any Deferred Acquisition Consideration, but excluding any portion of the consideration of such Acquisition payable in Equity Interests of the Company or with the net cash proceeds of any offering of Equity Interests of the Company) in excess of $50,000,000, the Investor shall have consented in writing to such Acquisition in its sole discretion; provided that from and after the occurrence of the Oaktree Date, the Investor’s consent shall not be required if the Market Capitalization exceeds $750,000,000 on the date on which the definitive agreement for such Acquisition is entered into; and
(f)no Company Party nor any of its Subsidiaries (including any acquired Person) shall, in connection with any such Acquisition, assume or remain liable with respect to (x) any Indebtedness of the related Company or the business, Person or assets acquired, except to the extent permitted pursuant to clause (r) of the definition of “Permitted Debt”, (y) any Lien on any business, Person or assets acquired, except to the extent permitted pursuant to Section 7.1, (z) any other liabilities (including Tax, ERISA and environmental liabilities), except to the extent the assumption of such liability could not reasonably be expected to result in a Material Adverse Effect. Any other such Indebtedness, liabilities or Liens not permitted to be assumed, continued or otherwise supported by any Company Party or Subsidiary thereof hereunder shall be paid in full or released within sixty (60) days of the acquisition date (or such longer period of time as agreed by the Investor in its sole discretion) as to the business, Persons or properties being so acquired on or before the consummation of such Acquisition.

“Permitted Bond Hedge Transaction” means any call or capped call option (or substantively equivalent derivative transaction) relating to the Company’s common stock (or other securities or property following a merger event, reclassification or other similar fundamental change of the Company, or adjustment with respect to the common stock of the Company) that is (A) purchased or otherwise entered into by the Company in connection with the issuance of any Permitted Convertible Notes, (B) settled in common stock of the Company (or such other securities or property), cash or a combination thereof (such amount of cash determined by reference to the price of the Company’s common stock or such other securities or property), and cash in lieu of fractional shares of common stock of the Company and (C) on terms and conditions customary for bond hedge transactions in respect of transactions related to public market convertible indebtedness (pursuant to a public offering or an offering under Rule 144A or Regulation S of the Securities Act) as reasonably determined by the Company; provided, that, the purchase price for such Permitted Bond Hedge Transaction, less the proceeds received by the Company from the sale of any related Permitted Warrant Transaction (or in the case of capped calls, where such proceeds are not received but are reflected in a reduction of the premium), does not result in the incurrence of additional Indebtedness by the Company (other than Indebtedness from the issuance of Permitted Convertible Notes in connection with such Permitted Bond Hedge Transaction).

“Permitted Cash Equivalent Investments” means (i) marketable direct obligations issued or unconditionally guaranteed by the United States or any member states of the European Union or any agency or any state thereof having maturities of not more than two (2) years from the date of acquisition, (ii) commercial paper maturing no more than three hundred sixty-five (365) days after the date of acquisition thereof and having the highest rating from either Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc., (iii) certificates of deposit maturing no more than two (2) years after issue that are issued by any bank organized under the Laws of the United States, or any state thereof, or the District of Columbia, or any U.S. branch of a foreign bank having, at the date of acquisition thereof, combined capital and surplus of not less than $500,000,000, (iv) any money market or similar funds that exclusively hold any of the foregoing, and (v) other short term liquid investments approved in writing by the Investor in its sole discretion.

“Permitted Convertible Notes” means unsecured Indebtedness of the Company having a feature which entitles the holder thereof to convert or exchange all or a portion of such Indebtedness into Equity Interests of the Company; provided that: (i) such Indebtedness shall not be guaranteed by any Subsidiary of the Company that is a Guarantor or a Pledged Subsidiary, (ii) such Indebtedness shall be subject to the final paragraph of Section 3.1(b) hereof, (iii) Permitted Convertible Notes shall not include any financial maintenance covenants and shall only include covenants, defaults and conversion rights that are customary for public market convertible indebtedness (pursuant to a public offering or an offering under Rule 144A or Regulation S of the Securities Act) as of the date of issuance, as determined by the Company in its good faith judgment, (iv) no Default or Event of Default shall have occurred and be continuing at the time of incurrence of such Indebtedness or would result therefrom, (v) such Indebtedness shall not have an all-in-yield (excluding any arrangement, amendment, syndication, commitment, underwriting, structuring, ticking or other similar fees payable in connection therewith that are not generally shared with all of the holders of such Indebtedness) greater than the applicable amount set forth on Schedule 4 as determined in good faith by the Investor (with any original issue discount equated to interest based on the convertible debt maturity date and excluding any additional or special interest that may become payable from time to time) and (vi) the Company shall have delivered to the Investor a certificate of a Responsible Officer of the Company certifying as to the foregoing clauses (i) through (iv).

“Permitted Debt” means any of the following Indebtedness of the Company and its Subsidiaries (which, for purposes of determining whether such Indebtedness exceeds any maximum amount provided in the applicable clause below, shall be calculated on a consolidated basis with respect to the Company and its Subsidiaries):

(a)the Indebtedness of the Company and its Subsidiaries in respect of any Permitted Secured Facility pursuant to clause (a) of the definition of “Permitted Secured Facility”;
(b)the Indebtedness of the Company and its Subsidiaries in respect of any Permitted Secured Facility pursuant to clause (b) of the definition of “Permitted Secured Facility”;
(c)the Indebtedness of the Company and its Subsidiaries in respect of any Permitted Unsecured Facility; provided, that the aggregate principal amount of Indebtedness incurred pursuant to this clause (c) shall not exceed $250,000,000 at any time outstanding;
(d)Indebtedness under the Transaction Documents;
(e)accounts payable to trade creditors for goods and services and current operating liabilities (not the result of the borrowing of money) incurred in the ordinary course of business in accordance with customary terms and paid within the specified time, unless contested in good faith by appropriate proceedings and reserved for in accordance with GAAP;
(f)Guarantees of the Company and its Subsidiaries in respect of Indebtedness and other obligations of the Company and any Subsidiary otherwise expressly permitted hereunder;
(g)Indebtedness incurred by the Company or its Subsidiaries consisting of the financing of the payment of insurance premiums in the ordinary course of business;
(h)Indebtedness of a Company Party owing to any other Company Party or of a Pledged Subsidiary owing to any other Pledged Subsidiary, in each case, subject to a Intercompany Subordination Agreement;
(i)Indebtedness in respect of (i) performance bonds, bid bonds, appeal bonds, surety bonds and completion guarantees and other similar obligations arising in the ordinary course of business and (ii) customary indemnification obligations to purchasers in connection with Dispositions permitted by Section 7.3;
(j)Indebtedness arising from Treasury Management Arrangements;
(k)Indebtedness of any Subsidiary that is not a Company Party owing to any other Subsidiary that is not a Company Party;
(l)Indebtedness of any Company Party owing to any Subsidiary that is not a Company Party, subject to an Intercompany Subordination Agreement;
(m)purchase price adjustments, indemnity payments and other Deferred Acquisition Consideration in connection with any Permitted Acquisition, in each case that are permitted pursuant to the definition of “Permitted Acquisition”;

(n)Ordinary course equipment and software financing and leasing (including capital leases and purchase money Indebtedness); provided that (i) if secured, the collateral therefor consists solely of the assets being financed, the products and proceeds thereof and books and records related thereto, and (ii) the aggregate outstanding principal amount of such Indebtedness does not exceed $10,000,000 (or the Equivalent Amount in other currencies) at any time;
(o)Indebtedness in respect of (i) Permitted Hedging Agreements and (ii) Permitted Bond Hedge Transactions, in the case of (ii) not exceeding, net of the proceeds of any Permitted Warrant Transactions entered in connection therewith, 15% of the proceeds obtained in the related Permitted Convertible Notes issuance;
(p)Permitted Refinancings of any items of Permitted Debt in clauses (a) through (o) above and clauses (q) through (w) below;
(q)[reserved];
(r)Indebtedness assumed pursuant to any Permitted Acquisition; provided that (i) no such Indebtedness (individually) shall exceed 15% of the total purchase price paid in connection with such Permitted Acquisition, (ii) the aggregate outstanding principal amount of Indebtedness permitted pursuant to this clause (r) shall not exceed $10,000,000 (or the Equivalent Amount in other currencies) at any time outstanding and (iii) no such Indebtedness was created or incurred in connection with, or in contemplation of, such Permitted Acquisition;
(s)Indebtedness in respect of letters of credit, bank guarantees, bankers’ acceptances or similar instruments issued or created, or related to obligations or liabilities incurred, in the ordinary course of business, including in respect of workers compensation claims, health, disability or other employee benefits or property, leases, commercial contracts, Indebtedness permitted pursuant to clause (i) of this definition of “Permitted Debt”, casualty or liability insurance or self-insurance or other reimbursement-type obligations regarding workers compensation claims;
(t)Indebtedness (other than in respect of the Oaktree Credit Agreement) existing on the date hereof and set forth on Schedule 7.2; provided that, if such Indebtedness is intercompany Indebtedness, such Indebtedness shall be subject to an Intercompany Subordination Agreement;
(u)Indebtedness consisting of guarantees resulting from the endorsement of negotiable instruments for collection in the ordinary course of business;
(v)other Indebtedness in an aggregate outstanding principal amount not to exceed $10,000,000 (or the Equivalent Amount in other currencies);
(w)[reserved]; and
(x)Indebtedness pursuant to any Revenue Interest Financing.

“Permitted Debt Creditors” means the lenders or noteholders, and any administrative agent, trustee, collateral agent, security agent, representative or similar agent under any Permitted Debt Facility.

“Permitted Debt Facility” means the Permitted Secured Facility and the Permitted Unsecured Facility.

“Permitted Debt Facility Documents” means the documents relating to a Permitted Debt Facility.

“Permitted Hedging Agreement” means a Hedging Agreement entered into by any Company Party in the ordinary course of business for the purpose of hedging currency risks or interest rate risks (and not for speculative purposes) and (x) with respect to hedging currency risks, in an aggregate notional amount for all such Hedging Agreements not in excess of $5,000,000 (or the Equivalent Amount in other currencies) and (y) with respect to hedging interest rate risks, in an aggregate notional amount for all such Hedging Agreements not more than 100% of the aggregate principal amount of loans outstanding at such time under any Permitted Secured Facility.

“Permitted Licensee” means a Third Party counterparty to a Permitted License.

“Permitted Licenses” means, collectively,

(a)the CyDex License Agreement, the BARDA Agreement, the CyDex Supply Agreement, the Ovid License Agreement, the Purdue License Agreement, and each license agreement listed on Schedule 1.1-3;
(b)any license agreement for the Development, Manufacture or Commercialization of the Included Products exclusively outside the United States; provided that:
(i)no Default or Event of Default has occurred or is continuing at the time of entry into such license,
(ii)the license constitutes an arms-length transaction, the terms of which, on their face, do not provide for a sale or assignment from the Company or its Affiliates to a Third Party of any IP Rights that, at the time of execution of such license, comprises a portion of the Collateral, and do not restrict the ability of the Company or any of its Subsidiaries, as applicable, to pledge, grant a Lien on or assign, collaterally assign or otherwise transfer such IP Rights (in each case other than customary non-assignment provisions that restrict the assignability of the license but do not otherwise restrict the ability of the Company or any Subsidiary (as applicable) to pledge, grant a Lien on or assign (or collaterally assign) any such IP Rights or such license agreement), and
(iii)in the case of any exclusive license to Commercialize an Included Product outside the United States, (A) the Company delivers to the Investor a copy of the final executed exclusive license promptly upon consummation thereof, subject to reasonable redaction to comply with obligations of confidentiality, and (B) such license does not grant any rights to sell, offer to sell, have sold, market, detail, promote or secure reimbursement of, any Included Product in the United States,

(c)any license granted to any Third Party for the Manufacture of any Included Product or otherwise granted pursuant to a contract to a vendor or service provider in order to provide services for the benefit of the Company or its Affiliates but granting no rights to sell, offer to sell, have sold or otherwise Commercialize any Included Product in the United States;
(d)any In-License agreement for the in-license of Patent Rights, Know-How or other intellectual property rights necessary or reasonably useful for the Manufacture, Development or Commercialization of Included Products;
(e)any other License Agreements with end users (through wholesalers or other typical sales channels) or with distributors, in the ordinary course of business in an arm’s-length transaction, in each case wherein the Company retains the right to, and does, book the full amount of Net Sales of the applicable Included Products in the United States;
(f)any sponsored research or similar agreement providing for the Development of an Included Product that does not grant the counterparty any right to sell, offer to sell, have sold or otherwise Commercialize any Included Product in the United States; and
(g)licenses of over-the-counter software that is commercially available to the public.

“Permitted Liens” means:

(a)Liens created in favor of the Investor, for the benefit of the Investor, pursuant to the Transaction Documents;
(b)Liens incurred by the Investor;
(c)Liens securing Taxes, assessments and other governmental charges, the payment of which is not past due or is being contested in good faith by appropriate proceedings promptly initiated and diligently conducted and for which such reserve or other appropriate provisions, if any, as shall be required by GAAP shall have been made;
(d)Liens in respect of property of the Company imposed by Applicable Law arising in the ordinary course of business and do not secure Indebtedness for borrowed money, including (but not limited to) carriers’, warehousemen’s, landlord’s, distributors’, wholesalers’, materialmen’s and mechanics’ liens, liens relating to leasehold improvements and other similar Liens arising in the ordinary course of business and which (x) do not in the aggregate materially detract from the value of the property subject thereto or materially impair the use thereof in the operations of the business of such Person or (y) are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property subject to such Liens and for which adequate reserves have been made if required in accordance with GAAP;
(e)(i) Liens incurred in the ordinary course of business to secure payment of worker’s compensation, unemployment insurance, old age pensions, social security and other like obligations (other than Liens imposed by ERISA) and (ii) deposits in respect of letters of credit, bank guarantees or similar instruments issued for the account of any Company Party or any

Subsidiary in the ordinary course of business supporting obligations of the type set forth in clause (i) above;
(f)banker’s liens for collection or rights of set off or similar rights and remedies as to funds maintained with depositary institutions; provided that such funds are not established or deposited for the purpose of providing collateral for any Indebtedness and are not subject to restrictions on access by the Company in excess of those required by applicable banking regulations;
(g)Liens on assets that do not constitute (i) any portion of the Collateral or (ii) the assets of any Pledged Subsidiaries;
(h)Liens in favor of any Company Party;
(i)Liens on Equity Interests of Subsidiaries that are not (i) Guarantors or (ii) Pledged Subsidiaries;
(j)Liens existing on the date of this Agreement and set forth on Schedule 7.1 and renewals and extensions thereof in connection with Permitted Refinancings of the Indebtedness being secured by such Lien;
(k)Liens securing Indebtedness permitted to be incurred under clause (a) of the definition of “Permitted Debt”;
(l)Liens securing Indebtedness permitted to be incurred under clause (b) of the definition of “Permitted Debt”;
(m)customary Liens incurred in the ordinary course of business to secure obligations in respect of payment processing services, business credit card programs, and netting services, overdrafts and related liabilities arising from treasury, depositary and cash management services;
(n)Liens on insurance policies, premiums and proceeds thereof, or other deposits, to secure insurance premium financings in the ordinary course of business with respect to unearned premiums and other liabilities to insurance carriers;
(o)Liens on specific items of inventory or other goods (and the proceeds thereof) of the Company securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods in the ordinary course of business;
(p)Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business; provided that such Liens attach only to the goods subject to such sale, title retention, consignment or similar arrangement;

(q)Liens in favor of customs and revenue authorities arising as a matter of Applicable Law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;
(r)any interest or title of a lessor or licensor under any lease, sublease, license or sublicense entered into by the Company or any Subsidiary entered into in the ordinary course of its business;
(s)Liens on cash collateral and Permitted Cash Equivalent Investments securing Permitted Hedging Agreements;
(t)servitudes, easements, rights of way, restrictions and other similar encumbrances on real property imposed by any Applicable Law and Liens consisting of zoning or building restrictions, easements, licenses, restrictions on the use of real property or minor imperfections in title thereto which, in the aggregate, are not material, and which do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of any Company Party;
(u)with respect to any real property, (i) such defects or encroachments as might be revealed by an up-to-date survey of such real property; (ii) the reservations, limitations, provisos and conditions expressed in the original grant, deed or patent of such property by the original owner of such real property pursuant to all Applicable Laws; and (iii) rights of expropriation, access or user or any similar right conferred or reserved by or in any Law, which, in the aggregate for clauses (i), (ii) and (iii), are not material, and which do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of any of the Company Parties or their Subsidiaries;
(v)Liens securing Indebtedness permitted under clause (n) of the definition of “Permitted Debt”; provided that such Liens are restricted solely to the collateral described in clause (n) of the definition of “Permitted Debt”;
(w)Liens securing Indebtedness permitted under clause (r) of the definition of “Permitted Debt”; provided that (i) such Lien is not created in contemplation of or in connection with such Permitted Acquisition pursuant to which such Indebtedness was assumed, (ii) such Lien shall not apply to any other property or assets of the Company or any Subsidiary and (iii) such Lien shall secure only those obligations that it secured immediately prior to the consummation of such Permitted Acquisition and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;
(x)Liens securing Indebtedness permitted under clauses (g), (i), (j) and (s) of the definition of “Permitted Debt”;
(y)any judgment lien or lien arising from decrees or attachments not constituting an Event of Default;
(z)Liens arising from precautionary UCC financing statement filings regarding operating leases of personal property and consignment arrangements entered into in the ordinary course of business in an arm’s length transaction;

(aa)other Liens which secure obligations in an aggregate amount not to exceed $5,000,000 (or the Equivalent Amount in other currencies) at any time outstanding;
(bb)Permitted Licenses;
(cc)pledges or deposits made in the ordinary course of business in connection with bids, contract leases, appeal bonds, workers’ compensation, unemployment insurance or other similar social security legislation;
(dd)to the extent constituting a Lien, customary cash escrow arrangements securing indemnification obligations associated with a Permitted Acquisition or any other Investment permitted under Section 7.5 not to exceed $5,000,000 in the aggregate;
(ee)Liens of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection;
(ff)Liens of Company’s goods to the Company and any of its Subsidiaries arising under Article 2 of the Uniform Commercial Code or similar provisions of Applicable Law in the ordinary course of business, covering only the goods sold and securing only the unpaid purchase price for such goods and related expenses;
(gg)rights of first refusal, voting, redemption, transfer or other restrictions (including call provisions and buy-sell provisions) with respect to the Equity Interests of any Joint Venture or other Persons that are not Subsidiaries; and
(hh)to the extent permitted by the definition of Revenue Interest Financing, Liens securing Indebtedness permitted under clause (x) of the definition of “Permitted Debt”.

It is understood and agreed that, notwithstanding anything to the contrary set forth in this definition, in no event shall any “Permitted Lien” include any license of any Included Product or any transfer (other than a Lien) of any IP Rights, in each case, other than Permitted Licenses.

“Permitted Refinancing” means, with respect to any Indebtedness permitted to be refinanced, extended, renewed or replaced hereunder, any refinancings, extensions, renewals and replacements of such Indebtedness; provided that such refinancing, extension, renewal or replacement shall not (i) increase the outstanding principal amount of the Indebtedness being refinanced, extended, renewed or replaced, except by an amount equal to accrued interest and a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred in connection therewith, (ii) contain terms relating to outstanding principal amount, amortization, maturity, collateral security (if any) or subordination (if any), or other material terms that, taken as a whole, are less favorable in any material respect to the Company Parties and their respective Subsidiaries or the Investor than the terms of any agreement or instrument governing such existing Indebtedness, (iii) have an applicable interest rate which does not exceed the greater of (A) the rate of interest of the Indebtedness being replaced and (B) the then applicable market interest rate, (iv) contain any new requirement to grant any Lien or to give any guarantee that was not an existing requirement of such Indebtedness and (v) after giving effect to such refinancing, extension, renewal or replacement, no Event of Default shall have occurred or could reasonably be expected to occur as a result thereof.

“Permitted Secured Facility” means (a) subject to entry into the Intercreditor Agreement, the secured credit facility provided under the Oaktree Credit Agreement, including the funding of any commitments to extend credit thereunder after the Closing Date that are in existence on the Closing Date and (b) subject to entry into an Other Intercreditor Agreement, other secured Indebtedness.

“Permitted Unsecured Facility” means an unsecured credit facility provided under the Permitted Convertible Notes.

“Permitted Warrant Transaction” means any call option, warrant or right to purchase (or substantively equivalent derivative transaction) relating to the Company’s common stock (or other securities or property following a merger event, reclassification or other change of the common stock of the Company) sold by the Company and with recourse to the Company only, substantially concurrently with any purchase by the Company of a Permitted Bond Hedge Transaction and settled in common stock of the Company, cash or a combination thereof (such amount of cash determined by reference to the price of the Company’s common stock or such other securities or property), and cash in lieu of fractional shares of common stock of the Company, with a strike price higher than the strike price of the Permitted Bond Hedge Transaction.

“Person” means any natural person, firm, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Authority or any other legal entity, including public bodies, whether acting in an individual, fiduciary or other capacity.

“Personal Information” shall have the meaning set forth in Section 4.24(b).

“Plan” means any “employee benefit plan” within the meaning of Section 3(3) of ERISA (including a Pension Plan) that is maintained for employees of the Company or, in the case of any Pension Plan, any ERISA Affiliate or to which the Company or, in the case of any Pension Plan, any ERISA Affiliate is required to contribute on behalf of any of its employees.

“Pledged Subsidiaries” shall have the meaning set forth in Section 6.1(a).

“Principal Market” means any of the New York Stock Exchange, the NYSE MKT, the NASDAQ Global Select Market, the NASDAQ Global Market or the NASDAQ Capital Market.

“Product” means any product or service developed, imported, manufactured, marketed, offered for sale, promoted, sold, tested or otherwise distributed by the Company or any Subsidiary, including, without limitation, the Included Products.

“Product Assets” means (a) all IP Rights, (b) each Material Contract related to any Included Product, (c) all Product Registrations, Regulatory Approvals, Marketing Authorizations, Regulatory Exclusivities and Regulatory Documentation related to any Included Product, (d) all inventory of Included Products and any raw materials and work-in-process relating thereto, (e) all accounts receivables and payment intangibles arising out of sales of any Included Product or licenses of any IP Rights, (f) all other assets primarily related to the Development, Manufacture or Commercialization of any Included Product and that are owned by, licensed to, or otherwise

Controlled by the Company or any Subsidiary, (g) any other assets that are owned by, licensed to, or otherwise Controlled by the Company or any Subsidiary that are reasonably necessary for the Development, Commercialization or Manufacture of any Included Products, the absence of which would reasonably be expected to cause a Material Adverse Effect and (h) all proceeds of any of the foregoing.

“Product Registrations” means, with respect to Included Products anywhere in the world, (a) any approvals, clearances, registrations, licenses, biologics license applications, listings, permits, INDs, New Drug Applications, ODDs, breakthrough therapy designations, fast track designations, clinical trial authorizations or Marketing Authorizations, including FDA drug listings, Marketing Authorization approvals and other national or regional marketing authorizations or permits, together with any supplements or amendments thereto, whether pending or issued, to the Company or any of its Subsidiaries by the relevant Governmental Authority related to the Development, Manufacture, or Commercialization of such Included Products over which such Governmental Authority has authority, (b) any rights that the Company or an Affiliate of the Company has in any Regulatory Approval under any agreement pursuant to which any such Regulatory Approval is held in the name of a third party and (c) pricing and reimbursement approval (if applicable or available) and all national drug code numbers (if any) assigned to the Included Products.

“Prohibited Assignee” means (i) any competitor of the Company primarily operating in the biopharmaceutical industry, at least 50.0% of the revenues of which are derived from the sale of biopharmaceutical products, and (ii) any of such competitor’s Affiliates (other than any Person that is a bona fide debt fund primarily engaged in the making, purchasing, holding or other investing in commercial loans, notes, bonds or similar extensions of credit or securities in the ordinary course of business) that is either (x) identified by name in writing by the Company to the Investor from time to time or (y) clearly identifiable on the basis of such Affiliate’s name.

“Proprietary Databases” means any material non-public proprietary database or information repository that is owned by or licensed to the Company or any Subsidiary or with respect to which the Company or any Subsidiary is authorized or granted rights under or to.

“Proprietary Software” means any proprietary software (other than any software that is generally commercially available, off-the-shelf and/or open source) including, without limitation, the object code and source code forms of such software and all associated documentation, which is owned by or licensed to the Company or any Subsidiary or with respect to which the Company or any Subsidiary is authorized or granted rights under or to.

“Purdue License Agreement” means the Amended and Restated Agreement, effective May 23, 2008, between Purdue Neuroscience Company (“Purdue”) and the Company.

“Purpose” has the meaning set forth in Section 9.1.

“Put Option” has the meaning set forth in Section 3.1(c).

“Put Option Event” means the occurrence of any one of the following events:

(a)any Change of Control;

(b)any Bankruptcy Event;
(c)any Event of Default;
(d)the Disposition or other form of divestment of any IP Rights related to the Development, Manufacture or Commercialization of any Included Product in the United States (excluding, for the avoidance of doubt, any Permitted License or any Permitted Transfer) that could reasonably be expected to (x) materially and adversely impact the Company’s right to exclusively Develop, Manufacture, or Commercialize Included Products in the United States (and book all Net Sales with respect thereto) or (y) result in a Material Adverse Effect; or
(e)the Legal Maturity Date.

“Put/Call Payment” means (i) on or before the third anniversary of the Closing Date if the Put Option or Call Option is exercised, one hundred sixty percent (160%) of the Investment Amount, less the aggregate of all of the payments of the Company in respect of the Revenue Interests (including any Underperformance Payment, but excluding any interest or other payments paid or payable by the Company under this Agreement or any of the Transaction Documents) made to the Investor prior to such date; (ii) after the third anniversary but on or prior to the fourth anniversary of the Closing Date if the Put Option or Call Option is exercised, one hundred eighty percent (180%) of the Investment Amount, less the aggregate of all of the payments of the Company in respect of the Revenue Interests (including any Underperformance Payment, but excluding any interest or other payments paid or payable by the Company under this Agreement or any of the Transaction Documents) made to the Investor prior to such date; and (iii) after the fourth anniversary of the Closing Date if the Put Option or Call Option is exercised, one hundred ninety percent (190%) of the Investment Amount, less the aggregate of all of the payments of the Company in respect of the Revenue Interests (including any Underperformance Payment, but excluding any interest or other payments paid or payable by the Company under this Agreement or any of the Transaction Documents) made to the Investor prior to such date.  For the avoidance of doubt, the Put/Call Payment shall be calculated as of the date of the payment of the Put/Call Payment.

“Quarterly Net Revenues” means, with respect to any Calendar Quarter, the aggregate amount of Net Revenues in the United States for that Calendar Quarter.

“Quarterly Payment Date” means each February 1, May 1, August 1 and November 1 following the end of the first Calendar Quarter after the Closing Date (provided if any such date is not a Business Day, the Quarterly Payment Date shall be the next succeeding Business Day).

“Recipient” has the meaning set forth in Section 9.1.

“Reference Date” means the reference date set forth in the Column B of the chart in Section 3.1(b).

“Regulatory Agency” means a Governmental Authority with responsibility for the approval of the marketing and sale of pharmaceuticals or other regulation of pharmaceuticals in any jurisdiction.

“Regulatory Approvals” means, collectively, all regulatory approvals, registrations, certificates, authorizations, permits and supplements thereto, as well as associated materials (including the product dossier) pursuant to which the Included Product may be marketed, sold and distributed in a jurisdiction, issued by the appropriate Regulatory Agency, including approved Drug Applications.

“Regulatory Documentation” means all (a) applications (including all INDs, Drug Applications and other major regulatory flings), registrations, licenses, authorizations, and approvals, (b) correspondence and reports submitted to or received from Governmental Authorities (including minutes and official contact reports relating to any communications with any Governmental Authority) and all supporting documents with respect thereto, including all advertising and promotion documents, adverse event files, and complaint files, and (c) clinical data and data contained or relied upon in any of the foregoing, in each case ((a), (b), and (c)) relating to an Included Product.

“Regulatory Exclusivity” means, with respect to an Included Product, any additional market protection, other than Patent protection or Patent-related exclusivity, granted by a Governmental Entity which confers an exclusive commercialization period either (a) during which the Company or any of its Affiliates, licensees or sublicensees  has the exclusive right to Commercialize such Included Product (or products similar to such Included Product) in a given territory or for a given use, or (b) that prevents a third party from referencing the Regulatory Documentation for or relying on Regulatory Approval  of such Included Product for the benefit of any Product Registration for a Generic Product without the prior written consent of the holder of the Product Registration for such Included Product, such that in each case ((a) and (b)), any unauthorized third party is prevented from marketing or selling a Generic Product of such Included Product during such period, including but not limited new chemical entity exclusivity, orphan drug exclusivity, data exclusivity, pediatric exclusivity and the like.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the thirty-day notice period has been waived.

“Responsible Officer” means the chief executive officer, president, chief financial officer, chief operating officer, and solely for purposes of the delivery of certificates pursuant to this Agreement, the secretary or any assistant secretary of the Company.  Any document delivered hereunder that is signed by a Responsible Officer of the Company shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of the Company and such Responsible Officer shall be conclusively presumed to have acted on behalf of the Company.

“Restricted Payment” means any dividend or other distribution (whether in cash, Equity Interests or other property) with respect to any Equity Interests of any Company Party or any of its Subsidiaries, or any payment (whether in cash, Equity Interests or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests of any Company Party or any of its Subsidiaries, any option, warrant or other right to acquire any such Equity Interests of any Company Party or any of its Subsidiaries; provided, that the issuance of, entry into (including any payments of premiums in connection therewith), performance of obligations under (including any payments of interest), and conversion, exercise, repurchase, redemption, settlement or early termination or cancellation of (whether in whole or in part and including by netting or set-off) (in each case, whether in cash, common stock of the Company or, following a merger event or other change of the common stock of Company, other securities or property), or the satisfaction of any condition that would permit or require any of the foregoing, any Permitted Convertible Notes, any Permitted Bond Hedge Transaction and any Permitted Warrant Transaction, including any payment or delivery in connection with a Permitted Warrant Transaction by (i) delivery of shares of the Company’s common stock upon net share settlement thereof and any related purchase of such common stock required to be made in connection with such delivery, (ii) set-off or payment of an early termination payment or similar payment thereunder, in each case, in the Company’s common stock upon any early termination thereof or (iii) in the event of cash settlement upon settlement, any payment of a cash settlement or equivalent amount, in each case, shall not constitute a Restricted Payment by the Company or any Subsidiary.

“Revenue Interest” means all of the Company’s rights, title and interest in and to, free and clear of any and all Liens (except for any Lien contemplated under clauses (c), (d), (e), (f), (k), (l), (y) and (cc) of the definition of “Permitted Lien”), that portion of the Annual Net Revenues of the Company in an amount equal to the Included Product Payment Amount for each Calendar Quarter during the Payment Term.

“Revenue Interest Financing” means any sale of, or financing or similar transaction based exclusively on, revenues or net sales derived from, and/or other proceeds arising out of or relating to (a) the Company’s revenues or net sales of any Product (other than an Included Product), or (b) the Company’s net sales of any Included Product but only if and to the extent such net sales of such Included Product are solely outside of the United States, provided that, in each case of clauses (a) and (b) above, such transaction does not grant any Lien on any Collateral (collectively, the “Revenue Strip Proceeds”).

“Safety Notices” means any recalls, field notifications, market withdrawals, warnings, “dear health care provider” letters, investigator notices, safety alerts,  or any other notices of action issued or instigated by the Company, any Subsidiary or any Governmental Authority relating to an alleged lack of safety or regulatory compliance of the Included Products.

“Sale and Leaseback Transaction” means, with respect to any Party or any Subsidiary, any arrangement, directly or indirectly, with any Person whereby the Party or such Subsidiary shall sell or transfer any property used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred.

“Sanction(s)” means any sanction administered or enforced by the United States government (including, without limitation, OFAC), the United Nations Security Council, the European Union, Her Majesty’s Treasury (“HMT”) or other relevant sanctions authority.

“Sanctioned Person” means (a) any Person listed in any Sanctions-related list of designated persons maintained by the United States government (including, without limitation, OFAC), the United Nations Security Council, the European Union, HMT or other relevant sanctions authority, and (b) any Person 50% or greater owned or controlled by any such Person or Persons.

“SEC” means the Securities and Exchange Commission or any successor agency or authority thereto.

“SEC Filings” means all documents and reports filed or furnished by Company with the U.S. Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

“Securities Account” means a “securities account” (as defined in Article 8 of the UCC) or other account to or for the credit or account of any Party to which a financial asset is or may be credited in accordance with an agreement under which the Person maintaining the account undertakes to treat the Person for whom the account is maintained as entitled to exercise the rights that comprise the financial asset.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Security Agreement” means the security agreement, dated as of the Closing Date, in the form of Exhibit D, executed in favor of the Investor by the Company and each of the Guarantors, as amended or modified from time to time in accordance with the terms hereof.

“Security Documents” means, collectively, the Security Agreement, each Short-Form IP Security Agreement, and each other security document, control agreement or financing statement required or recommended to perfect Liens in favor of the Investor for purposes of securing the Obligations.

“Set-off” means any set-off, off-set, reduction or similar deduction.

“Short-Form IP Security Agreements” means short-form copyright, patent or trademark (as the case may be) security agreements, dated as of the Closing Date and substantially in the form of Exhibits C, D and E to the Security Agreement, entered into by one or more Company Parties in favor of the Investor, each in form and substance reasonably satisfactory to the Investor (and as amended, modified or replaced from time to time).

“Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (i) of which securities or other ownership interests representing more than fifty percent (50%) of the equity or more than fifty percent (50%) of the ordinary voting power or, in the case of a partnership, more than fifty percent (50%) of the general partnership interests are, as of such date, owned, controlled or held, directly or indirectly, or (ii) that is, as of such date, otherwise Controlled, by the parent or one or more direct or indirect subsidiaries of the parent or by the parent and one or more direct or indirect subsidiaries of the parent. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Company. As of the Closing Date, the Subsidiaries of the Company are set forth on Schedule 4.21.

“Supplemental Application” means an application submitted to an approved New Drug Application or Abbreviated New Drug Application that proposes to make one or more changes to the authorized drug product.

“Tax” or “Taxes” means any U.S. federal, state, local or non-U.S. tax, levy, impost, duty, assessment or withholding or other similar fee, deduction or charge, including all excise, sales, use, value added, transfer, stamp, documentary, filing, recordation and other fees imposed by any taxing authority (and interest, fines, penalties and additions related thereto).

“Third Party” means any Person other than (a) the Company, (b)  the Investor or (c) an Affiliate of either the Company or the Investor (as applicable).

“Third Party Claim” means any claim, action, suit or proceeding by a Third Party, excluding any lender, officer, directors, employee or agent or other representative of a Party, including any investigation by any Governmental Authority.

“Trade Secrets” means any data or information that is not commonly known by or available to the public, and which (a) derives economic value, actual or potential, from not being generally known to and not being readily ascertainable by proper means by other Persons who can obtain economic value from its disclosure or use, (b) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy, and (c) which are owned by or licensed to the Company or any Subsidiary or with respect to which the Company or any Subsidiary is authorized or granted rights under or to.

“Trademark License” means any agreement, written or oral, providing for the grant of any right to use any Trademark.

“Trademarks” means all statutory and common-law trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos and other source or business identifiers, and the goodwill associated therewith, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all applications to register in connection therewith, under the Laws of the United States, any state thereof or any other country or any political subdivision thereof, or otherwise, for the full term and all renewals thereof, which are owned by or licensed to the Company or any Subsidiary or with respect to which the Company or any Subsidiary is authorized or granted rights under or to.

“Trading Day” means any day on which the shares of common stock of the Company are traded for at least six (6) hours on the Current Market.

“Transaction Documents” means this Agreement, the Intercreditor Agreement, the Security Documents, any Intercompany Subordination Agreement and any Joinder Agreement.

“Transaction Expenses” has the meaning set forth in Section 8.2(g).

“Treasury Management Arrangement” means any agreement or other arrangement governing the provision of treasury or cash management services, including netting services, overdraft, credit or debit card, funds transfer, automated clearinghouse, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting, direct debit, cash concentration, trade finance services and other cash management services.

“U.S.” or “United States” means the United States of America, its 50 states, each territory and possession thereof and the District of Columbia.

“UCC” means the Uniform Commercial Code as in effect from time to time in New York; provided, that, if, with respect to any financing statement or by reason of any provisions of Applicable Law, the perfection or the effect of perfection or non-perfection of any security interest or any portion thereof granted hereunder or pursuant to the Security Agreement is governed by the Uniform Commercial Code as in effect in a jurisdiction of the United States other than New York, then “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions of this Agreement and any financing statement relating to such perfection or effect of perfection or non-perfection.

“Underperformance Payments” has the meaning set forth in Section 3.1(b).

“Valid Claim” shall mean:  (a) any claim of an issued and unexpired Patent, that shall not have been withdrawn, lapsed, abandoned, revoked, canceled or disclaimed, or held invalid or unenforceable by a court, Governmental Authority, national or regional patent office or other appropriate body that has competent jurisdiction in a decision being final and unappealable or unappealed within the time allowed for appeal; and (b) a claim of a pending Patent application that is filed and being prosecuted in good faith and that has not been finally abandoned or finally rejected and which has been pending for no more than seven (7) years from its filing date.

“Website Agreements” means all agreements between the Company and/or any Subsidiary and any other Person pursuant to which such Person provides any services relating to the hosting, design, operation, management or maintenance of any Website, including without limitation, all agreements with any Person providing website hosting, database management or maintenance or disaster recovery services to the Company and/or any Subsidiary and all agreements with any domain name registrar, as all such agreements may be amended, supplemented or otherwise modified from time to time.

“Websites” means all websites that the Company or any Subsidiary shall operate, manage or control through a Domain Name, whether on an exclusive basis or a nonexclusive basis, including, without limitation, all content, elements, data, information, materials, hypertext markup language (HTML), software and code, works of authorship, textual works, visual works, aural works, audiovisual works and functionality embodied in, published or available through each such website and all IP Rights in each of the foregoing.

“Work” means any work or subject matter that is subject to protection pursuant to Title 17 of the United States Code.

“ZTALMY” means the product marketed and sold by the Company or its Affiliates under New Drug Application # 215904, approved for marketing in the United States on June 1, 2022.

Section 1.2Rules of Construction.  Unless the context otherwise requires, in this Agreement:
(a)An accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP.
(b)Words of the masculine, feminine or neuter gender shall mean and include the correlative words of other genders.
(c)The definitions of terms shall apply equally to the singular and plural forms of the terms defined.
(d)The terms “include”, “including” and similar terms shall be construed as if followed by the phrase “without limitation”.
(e)Unless otherwise specified, references to an agreement or other document include references to such agreement or document as from time to time amended, restated, reformed, supplemented or otherwise modified in accordance with the terms thereof (subject to any restrictions on such amendments, restatements, reformations, supplements or modifications set forth herein or in any of the other Transaction Documents) and include any annexes, exhibits and schedules attached thereto.
(f)References to any Applicable Law shall include such Applicable Law as from time to time in effect, including any amendment, modification, codification, replacement or reenactment thereof or any substitution therefor.
(g)References to any Person shall be construed to include such Person’s successors and permitted assigns (subject to any restrictions on assignment, transfer or delegation set forth herein or in any of the other Transaction Documents), and any reference to a Person in a particular capacity excludes such Person in other capacities.
(h)The word “will” shall be construed to have the same meaning and effect as the word “shall”.
(i)The words “hereof”, “herein”, “hereunder” and similar terms when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision hereof, and Article, Section and Exhibit references herein are references to Articles and Sections of, and Exhibits to, this Agreement unless otherwise specified.
(j)In the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and each of the words “to” and “until” means “to but excluding”.

(k)Where any payment is to be made, any funds are to be applied or any calculation is to be made under this Agreement on a day that is not a Business Day, unless this Agreement otherwise provides, such payment shall be made, such funds shall be applied and such calculation shall be made on the succeeding Business Day, and payments shall be adjusted accordingly.
(l)Unless otherwise specified, references to an agreement or other document include references to such agreement or document as from time to time amended, restated, reformed, supplemented or otherwise modified in accordance with the terms thereof (subject to any restrictions on such amendments, restatements, reformations, supplements or modifications set forth herein or in any of the other Transaction Documents) and include any annexes, exhibits and schedules attached thereto.
Section 1.3Accounting Terms and Principles.  Unless otherwise specified, all accounting terms used in each Transaction Document shall be interpreted, and all accounting determinations and computations thereunder (including under Section 7.11 and any definitions used in such calculations) shall be made, in accordance with GAAP. Unless otherwise expressly provided, all financial covenants and defined financial terms shall be computed on a consolidated basis for the Company and its Subsidiaries, in each case without duplication. If Company requests an amendment to any provision hereof to eliminate the effect of (a) any change in GAAP or the application thereof or (b) the issuance of any new accounting rule or guidance or in the application thereof, in each case, occurring after the date of this Agreement, then Investor and the Company agree that they will negotiate in good faith amendments to the provisions of this Agreement that are directly affected by such change or issuance with the intent of having the respective positions of the Investor and the Company after such change or issuance conform as nearly as possible to their respective positions as of the date of this Agreement and, until any such amendments have been agreed upon, (i) the provisions in this Agreement shall be calculated as if no such change or issuance has occurred and (ii) the Company shall provide to the Investor a written reconciliation in form and substance reasonably satisfactory to the Investor, between calculations of any baskets and other requirements hereunder before and after giving effect to such change or issuance. Notwithstanding any other provision contained in this Agreement, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any change to GAAP occurring before or after the Closing Date as a result of ASU 2016-02, Leases (Topic 842) issued by the Financial Accounting Standards Board or any other proposals issued by the Financial Accounting Standards Board in connection therewith, in each case if such change would require treating any lease (or similar arrangement conveying the right to use) as a capital lease where such lease (or similar arrangement) was not required to be so treated under GAAP as in effect prior to such change.
ARTICLE II
REVENUE INTEREST FINANCING
Section 2.1Purchase, Sale and Assignment.
(a)At the Closing and upon the terms and subject to the conditions of this Agreement (including satisfaction of the conditions set forth in Section 8.2), the Company agrees to sell, transfer, assign and convey to the Investor, and the Investor shall purchase, acquire and accept from the Company, free and clear of all Liens (except for any Lien contemplated under clauses (c), (d), (e), (f), (k), (l), (y) and (cc) of the definition of “Permitted Lien”), all of the Company’s right, title and interests in and to the Revenue Interest.  Immediately upon the Closing pursuant to this Section 2.1 (including the satisfaction of the conditions set forth in Section 8.2), all of the Company’s right, title and interest in and to the Revenue Interest shall terminate, and all such right, title and interest shall vest in the Investor.
(b)The Company hereby consents to the Investor recording and filing, at the Company’s sole cost and expense, the UCC Financing Statements and other financing statements in the appropriate filing offices under the UCC (and continuation statements with respect to such financing statements when applicable) and any other notices of security or notices of charge meeting the requirements of applicable law in such manner and in such jurisdictions as are necessary or appropriate to perfect the assignment to the Investors of the Revenue Interests and the Liens in the Collateral granted to the Investor under the Security Agreement.
Section 2.2Investment Amount.
(a)Upon the terms and subject to the conditions of this Agreement, and subject to the satisfaction of the conditions set forth in Section 8.2, the purchase price to be paid as consideration to the Company for the sale, transfer, assignment and conveyance of the Revenue Interest to the Investor is $32,500,000 (the “Investment Amount”). The Investment Amount shall be non-creditable and non-refundable, and notwithstanding anything to the contrary herein, the Investment Amount shall not be subject to any withholding or offset or reduction for any Tax.
(b)On the Closing Date, subject to the satisfaction of the conditions set forth in Section 8.2, the Investor shall deliver (or cause to be delivered) payment of the Investment Amount to the Company by electronic funds transfer or wire transfer of immediately available funds to one or more accounts specified in writing by the Company; provided that the Investor shall have the right to, at its option, fund the Investment Amount, on a net basis less the reimbursement owed by the Company pursuant to Section 8.2(g).
Section 2.3No Assumed Obligations.  Notwithstanding any provision in this Agreement or in any other writing to the contrary, the Investor is not assuming any liability or obligation of the Company or any of the Company’s Affiliates of whatever nature, whether presently in existence or arising or asserted hereafter. All such liabilities and obligations shall be retained by and remain liabilities and obligations of the Company or the Company’s Affiliates, as the case may be (the “Excluded Liabilities and Obligations”).
Section 2.4Excluded Assets.  The Investor does not, pursuant to any of the Transaction Documents, purchase, acquire or accept any assets or contract rights of the Company, or any other assets of the Company, other than its rights with respect to the Revenue Interests and, to the extent provided in the Transaction Documents, the Collateral.  The Company has sole authority and responsibility for the research, development and Commercialization of Included Products.

ARTICLE III
Payments On Account OF THE REVENUE INTEREST FINANCING
Section 3.1Payments on Account of the Revenue Interest Financing.
(a)In consideration of the Investor paying the Investment Amount hereunder, the Company shall pay the Revenue Interests to the Investor as follows:  On each Quarterly Payment Date, commencing with the Quarterly Payment Date ending November 1, 2022, the Company shall pay the Revenue Interests to the Investor for such Quarterly Payment Date until the date on which the Investor has received payments in respect of the Revenue Interests, including the Underperformance Payment, equal to the Hard Cap; provided, however, that, with respect to the amount payable on the Quarterly Payment Date ending November 1, 2022, the Company shall pay such amount no later than seven (7) days after the date of this Agreement.  The Company shall have the right, at any time and from time to time, to make voluntary prepayments to the Investor, and such payments shall be credited against the Hard Cap and the Underperformance Payments set forth in Section 3.1(b).  This Agreement shall be in full force and effect for the duration of the Payment Term.
(b)If the Investor has not received the applicable Minimum Multiple of the Investment Amount set forth below by the corresponding Reference Date set forth below, the Company shall, within 30 calendar days after the applicable Reference Date, make a cash payment to the Investor sufficient to gross the Investor up to such minimum amount (each, a “Underperformance Payment”).
A. Minimum Multiple	B. Reference Date
1.00x of Investment Amount 1.90x of Investment Amount	December 31, 2027 December 31, 2032

Notwithstanding the foregoing, if the Company incurs any Permitted Convertible Notes with a scheduled maturity date or is required pursuant to any mandatory repurchase or redemption provision thereof (other than in connection with a customary change of control or “fundamental change” provision) to repurchase or redeem such Permitted Convertible Notes, in each case, on or prior to December 31, 2027 (the “Convertible Notes Redemption Date”), and the Investor has not received 1.00x of the Investment Amount at least 30 calendar days prior to the Convertible Notes Redemption Date (the “Accelerated Underperformance Payment Date”), the Company shall, so long as any such Permitted Convertible Notes are then outstanding, make a cash payment to the Investor on the Accelerated Underperformance Payment Date sufficient to gross the Investor up to 1.00x of the Investment Amount.

(c)Upon the occurrence of a Put Option Event, the Investor shall have the right, but not the obligation (the “Put Option”), to require the Company to repurchase from Investor all, but not less than all, of the Revenue Interest at a price equal to the Put/Call Payment.  In the event that the Investor elects to exercise the Put Option, the Investor shall deliver written notice to the

Company specifying the closing date, which date shall be ten (10) days from the date of such notice (the “Put Option Closing Date”); provided, however, in the event Company enters into an agreement that would constitute a Change of Control upon the closing of the transactions contemplated by such agreement, or otherwise publicly announces a Change of Control, then Company shall send to the Investor written notice of such potential Change of Control transaction within ten (10) days of entering into or otherwise publicly announcing such transaction, and the Investor shall have the right, but not the obligation, to exercise the Put Option by providing written notice to the Company within twenty (20) days after receipt of such written notice from the Company of such potential Change of Control transaction, to require the Company to repurchase from Investor all, but not less than all, of the Revenue Interest at a price equal to the Put/Call Payment.  In the event that the Investor elects to exercise the Put Option in connection with such Change of Control, the Put Option shall be contingent upon, and the closing of the Put Option shall occur on, the closing of the Change of Control.  On the Put Option Closing Date, the Company shall repurchase from the Investor the Revenue Interests by paying to the Investor the Put/Call Payment in cash, the payment of which shall be made by wire transfer of immediately available funds to the account designated by the Investor.  Notwithstanding anything to the contrary contained herein, immediately upon the occurrence of a Bankruptcy Event, the Investor shall be deemed to have automatically and simultaneously elected to have the Company repurchase from the Investor the Revenue Interests for the Put/Call Payment in cash and the Put/Call Payment shall be immediately due and payable without any further action or notice by any party.  If the Investor fails to provide notice exercising the Put Option in connection with a Change of Control within the twenty (20) day period set forth above, Investor shall be deemed to have waived its right to exercise the Put Option for such Put Option Event.  For the avoidance of doubt, the Investor’s election not to exercise the Put Option with respect to a given Put Option Event will not preclude the Investor from exercising the Put Option with respect to a continuing or subsequent Put Option Event.
(d)The Company shall have the right, but not the obligation, at any time (the “Call Option”), exercisable upon ten (10) days’ prior written notice to Investor, to repurchase all, but not less than all, of the Revenue Interest from the Investor at a repurchase price equal to the Put/Call Payment. In order to exercise the Call Option, the Company shall deliver written notice to Investor of its election to so repurchase the Revenue Interest not less than ten (10) days prior to the proposed closing date (the “Call Closing Date”); provided, however, that such notice may state that it is conditioned upon the effectiveness of any financing transaction or one or more other events specified therein (including the occurrence of a Change of Control), in which case such notice may be revoked by the Company (by notice to the Investor no later than five (5) days prior to the specified effective date) if such condition is not satisfied. On the Call Closing Date, the Company shall repurchase from the Investor the Revenue Interest at a price equal to the Put/Call Payment, the payment of which shall be made by wire transfer of immediately available funds to the account designated by Investor.
(e)Upon the exercise of the Put Option, unless payment of the Put/Call Payment has been made when due, the Investor may exercise all rights and remedies available to the Investor as a creditor hereunder and under the other Transaction Documents and applicable law (which exercise may be determined in its sole discretion and which such exercise shall not constitute an election of remedies), including enforcement of the Liens created thereby.  For the avoidance of doubt, the Put/Call Payment shall be due and payable (in the case of an exercise of the Put Option as set forth in Section 3.1(c) or Call Option as set forth in Section 3.1(d)) at any time the Put Option or the Call Option is exercised or the Obligations are otherwise accelerated hereunder for any reason, whether due to acceleration pursuant to the terms of this Agreement, by operation of law or otherwise (including where bankruptcy filings or the exercise of any bankruptcy right or power, whether in any plan of reorganization or otherwise, results or would result in a payment, discharge, modification or other treatment of the Revenue Interests that would otherwise evade, avoid, or otherwise disappoint the expectations of the Investors in receiving the full benefit of their bargained-for Put/Call Payment).  The Company and the Investor acknowledge and agree that none of the Put/Call Payment shall constitute unmatured interest, whether under Section 502(b)(2) of the United States Bankruptcy Code or otherwise, but instead is reasonably calculated to ensure that the Investor receives the benefit of its bargain under the terms of this Agreement.  The Company acknowledges and agrees that the Investor shall be entitled to recover the full amount of the Put/Call Payment in each and every circumstance such amount is due pursuant to or in connection with this Agreement, including in the case of any Bankruptcy Event, so that the Investor shall receive the benefit of its bargain hereunder and otherwise receive full recovery as agreed under every possible circumstance, and, to the fullest extent permitted by maximum law, the Company hereby waives any defense to payment, whether such defense may be based in public policy, ambiguity, or otherwise, other than the defense of payment in full.  The Company acknowledges and agrees, and, to the fullest extent permitted by maximum law, waives any argument to the contrary, that payment of such amounts does not constitute a penalty or an otherwise unenforceable or invalid obligation.  Any damages that the Investor may suffer or incur resulting from or arising in connection with any breach hereof or thereof by the Company shall constitute secured obligations owing to the Investors.  The rights provided for herein are cumulative and are not exclusive of any other rights, powers, privileges or remedies provided by applicable law.
(f)Once the Investor has received (i) aggregate payments under Section 3.1(a) and Section 3.1(b) equal to the Hard Cap or (ii) the amounts due pursuant to and in accordance with Section 3.1(c) or Section 3.1(d), in each case of clauses (i) and (ii), along with all of the other Obligations owed by the Company under this Agreement and the other Transaction Documents, (i) the Company shall have no further obligations to the Investor with respect to the Revenue Interests, and the Investor will not be entitled to any additional payments in respect of the Revenue Interests and (ii) each of the Transaction Documents shall terminate.  Immediately upon termination of this Agreement pursuant to this Section 3.1(f) (A) all Liens on the Collateral granted to the Investor pursuant to this Agreement, the Security Agreement, and the other Transaction Documents shall automatically be released, without the delivery of any instrument or performance of any act by any Person, (B) the Company shall be permitted, and is hereby authorized to terminate any financing statement which has been filed pursuant to the Transaction Documents, and (C) the Investor shall execute and deliver to, or at the direction of, the Company, at the Company’s sole cost and expense, all other releases and other documents as the Company shall reasonably request to evidence any such release.
(g)All Revenue Interests (including any Underperformance Payments), any Put/Call Payment and any other Obligations required to be paid but not timely paid to the Investor shall bear interest at a rate of 2% over the Prime Rate (as quoted by the Wall Street Journal) per annum, compounded monthly, from the due date until paid in full or, if less, the maximum interest rate permitted by Applicable Law. In addition, in the event that an Event of Default has occurred, and for so long as it is occurring, interest shall accrue on the amount of the Put/Call Payment that remains unpaid at a rate of 2% over the Prime Rate (as quoted by the Wall Street Journal) per annum, compounded monthly, from the date on which Company receives notice from the Investor of such Event of Default until the Put/Call Payment is paid in full or, if less, the maximum interest rate permitted by Applicable Law. Any such overdue payment shall, when made, be accompanied by, and credited first to, all interest so accrued.
(h)The Company shall deposit all amounts payable by the Company to the Investor under this Agreement into the Investor Account, unless otherwise instructed by the Investor.
(i)For all purposes of this Section 3.1, the amount of payments deemed received by the Investor shall (i) include any additional amounts payable to the Investor pursuant to Section 6.21(c)(3) (“Additional Amounts”) and (ii) be computed net of any applicable tax withholding (including any tax withholding in respect of any Additional Amounts), other than any withholding in respect of Excluded Taxes.
Section 3.2[Reserved].
Section 3.3Mode of Payment/Currency Exchange.  All payments made by a Party hereunder shall be made by deposit of U.S. Dollars by wire transfer or ACH transfer in immediately available funds into the applicable account.
Section 3.4Included Product Payment Reports and Record Retention.  During the Payment Term, the Company shall deliver to the Investor on or prior to each Quarterly Payment Date (a) a written report of (i) the amount of gross sales and unit sales and the pricing of each Included Product in the United States during the applicable Calendar Quarter, (ii) an itemized calculation of the Net Sales and Other Product Payments for such Calendar Quarter, and (iii) a calculation of the amount of the Revenue Interests due under Section 3.1(a) in respect of the applicable Calendar Quarter, showing the Applicable Tiered Percentage applied thereto and a calculation of the Underperformance Payment (if any) pursuant to Section 3.1(b), and (b) a Compliance Certificate relating to each of the items described in (a)(i)-(iii). If information pertaining to the source of sales of any Included Product is not included in the quarterly reports delivered to the Investor under Section 3.4(a), the Company shall assist the Investor in obtaining such information. Within thirty (30) days of delivering the written report, Company shall deliver a report to the Investor reconciling the calculation of the Net Sales and Revenue Interests due from the prior Calendar Quarter, and any adjustment to the Revenue Interests from the prior Calendar Quarter shall be made and included in the next Quarterly Payment Date.  In addition, Investor shall be entitled to have a quarterly call with the management of the Company (including the Company’s Chief Financial Officer) once each Calendar Quarter to discuss the Company’s financial results and operations (including the reports delivered to the Investor pursuant to Section 3.4(a)).  For three years after each sale of the Included Products made by the Company or any of its Subsidiaries, the Company shall keep (and shall ensure that its Affiliates shall keep) complete and accurate records of such sale in sufficient detail to confirm the accuracy of the applicable Revenue Interests paid pursuant to Section 3.1(a).  The Investor shall treat all information that it receives under this Section 3.4 as Confidential Information in accordance with the provisions of ARTICLE IX.

Section 3.5Audits.
(a)Upon the written request of the Investor, and not more than once in each Calendar Year (so long as no Default or Event of Default has occurred and is continuing), the Company shall permit an independent certified public accounting firm of national prominence selected and, subject to Section 3.5(b) below, paid for by the Investor, and reasonably acceptable to the Company, to have access to and to review, during normal business hours and upon not less than 30 days’ prior written notice, the relevant documents and records of the Company and its Subsidiaries as may reasonably be necessary to verify the accuracy and timeliness of the reports and payments (including calculation and payment of any Revenue Interest) made by the Company under this Agreement.  Such review may cover the records for sales or other dispositions of the Included Products and Net Revenues in any Calendar Year ending no earlier than the first day of the previous Calendar Year.  The accounting firm shall be permitted to prepare and disclose to the Investor a written report stating only whether Revenue Interests paid to the Investor hereunder and the reports provided by the Company relating to such Revenue Interests required hereunder are correct or incorrect and the specific details concerning any discrepancies.  Notwithstanding the foregoing, after the occurrence and during the continuance of a Default or Event of Default, the Investor shall have the right, as often, at such times and with such prior notice, as the Investor shall determine, in its reasonable discretion, to have an independent certified public accounting firm of national prominence selected by the Investor review the relevant documents and records of the Company and its Subsidiaries.
(b)If such accounting firm reasonably concludes that any Revenue Interests were owed and were not paid when due during such period pursuant to the provisions of this Agreement, the Company shall pay any undisputed late or unpaid Revenue Interests within thirty days after the date the Investor delivers to the Company a notice including the accounting firm’s written report and requesting such payment.  If the amount of the underpayment as finally determined (exclusive of interest accrued thereon pursuant to Section 3.1(g)) is greater than the lesser of (i) 2% of the total amount actually owed for the period audited, and (ii) one million dollars ($1,000,000), then the Company shall in addition (i) reimburse the Investor for all reasonable costs and fees of the accounting firm related to such audit and (ii) pay interest accrued on such amount of the underpayment at a rate of 2% over the Prime Rate (as quoted by the Wall Street Journal) per annum, compounded monthly, from the initial due date until paid in full or, if less, the maximum interest rate permitted by Applicable Law. In the event of overpayment, any amount of such overpayment shall be fully creditable against Revenue Interests payable for the immediately succeeding Calendar Quarter(s).  If the overpayment is not fully applied prior to the final quarterly Revenue Interest payment due hereunder, the Investors shall promptly refund an amount equal to any such remaining overpayment.  The Investor shall (i) treat all information that it receives under this Section 3.5 in accordance with the provisions of ARTICLE IX and (ii) cause its accounting firm to enter into a reasonably acceptable confidentiality agreement with the Company obligating such firm to retain all such information in confidence pursuant to such confidentiality agreement, in each case except to the extent necessary for the Investor to enforce its rights under this Agreement.
(c)In the event of a dispute with respect to any audit under Section 3.5, Investor and the Company shall work in good faith to resolve the disagreement.  If the Parties are unable to reach a mutually acceptable resolution of any such dispute within thirty (30) days, the dispute shall be submitted for resolution to a certified public accounting firm jointly selected by each Party’s certified public accountants or to such other Person as the Parties shall mutually agree (the “Audit Arbitrator”).  The decision of the Audit Arbitrator shall be final and the costs of such arbitration as well as the initial audit shall be borne between the Parties in such manner as the Audit Arbitrator shall determine.  Not later than thirty (30) days after such decision and in accordance with such decision, the Company shall pay the additional amounts or Investor shall reimburse the excess payments, as applicable.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE Company

Except as set forth in the disclosure schedules attached hereto (the “Disclosure Schedules”), the Company hereby represents and warrants to the Investor as of the Closing Date as follows:

Section 4.1Organization.  The Company is a corporation duly organized, validly existing and in good standing under the Laws of Delaware and has all powers and authority, and all licenses, permits, franchises, authorizations, consents and approvals of all Governmental Authorities, required to own its property and conduct its business as now conducted.  The Company is duly qualified to transact business and is in good standing in every jurisdiction in which such qualification or good standing is required by Applicable Law (except where the failure to be so qualified or in good standing could not reasonably be expected to result in a Material Adverse Effect).
Section 4.2No Conflicts.
(a)None of the execution and delivery by the Company of any of the Transaction Documents to which the Company is party, the performance by the Company of the obligations contemplated hereby or thereby or the consummation of the transactions contemplated hereby or thereby will: (i) contravene, conflict with, result in a breach, violation, cancellation or termination of, constitute a default (with or without notice or lapse of time, or both) under, require prepayment under, give any Person the right to exercise any remedy (including termination, cancellation or acceleration) or obtain any additional rights under, or accelerate the maturity or performance of or payment under, in any respect, (A) any Applicable Law or any judgment, order, writ, decree, permit or license of any Governmental Authority to which the Company or any of its Subsidiaries or any of their respective assets or properties may be subject or bound, (B) subject to entry into the Oaktree Consent, any term or provision of any contract, agreement, indenture, lease, license, deed, commitment, obligation or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective assets or properties is bound or committed or (C) any term or provision of any of the organizational documents of the Company or any of its Subsidiaries, except in the case of clause (A) or (B) where any such event could not reasonably be expected to result in a Material Adverse Effect; or (ii) except as provided in any of the Transaction Documents to which it is party, result in or require the creation or imposition of any Lien on the Collateral.
(b)There does not exist, any Lien on the Transaction Documents or the Revenue Interests (except for any Lien contemplated under clauses (c), (d), (e), (f), (k), (l), (y) and

(cc) of the definition of “Permitted Lien”).  There does not exist any Lien on any of the other Collateral (other than the Revenue Interests) other than Permitted Liens.
Section 4.3Authorization.  The Company has all powers and authority to execute and deliver, and perform its obligations under, the Transaction Documents to which it is party and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of each of the Transaction Documents to which the Company is party and the performance by the Company of its obligations hereunder and thereunder have been duly authorized by the Company.  Each of the Transaction Documents to which the Company is party has been duly executed and delivered by the Company.  Each of the Transaction Documents to which the Company is party constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its respective terms, subject to applicable Debtor Relief Laws.
Section 4.4Ownership.  The Company is the exclusive owner of the entire right, title (legal and equitable) and interest in, to, and under the Revenue Interests free and clear of all Liens (except for any Lien contemplated under clauses (c), (d), (e), (f), (k), (l), (y) and (cc) of the definition of “Permitted Lien”).  The Company is the exclusive owner of the entire right, title (legal and equitable) and interest in, to and under the other Collateral, free and clear of all Liens, other than Permitted Liens.  The Revenue Interests sold, assigned, transferred, conveyed and granted to the Investor on the Closing Date have not been pledged, sold, assigned, transferred, conveyed or granted by the Company to any other Person (except for any Lien contemplated under clauses (c), (d), (e), (f), (k), (l), (y) and (cc) of the definition of “Permitted Lien”).  The other Collateral (other than the Revenue Interests) has not been pledged, sold, assigned, transferred, conveyed or granted by the Company to any other Person (except for Permitted Liens).  The Company has full right to sell, assign, transfer, convey and grant the Revenue Interests to the Investor.  Upon the sale, assignment, transfer, conveyance and granting by the Company of the Revenue Interests to the Investors, the Investors shall acquire good and marketable title to the Revenue Interests free and clear of all Liens (except for any Lien contemplated under clauses (c), (d), (e), (f), (k), (l), (y) and (cc) of the definition of “Permitted Lien”), and shall be the exclusive owners of the Revenue Interests.  The Company has not caused, and to the Knowledge of the Company no other Person has caused, the claims and rights of Investor created by any Transaction Document in and to the Revenue Interests to be subordinated to any creditor or any other Person. The Company has not caused, and to the Knowledge of the Company no other Person has caused, the claims and rights of Investor created by any Transaction Document in and to the Collateral to be subordinated to any creditor or any other Person (other than the Liens granted in favor of Oaktree under the Oaktree Credit Agreement and the Oaktree Security Documents (in each case, as modified by the Oaktree Consent and the Intercreditor Agreement)).
Section 4.5Governmental and Third Party Authorizations.  The execution and delivery by the Company of the Transaction Documents to which the Company is party, the performance by the Company of its obligations hereunder and thereunder and the consummation of any of the transactions contemplated hereunder and thereunder (including the sale, assignment, transfer, conveyance and granting of the Revenue Interests to the Investor) do not require any consent, approval, license, order, authorization or declaration from, notice to, action or registration by or filing with any Governmental Authority or any other Person, except for applicable filings under U.S. securities laws, the filing of UCC financing statements and those previously obtained or made or to be obtained or made on the Closing Date.

Section 4.6No Litigation.  Except as disclosed in its SEC Filings, there is no action, suit, arbitration proceeding, claim, citation, summons, subpoena, investigation or other proceeding (whether civil, criminal, administrative, regulatory, investigative or informal, and including by or before a Governmental Authority) pending or, to the Knowledge of the Company, threatened by or against the Company or any of its Subsidiaries, at law or in equity, that (i) if adversely determined, could reasonably be expected to result in a in a Material Adverse Effect, or (ii) challenges or seeks to prevent or delay the consummation of any of the transactions contemplated by any of the Transaction Documents to which the Company is party.
Section 4.7Solvency.  The Company has determined that, and by virtue of its entering into the transactions contemplated by the Transaction Documents to which the Company is party and its authorization, execution and delivery of the Transaction Documents to which the Company is party, the Company’s incurrence of any liability hereunder or thereunder or contemplated hereby or thereby is in its own best interests.  Upon consummation of the transactions contemplated by the Transaction Documents and the application of the proceeds therefrom, (a) the fair saleable value of the Company’s assets will be greater than the sum of its debts, liabilities and other obligations, including known contingent liabilities, (b) the present fair saleable value of the Company’s assets will be greater than the amount that would be required to pay its probable liabilities on its existing debts, liabilities and other obligations, including known contingent liabilities, as they become absolute and matured, (c) the Company will be able to realize upon its assets and pay its debts, liabilities and other obligations, including known contingent obligations, as they mature, (d) the Company will not have unreasonably small capital with which to engage in its business and will not be unable to pay its debts as they mature, (e) the Company has not incurred, will not incur and does not have any present plans or intentions to incur debts or other obligations or liabilities beyond its ability to pay such debts or other obligations or liabilities as they become absolute and matured, (f) the Company will not have become subject to any Bankruptcy Event and (g) the Company will not have been rendered insolvent within the meaning of any Applicable Law.  No step has been taken or is intended by the Company or, to its Knowledge, any other Person to make the Company subject to a Bankruptcy Event.
Section 4.8No Brokers’ Fees.  Except as set forth on Schedule 4.8, the Company has not taken any action that would entitle any person or entity to any commission or broker’s fee in connection with the transactions contemplated by this Agreement.
Section 4.9Compliance with Laws.  Except as disclosed in its SEC Filings, none of the Company or any of its Subsidiaries (a) has violated or is in violation of, or, to the Knowledge of the Company, is under investigation with respect to or has been threatened to be charged with or been given notice of any violation of, any Applicable Law or any judgment, order, writ, decree, injunction, stipulation, consent order, permit or license granted, issued or entered by any Governmental Authority or (b) is subject to any judgment, order, writ, decree, injunction, stipulation, consent order, permit or license granted, issued or entered by any Governmental Authority, in each case, that could reasonably be expected to result in a in a Material Adverse Effect.  Each of the Company and each Subsidiary of the Company is in compliance with the requirements of all Applicable Laws, a breach of any of which could reasonably be expected to result in a Material Adverse Effect.

Section 4.10Intellectual Property Matters.
(a)Schedule 4.10(a) sets forth an accurate and complete list of the Owned Included Product Patent Rights and to the Knowledge of the Company the Licensed Included Product Patent Rights.  For each Patent set forth on Schedule 4.10(a) the Company has indicated: (i) the application number; (ii) the patent or registration number, if any; (iii) the country or other jurisdiction where the Patent Right was issued, registered, or filed; (iv) the scheduled expiration date of any issued Patent Right, including a notation if such scheduled expiration date includes a term extension or supplementary protection certificate; and (v) the registered owner thereof.
(b)The Company (or the Company Party indicated on Schedule 4.10(a)) is the sole and exclusive owner of the entire right, title and interest in each of the Owned Included Product Patent Rights.  Other than Permitted Liens, the Owned Included Product Patent Rights are not subject to any encumbrance, Lien or claim of ownership by any Third Party, and to the Knowledge of the Company there are no facts that would preclude the Company from having unencumbered title to the Owned Included Product Patent Rights. No Company Party has received any written notice of any claim by any Third Party challenging Company Parties’ ownership of the Owned Included Product Patent Rights.
(c)Except as set forth on Schedule 4.10(c), each inventor named on the Owned Included Product Patent Rights, has executed a Contract assigning their entire right, title and interest in and to such Patent Rights and the inventions embodied, described and/or claimed therein, to the Company (or the respective Company Party indicated on Schedule 4.10(a)), and each such Contract has been duly recorded at the United States Patent and Trademark Office.
(d)To the Knowledge of the Company, no issued Owned Included Product Patent Right has lapsed, expired or otherwise been terminated and no Owned Included Product Patent Right applications have lapsed, expired, been abandoned or otherwise been terminated, other than by operation of law or in the ordinary course of patent prosecution.
(e)To the Knowledge of the Company, there are no unpaid maintenance fees, annuities or other like payments that are overdue with respect to any of the Owned Included Product Patent Rights.
(f)To the Knowledge of the Company, each of the Owned Included Product Patent Rights correctly identifies each and every inventor of the claims thereof as determined in accordance with Applicable Law. Each such inventor has executed an assignment assigning their entire right, title and interest in and to such Included Product Patent Rights and the inventions embodied, described and/or claimed therein, to the Company or to an entity that has in turn executed an assignment assigning their entire right, title and interest in and to such Patent Rights and the inventions embodied, described and/or claimed therein, to the Company, and each such assignment has been duly recorded at the United States Patent and Trademark Office.  To the Knowledge of the Company, there is no Person who is or claims to be an inventor of any of the Owned Included Product Patent Rights who is not a named inventor thereof.  No Company Party has received from any Person who is not a named inventor of any of the Owned Included Product Patent Rights written notice in which such Person claims to be an inventor of any of the Owned Included Product Patent Rights.

(g)To the Knowledge of the Company, each of the Owned Included Product Patent Rights and each of the claims thereof is valid, enforceable and subsisting. No Company Party has received any opinion of counsel that any of the Owned Included Product Patent Rights or any claims thereof are invalid or unenforceable. No Company Party has received written notice of any claim by any Third Party challenging the validity or enforceability of any of the Owned Included Product Patent Rights or any claims thereof.
(h)To the Knowledge of the Company, each individual associated with the filing and prosecution of the Owned Included Product Patent Rights has complied in all material respects with all applicable duties of candor and good faith in dealing with any Patent Office, including any duty to disclose to any Patent Office all information known by such individual to be material to patentability of each such Patent Right, in those jurisdictions where such duties exist.
(i)There is at least one valid claim in the Owned Included Product Patent Rights that would be infringed by the Company’s or any Subsidiary’s Commercialization of ZTALMY but for the Company’s and the Subsidiaries’ rights in such Patent Rights.  Each of claims 1-18, 20-22, 24-28, 34-38, 40-47, and 49-55 of U.S. Patent No. 8,318,714 are Valid Claims and Cover ZTALMY.  The application for Patent Term Extension for U.S. Patent No. 8,318,714 was timely filed and in accordance with all Applicable Laws, is accurate and complete in all material respects.  The Company exercised due diligence in the development of ZTALMY during the entire period of time extending from its acquisition of IND No. 044020 for ZTALMY on February 8, 2005 through and to the approval of the NDA for ZTALMY (NDA No. 215904) on June 1, 2022. To the Company’s Knowledge, the Company’s predecessors in interest CoCensys, Inc. and Purdue Pharma, Inc. exercised due diligence in the development of ZTALMY during the entire period of time extending from the effective date of IND No. 044020, which was no later than March 28, 1994, through and to the sale of IND No. 044020 to the Company on February 8, 2005.
(j)Except for information disclosed to the applicable Patent Office during prosecution of the Owned Included Product Patent Rights, and to the Knowledge of the Company, there are no patents, published patent applications, articles, abstracts, disclosures, sales, offers for sale or other prior art deemed material to patentability of any of the inventions claimed in such Owned Included Product Patent Rights, or that would otherwise reasonably be expected to materially adversely affect the validity or enforceability of any of the claims of such Owned Included Product Patent Rights.
(k)There is no pending or, to the Knowledge of the Company, threatened opposition, interference, reexamination, injunction, claim, suit, action, citation, summons, subpoena, hearing, inquiry, investigation (by the International Trade Commission or otherwise), complaint, arbitration, mediation, demand, decree or other dispute, disagreement, proceeding, claim,  inter-partes review, post-grant review, or Paragraph IV Certification (collectively, “Disputes”) challenging the legality, validity, enforceability, ownership or infringement of any of the Owned Included Product Patent Rights or that could reasonably be expected to result in any Set-off against the payments due to the Investor under this Agreement.  There are no Disputes by or with any Third Party against the Company or any of its Subsidiaries involving the Owned included Product Patents, ZTALMY or any other Included Product currently being Developed by or on behalf of the Company.  The Owned Included Product Patent Rights are not subject to any outstanding injunction, judgment, order, decree, ruling, challenge, settlement or other disposition of a Dispute.
(l)Except as set forth on Schedule 4.10(l), there is no pending or, to the Knowledge of the Company, threatened, and no event has occurred or circumstance exists that (with or without notice or lapse of time, or both) would result in or serve as a basis for any, action, suit or proceeding, or any investigation or claim, and the Company has not received any written notice of the foregoing, that claims that the manufacture, use, marketing, sale, offer for sale, importation or distribution of ZTALMY or any other Included Product currently being Developed by or on behalf of the Company infringes on any Patent or other intellectual property rights of any other Person or constitutes misappropriation of any other Person’s trade secrets or other intellectual property rights.
(m)To the Knowledge of the Company, none of the conception, development and reduction to practice of the inventions claimed in the Owned Included Product Patent Rights has constituted or involved the misappropriation of trade secrets or other rights or property of any Third Party.
(n)No Company Party has filed any disclaimer, other than a terminal disclaimer, or made or permitted any other voluntary reduction in the scope of any Owned Included Product Patent Rights.
(o)To the Knowledge of the Company, no valid Third Party Patent has been, or is, or will be, infringed by the Company’s current or proposed Commercialization of ZTALMY or any other Included Product currently being clinically Developed by or on behalf of the Company. To the Knowledge of the Company, no valid Third Party Patent would limit or prohibit in any material respect the Company’s Commercialization of ZTALMY or any other Included Product currently being clinically Developed by or on behalf of the Company as currently proposed. The Company has not received any written notice of any claim by any Third Party asserting that the Company’s Commercialization of ZTALMY or any other Included Product currently being Developed by or on behalf of the Company infringes or, upon Commercialization, could infringe such Third Party’s Patents. The Company has not received any opinion of counsel regarding infringement or non-infringement of any Third Party Patent by the Company’s Commercialization of ZTALMY or any other Included Product currently being Developed by or on behalf of the Company.
(p)Except as set forth on Schedule 4.10(p), to the Knowledge of the Company, there are no pending, published patent applications owned by any Third Party, which the Company Parties do not have the right to use, which if issued, would limit or prohibit in any material respect the Company’s Parties’ Commercialization of ZTALMY or any other Included Product currently being Developed by or on behalf of the Company.
(q)To the Knowledge of the Company, no Third Party is infringing any of the issued Owned Included Product Patent Rights.  No Company Party has provided written notice to a Third Party claiming that the Third Party is infringing any Included Product Patent Rights.

(r)Schedule 4.10(r) sets forth all Trademarks material to Company Parties’ Commercialization of any Included Product.
(s)The Owned Included Product Patent Rights and the Licensed Included Product Patent Rights licensed to Company under the License Agreements (Schedule 1.1-3) constitute all of the Patents owned or controlled by the Company or any of the Company’s Affiliates that relate to the Included Products.
Section 4.11License Agreements.  Schedule 1.1-3 sets forth an accurate and complete list of each partnership agreement, license agreement or similar agreement entered into by the Company or any of its Affiliates, pursuant to which (a) the Company or any Affiliate of the Company has granted a license or sublicense to any Third Party under any IP Rights to Develop, have Developed, Manufacture, have Manufactured, seek Regulatory Approval for, distribute, use, have used, import, sell, offer to sell, have sold or otherwise Commercialize an Included Product, other than agreements granting non-exclusive rights to Develop or Manufacture Included Products entered into in the ordinary course of business with vendors (each, an “Out-License Agreement”), or (b) a Third Party has granted a license or sublicense to the Company or any Affiliate of the Company under any IP Rights to Develop, have Developed, Manufacture, have Manufactured, seek Regulatory Approval for, distribute, use, have used, import, sell, offer to sell, have sold or otherwise Commercialize an Included Product in the United States (each, an “In-License Agreement”, and together with all Out-License Agreements, all other In-License Agreements, and all New License Agreements, the “License Agreements”).  A true, correct and complete copy of each License Agreement, together with any amendment, supplement or modification, in each case existing as of the Closing Date, has been provided to the Investor.  Each License Agreement is a valid and binding obligation of the Company and each counterparty thereto, and is enforceable against each counterparty thereto in accordance with its terms except as may be limited by applicable Debt Relief Laws. Neither the Company nor the respective counterparty thereto has granted any written waiver under any provision of any License Agreement.
Section 4.12Margin Stock.  The Company is not engaged in the business of extending credit for the purpose of buying or carrying margin stock, and no portion of the Investment Amount shall be used by the Company for a purpose that violates Regulation T, U or X promulgated by the Board of Governors of the Federal Reserve System from time to time.
Section 4.13Material Contracts.
(a)Schedule 4.13(a) hereto contains a list of the Material Contracts as of the date hereof.  As of the date hereof, all Material Contracts have either been disclosed in the Company’s SEC Filings or a true and complete copy of each other Material Contract has been provided by the Company to the Investor.
(b)Neither the Company nor, to the Knowledge of the Company, any Material Contract Counterparty is in breach or default of any Material Contract and to the Knowledge of the Company, no circumstances or grounds exist that would, upon the giving of notice, the passage of time or both, give rise (i) to a claim by the Company or any Material Contract Counterparty of a breach or default of any Material Contract, or (ii) to a right of rescission, termination, revision, setoff, or any other rights, by any Person, in, to or under any Material Contract. Except as set forth on Schedule 4.13(a), the Company has not received from, or delivered to, any Material Contract Counterparty, any written notice alleging a breach or default under any Material Contract, which breach or default has not been cured as of the Closing Date.
(c)Each Material Contract is a valid and binding obligation of the Company and, to the Knowledge of the Company, of the applicable Material Contract Counterparty, enforceable against each of the Company and, to the Knowledge of the Company, each applicable Material Contract Counterparty in accordance with its terms, except as may be limited by applicable Debt Relief Laws.  The Company has not received any written notice from any Material Contract Counterparty or any other Person challenging the validity or enforceability of any Material Contract.  Neither the Company, nor to the Knowledge of the Company, any other Person, has delivered or intends to deliver any written notice to the Company or a Material Contract Counterparty challenging the validity or enforceability of any Material Contract.
(d)There are no settlements, covenants not to sue, consents, judgements, orders or similar obligations which: (i) restrict the rights of the Company or any of its Subsidiaries from the Development, manufacture, or Commercialization of the Included Products in the United States, or (ii) permit any third parties to Commercialize Included Products in the United States.
Section 4.14Bankruptcy.  Except as set forth on Schedule 4.14, neither the Company nor, to the Knowledge of the Company, any Material Contract Counterparty is contemplating or planning to commence any case, proceeding or other action relating to such Material Contract Counterparty’s bankruptcy, insolvency, liquidation or dissolution or reorganization.
Section 4.15Office Locations; Names.
(a)The chief place of business, the chief executive office and each office where the Company keeps its records regarding the Collateral are, as of the date hereof, each located at 5 Radnor Corporate Center, Suite 500, 100 Matsonford Road, Radnor, PA 19087.
(b) Neither the Company nor any Guarantor (or any predecessor by merger or otherwise) has, within the five-year period preceding the date hereof, had a name that differs from its name as of the date hereof.
Section 4.16Permitted Debt.  There is no Indebtedness incurred by the Company or any of its Subsidiaries other than the Permitted Debt.  Schedule 4.16 hereto lists all of the Permitted Debt Facility Documents as of the date hereof, and true, complete and correct copies of the Permitted Debt Facility Documents have been provided to the Investor as of the date hereof.  There is no default or event of default (in each case, with or without notice or lapse of time, or both) under the Permitted Debt Facility Documents.
Section 4.17Financial Statements; No Material Adverse Effect.  The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, (ii) fairly present in all material respects the financial condition of the Company and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (iii) show all material Indebtedness and other liabilities, direct or contingent, of the Company and its

Subsidiaries as of the date thereof, including material liabilities for Taxes, commitments and Indebtedness to the extent required by GAAP.
The Interim Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, (ii) fairly present in all material respects the financial condition of the Company and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, and (iii) show all material Indebtedness and other liabilities, direct or contingent, of the Company and its Subsidiaries as of the date thereof, including material liabilities for Taxes, material commitments and Indebtedness to the extent required by GAAP, subject, in the case of clauses (i), (ii) and (iii) of this sentence, to the absence of footnotes and to normal year-end audit adjustments.
(c)From the date of the Audited Financial Statements to and including the Closing Date, there has been no Disposition by any Company Party or any Subsidiary, or any Involuntary Disposition, of any material part of the business or property of any Company Party or any Subsidiary, and no purchase or other acquisition by any of them of any business or property (including any Equity Interests of any other Person) material to any Company Party or any Subsidiary, in each case, which is not reflected in the Financial Statements or in the notes thereto and has not otherwise been disclosed in writing to the Investor on or prior to the Closing Date.
(d)Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to result in a Material Adverse Effect.
Section 4.18No Default.
(a)Neither the Company nor any Subsidiary is in default (with or without notice or lapse of time, or both) under or with respect to any Contractual Obligation that could reasonably be expected to result in a Material Adverse Effect.
(b)No Default or Event of Default has occurred and is continuing.
Section 4.19Insurance.  The properties of the Company and each of its Subsidiaries are insured with financially sound and reputable insurance companies which are not Affiliates of such Persons, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Company or the applicable Subsidiary operates.
Section 4.20ERISA Compliance.
(a)Except as could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, (i) each Plan is in compliance with the applicable provisions of ERISA, the Internal Revenue Code and other federal or state Laws, and (ii) each Pension Plan that is intended to be a qualified plan under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service to the effect that the form of such Plan is qualified under Section 401(a) of the Internal Revenue Code, an application for such a letter is currently being processed by the Internal Revenue Service or is entitled to rely on the opinion or advisory letter issued by the Internal Revenue Service to the sponsor of a preapproved plan document and, to the Knowledge of the Company, nothing has occurred that would prevent, or cause the loss of, such tax-qualified status.
(b)There are no pending or, to the Knowledge of the Company, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to result in a Material Adverse Effect. The Company has not engaged in any prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan, in any case, that could reasonably be expected to result in a Material Adverse Effect.
(c)Except as could not reasonably be expected to result in a Material Adverse Effect, (i) no ERISA Event has occurred with respect to any Pension Plan, (ii) the Company and each ERISA Affiliate has met all applicable requirements under the applicable pension funding rules in respect of each Pension Plan, and no waiver of the minimum funding standards under the applicable pension funding rules has been applied for or obtained, and (iii) neither the Company nor any ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums due but not delinquent under Section 4007 of ERISA.
Section 4.21Subsidiaries.  Set forth on Schedule 4.21 is a complete and accurate list as of the date hereof of each Subsidiary of the Company, together with (a) such Subsidiary’s jurisdiction of organization and (b) the percentage of Equity Interests in such Subsidiary owned by the Company.  The Company does not have any Affiliates other than the Subsidiaries listed on Schedule 4.21.
Section 4.22Perfection of Security Interests in the Collateral.  The Security Documents create valid security interests in, and Liens on, the Collateral and receivables purported to be covered thereby to the extent such security interests may be created pursuant to Article 9 of the UCC, which security interests and Liens will be, upon the timely and proper filings, deliveries, notations and other actions contemplated in the Security Documents perfected security interests and Liens (to the extent that such security interests and Liens can be perfected by such filings, deliveries, notations and other actions).
Section 4.23Sanctions Concerns; Anti-Corruption Laws; PATRIOT Act.
(a)Sanctions Concerns.  Neither the Company nor any Subsidiary, nor, to the Knowledge of the Company, any director, officer, employee, agent, Affiliate or representative of the Company or any Subsidiary, is an individual or entity that is, or is owned or controlled by, any individual or entity that is (i) currently the subject or target of any Sanctions, (ii) included on OFAC’s List of Specially Designated Nationals, HMT’s Consolidated List of Financial Sanctions Targets and the Investment Ban List, or any similar list enforced by any other relevant sanctions authority or (iii) located, organized or resident in a Designated Jurisdiction.
(b)Anti-Corruption Laws.  Neither the Company nor, to the Knowledge of the Company, any of the Company’s directors, officers, employees or agents have, directly or indirectly, made, offered, promised or authorized any payment or gift of any money or anything of value to or for the benefit of any “foreign official” (as such term is defined in the U.S. Foreign Corrupt Practices Act (the “FCPA”)), foreign political party or official thereof or candidate for foreign political office for the purpose of (i) influencing any official act or decision of such official, party or candidate, (ii) inducing such official, party or candidate to use his, her or its influence to affect any act or decision of a foreign governmental authority or (iii) securing any improper advantage, in the case of (i), (ii) and (iii) above in order to assist the Company or any of its Affiliate in obtaining or retaining business for or with, or directing business to, any person.  Neither the Company nor, to the Knowledge of the Company, any of its directors, officers, employees or agents have made or authorized any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of funds or received or retained any funds in violation of any Law, rule or regulation.  The Company further represents that it has maintained, and has caused each of its Subsidiaries and Affiliates to maintain, systems of internal controls (including accounting systems, purchasing systems and billing systems) to ensure compliance with all Anti-Corruption Laws.  The Company and its Subsidiaries have conducted their business in compliance with all Anti-Corruption Laws, and have instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.
(c)PATRIOT Act.  To the extent applicable, the Company and each Subsidiary is in compliance, with (i) and (ii) the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), as amended from time to time.
Section 4.24Data Security; Data Privacy.
(a)The Company has not experienced any breach of security of unauthorized access by third parties of any Personal Information in its possession, custody, or control that could reasonably be expected to result in a Material Adverse Effect.
(b)In connection with its collection, storage, transfer (including, without limitation, any transfer across national borders) and/or use of any personally identifiable information from any individuals, including, without limitation, any customers, prospective customers employees and/or other Third Parties (collectively “Personal Information”), the Company is and has been, to the Knowledge of Company, in compliance in all material respects with all Applicable Laws in all relevant jurisdictions, including (if applicable) the General Data Protection Regulation, the Company’s privacy policies and the requirements of any contracts or codes of conduct to which the Company is a party, except for any such event that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.  The Company has commercially reasonable physical, technical, organizational and administrative security measures and policies in place to protect all Personal Information collected by it or on its behalf from and against unauthorized access, use and/or disclosure.  The Company is and has been, to the Knowledge of the Company, in compliance in all material respects with all Laws relating to data loss, theft and breach of security notification obligations, except for any such event that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
Section 4.25Compliance of Included Products.
(a)(i)The Company and its Subsidiaries possess all Permits, including Regulatory Approvals from the FDA, the DEA, the EMA and other Governmental Authorities required for the conduct of their business as currently conducted (including, for the avoidance of doubt, the Development and Commercialization of the Included Products in the United States),

except where the failure to so possess could not reasonably be expected to result in a Material Adverse Effect, and all such Permits are in full force and effect, except where the failure to be could not reasonably be expected to result in a Material Adverse Effect;
(ii)The Company and its Subsidiaries have not received any written communication from any Governmental Authority regarding any failure to materially comply with any Laws, including any terms or requirements of any Regulatory Approval, that could reasonably be expected to result in a in a Material Adverse Effect. To the Knowledge of the Company, there are no facts or circumstances that are reasonably likely to give rise to any revocation, withdrawal, suspension, cancellation, material limitation, termination or adverse modification of any Regulatory Approval required to Commercialize Included Products in the United States;
(iii)None of the officers, directors, employees or, to the Knowledge of the Company, Affiliates of the Company or any Subsidiary or any agent or consultant involved in any Drug Application, has been convicted of any crime or engaged in any conduct for which debarment is authorized by 21 U.S.C. Section 335a nor, to the Knowledge of the Company, are any debarment proceedings or investigations pending or threatened against the Company or any Subsidiary or any of their respective officers, employees or agents;
(iv)None of the officers or directors, or, to the Knowledge of the Company, employees or Affiliates of the Company or any Subsidiary or any agent or consultant has (A) made an untrue statement of material fact or fraudulent statement to any Regulatory Agency or failed to disclose a material fact required to be disclosed to a Regulatory Agency; or (B) committed an act, made a statement, or failed to make a statement that would provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” set forth in 56 Fed. Regulation 46191 (September 10, 1991);
(v)All preclinical studies and clinical trials conducted by or on behalf of the Company and its Subsidiaries that have been submitted to any Governmental Authority, including the FDA and its counterparts worldwide, in connection with any Product Registrations and request for a Regulatory Approval, are being or have been conducted in compliance in all material respects with the required experimental protocols and Applicable Laws;
(vi)All Included Products have since January 1, 2021 been manufactured, transported, stored and handled in all material respects in accordance with all Applicable Laws, including applicable current good manufacturing practices except where the failure to comply could not reasonably be expected to result in a Material Adverse Effect;
(vii)Neither the Company nor any Subsidiary has received any notice that any Governmental Authority, including without limitation the FDA, the DEA, the EMA, the Office of the Inspector General of the United States Department of Health and Human Services or the United States Department of Justice has commenced any investigation or threatened to initiate any action against the Company or a Subsidiary, any action to enjoin the Company or a Subsidiary, its officers, directors, employees, agents and Affiliates, from conducting its business at any facility owned or used by it or for any material civil penalty, injunction, seizure or criminal action;

(viii)Neither the Company nor any Subsidiary has received from the FDA, the DEA or the EMA, at any time since January 1, 2021, a Warning or Untitled Letter, Form FDA-483, request for regulatory meeting, or similar correspondence or notice alleging violations of Laws enforced by the FDA, the DEA, the EMA or any comparable correspondence from any other Governmental Authority with regard to any Included Product or the manufacture, processing, packaging or holding thereof, the subject of which communication is unresolved and if determined adversely to the Company or such Subsidiary could reasonably be expected to result in a Material Adverse Effect; and
(ix)Since January 1, 2021, (A) there have been no Safety Notices, (B) to the Knowledge of the Company, there are no unresolved material product complaints with respect to any Included Product, in each case, which could reasonably be expected to result in a Material Adverse Effect, and (C) to the Knowledge of the Company, there are no facts that could reasonably be expected to result in (1) a material change in the labeling of Included Products, (2) a termination or suspension of marketing of Included Products, or (3) the issuance of a Safety Notice.
(b)All of the Included Products that exist as of the date hereof are listed on Schedule 4.25(b).  Since January 1, 2021, the operation of the Business of the Company and its Subsidiaries with respect to the Included Products, including the manufacture, import, labeling, and distribution of ZTALMY, has been in compliance with all Permits and Applicable Laws, except where a failure to so comply could not reasonably be expected to result in a Material Adverse Effect.
(c)Without limiting the generality of Section 4.25(a)(i) and Section 4.25(a)(ii) above, with respect to any Included Products being tested or manufactured by the Company and its Subsidiaries, as of the date hereof, to the Knowledge of the Company, neither the Company nor any Subsidiary has received any notice from any applicable Governmental Authority, including the FDA, the DEA and the EMA, that such Governmental Authority is conducting an investigation or review of (A) the Company and its Subsidiaries’ (or any third party contractors therefor) manufacturing facilities and processes for manufacturing such Included Products or the marketing and sales of such Included Products, in each case which have identified any material deficiencies or violations of Laws or the Permits related to the manufacture, marketing and/or sales of such Included Products, or (B) any such Regulatory Approval that could reasonably be expected to result in a revocation or withdrawal of such Regulatory Approval, nor has any such Governmental Authority issued any order or recommendation stating that the development, testing, manufacturing, marketing or sales of such Included Products by the Company and its Subsidiaries should cease or that such Included Products should be withdrawn from the marketplace.
(d)Neither the Company nor any of its Subsidiaries has experienced any significant failures in the manufacturing of ZTALMY for commercial sale that has had or could reasonably be expected to result in, if such failure occurred again, a Material Adverse Effect.
(e)The Company is not currently clinically Developing ZTALMY or any other Included Product for any indication that has not been granted an ODD by the FDA under the Orphan Drug Act and, in particular, 21 C.F.R. § 316.24.  Based on the Company’s ODD previously granted to ZTALMY (ganaxolone) for the treatment of cyclin-dependent kinase-like 5 (CDKL5)

gene-related early-onset infantile epileptic encephalopathy and the FDA’s June 1, 2022 marketing approval of ZTALMY for the treatment of seizures associated with CDKL5 deficiency disorder in patients 2 years of age and older, ZTALMY qualifies for the period of orphan drug exclusivity available under the Orphan Drug Act and, in particular, 21 C.F.R. § 316.31, notwithstanding that such period of orphan exclusivity has not been listed by FDA in the Orange Book for ZTALMY as of the date hereof.
Section 4.26Labor Matters.  There are no existing or, to the Knowledge of the Company, threatened strikes, lockouts or other labor Disputes involving the Company or any Subsidiary that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. Except as could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, hours worked by and payments of compensation made by the Company and its Subsidiaries to their respective employees are not in violation of the Fair Labor Standards Act or any other Applicable Law, rule or regulation dealing with such matters.
Section 4.27Taxes.  The Company and each of its Subsidiaries has (A) filed all Tax returns and reports required by to have been filed by it (including in its capacity as a withholding agent), (B) paid all Taxes required to be paid by it (including in its capacity as a withholding agent), and (C) provided adequate accruals, charges and reserves in accordance with GAAP in their applicable financial statements in respect of all Taxes not yet due and payable, except, in each case, (i) any such Taxes that are being diligently contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP or (ii) any failure that could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE Investor

The Investor hereby represents and warrants separately (and not jointly) to the Company as of the Closing Date as follows:

Section 5.1Organization.  Investor is a Cayman Islands exempt limited partnership duly organized, validly existing and in good standing under the Laws of its state of formation and has all powers and authority, and all licenses, permits, franchises, authorizations, consents and approvals of all Governmental Authorities, required to own its property and conduct its business as now conducted.
Section 5.2No Conflicts.  None of the execution and delivery by the Investor of any of the Transaction Documents to which it is party, the performance by it of the obligations contemplated hereby or thereby or the consummation of the transactions contemplated hereby or thereby will contravene, conflict with, result in a breach, violation, cancellation or termination of, constitute a default (with or without notice or lapse of time, or both) under, require prepayment under, give any Person the right to exercise any remedy (including termination, cancellation or acceleration) or obtain any additional rights under, or accelerate the maturity or performance of or payment under, in any respect, (i) any Applicable Law or any judgment, order, writ, decree, permit or license of any Governmental Authority to which such entity or any of its assets or properties may be subject or bound, (ii) any term or provision of any contract, agreement, indenture, lease, license, deed, commitment, obligation or instrument to which such entity is a party or by which such entity or any of its assets or properties is bound or committed or (iii) any term or provision of any of the organizational documents of such entity, except in the case of clause (i) where any such event would not result in a material adverse effect on the ability of such entity to consummate the transactions contemplated by the Transaction Documents.
Section 5.3Authorization.  The Investor has all powers and authority to execute and deliver, and perform its obligations under, the Transaction Documents to which it is party and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of each of the Transaction Documents to which it is party, and the performance by it of its obligations hereunder and thereunder, have been duly authorized by it.  Each of the Transaction Documents to which it is  party has been duly executed and delivered by it.  Each of the Transaction Documents to which it is a party constitutes the legal, valid and binding obligation of it, enforceable against it in accordance with its respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar Applicable Laws affecting creditors’ rights generally, general equitable principles and principles of public policy.
Section 5.4Governmental and Third Party Authorizations.  The execution and delivery by such entity of the Transaction Documents to which it is party, the performance by it of its obligations hereunder and thereunder and the consummation of any of the transactions contemplated hereunder and thereunder do not require any consent, approval, license, order, authorization or declaration from, notice to, action or registration by or filing with any Governmental Authority or any other Person.
Section 5.5No Litigation.  There is no action, suit, arbitration proceeding, claim, citation, summons, subpoena, investigation or other proceeding (whether civil, criminal, administrative, regulatory, investigative or informal and including by or before a Governmental Authority) pending or, to the knowledge of such entity, threatened by or against such entity, at law or in equity, that challenges or seeks to prevent or delay or which, if adversely determined, would prevent or delay the consummation of any of the transactions contemplated by any of the Transaction Documents to which it is party.
Section 5.6No Brokers’ Fees.  The Investor has not taken any action that would entitle any person or entity to any commission or broker’s fee in connection with the transactions contemplated by this Agreement.
Section 5.7Funds Available.  As of the date hereof, the Investor has sufficient funds on hand to satisfy its obligations to pay the Investment Amount due and payable on the Closing Date.  It acknowledges and agrees that its obligations under this Agreement are not contingent on obtaining financing.
Section 5.8Access to Information.  The Investor acknowledges that it has (a) reviewed such documents and information relating to the Revenue Interests, the Collateral and the Included Products and (b) had the opportunity to ask such questions of, and to receive answers from, representatives of the Company, in each case, as it deemed necessary to make an informed decision to purchase, acquire and accept the Revenue Interests in accordance with the terms of this Agreement.  The Investor has such knowledge, sophistication and experience in financial and business matters that it is capable of evaluating the risks and merits of purchasing, acquiring and accepting the Revenue Interests in accordance with the terms of this Agreement. Investor hereby acknowledges that the Included Products include Products under Development that may not be proved safe and effective in the indications for which they are under Development and that there is risks inherent in drug Development and Commercialization that are reflected in the Company's SEC filings.
ARTICLE VI
AFFIRMATIVE COVENANTS

The Parties hereto covenant and agree as follows:

Section 6.1Collateral Matters; Guarantors.
(a)On or prior to the Closing Date, each of the Company and the Guarantors (if any) shall enter into the Security Agreement, pursuant to which the Company and the Guarantors (if any) shall grant to the Investor, a continuing security interest (with the priority provided for in the Intercreditor Agreement or the Other Intercreditor Agreement, as applicable) in all of the Company’s and the Guarantors’ (if any) respective right, title and interest in, to and under the Collateral, whether now or hereafter existing, and any and all “proceeds” thereof (as such term is defined in the UCC), in each case, for the benefit of the Investor as security for the prompt and complete payment and performance of the Obligations.  Pursuant to the Security Agreement, the Company shall pledge (x) all of its Equity Interests in the Guarantors (if any) and (y) to the extent that any Subsidiary of the Company that is not a Guarantor owns any portion of the assets listed in the definition of “Collateral,” all of its Equity Interests in such Subsidiary (provided that no more than 100% of the non-voting Equity Interests of such Subsidiary (if any) and 65% (or such greater amount that would not reasonably be expected to result in any material adverse tax consequences to any Company Party) of the voting Equity Interests of such Subsidiary shall be required to be pledged) (such Subsidiaries referred to in clause (y), the “Pledged Subsidiaries”), in each case, to the Investor to secure the Obligations.  In addition, each Guarantor shall enter into the Guaranty, pursuant to which each Guarantor shall guarantee the prompt performance of the Obligations.  The Company shall cause any Subsidiary (other than any CFC or CFC Holding Company) that may acquire or own any portion of the Collateral after the Closing Date to enter into a Joinder Agreement to become a party to this Agreement as a Company Party, the Guaranty as a Guarantor and the Security Agreement as a Grantor (as defined therein).  Notwithstanding anything to the contrary contained in this Agreement, the Company at any time may elect in its discretion to cause any Subsidiary that has provided a Guaranty in respect of any Permitted Debt, and which is not otherwise required to become a Guarantor under the Guaranty, to enter into a Joinder Agreement to become a party to this Agreement as a Company Party, the Guaranty as a Guarantor and the Security Agreement as a Grantor (as defined therein).
(b)Each of the Company and the Guarantors authorizes and consents to the Investor filing, including with the Secretary of State of the State of Delaware, one or more UCC financing statements (and continuation statements with respect to such financing statements when applicable) or other instruments and notices, in such manner and in such jurisdictions, as in the Investor’s determination may be necessary or appropriate to evidence the purchase, acquisition and acceptance by the Investor of the Revenue Interests hereunder and to perfect and maintain the perfection of the Investor’s ownership in the Revenue Interest and the security interest in the  Collateral granted by each of the Company and the Guarantors to the Investor pursuant to the Security Agreement; provided that the Investor will provide the Company with a reasonable opportunity to review any such financing statements (or similar documents) prior to filing and the collateral identified in any such financing shall be limited to a legally sufficient description of the “Collateral” as defined in this Agreement and the other Transaction Documents and the proceeds and products thereof.  For greater certainty, the Investor will not file this Agreement in connection with the filing of any such financing statements (or similar documents) but may file a summary or memorandum of this Agreement if required under Applicable Laws providing for such filing.  For sake of clarification, the foregoing statements in this Section 6.1 shall not bind either Party regarding the reporting of the transactions contemplated hereby for GAAP or SEC reporting purposes.
Section 6.2Update Meetings.  During the Payment Term, but subject to ARTICLE IX, the Investor shall be entitled to a quarterly update call or meeting (at the Investor’s election, in person, via teleconference or videoconference or at a location reasonably designated by the Company) to discuss (i) the reports delivered by the Company pursuant to Section 3.4, (ii) the progress of sales and product development and marketing efforts made by the Company, (iii) the status and the historical and potential performance of the Included Products, (iv) any material regulatory or Patent developments and/or (v) such other matters that the Investor Representative reasonably deems appropriate.  Any information disclosed by either Party during such update meetings or calls or provided to the Investor pursuant to its request shall be considered “Confidential Information” of the disclosing Party subject to the terms of ARTICLE IX.  Notwithstanding the foregoing, after the occurrence and during the continuance of a Default or an Event of Default, the Investor shall have the right, as often, at such times and with such prior notice as the Investor shall determine in its reasonable discretion, to have such update meetings at the Company’s headquarters or inspect any records and operations of the Company and its Affiliates.
Section 6.3Notices.
(a)Promptly (and within no later than five (5) Business Days) after receipt by the Company of notice of any action, suit, claim, demand, Dispute, investigation, arbitration or other legal proceeding (commenced or threatened) involving or related to any Included Product in the United States in excess of $2,500,000 or any Subsidiary of the Company (if any) which owns any assets (including IP Rights) related to any Included Product, the transactions contemplated by any Transaction Document, or to the Revenue Interests, the Company shall, subject to any confidentiality obligations to any Third Party, (i) inform the Investor in writing of the receipt of such notice and the substance thereof, and (ii) if such notice is in writing, furnish the Investor with a copy of such notice and any related materials with respect thereto reasonably requested by the Investor, and if such notice is not in writing, furnish to the Investor a written summary describing in reasonable detail the substance thereof.
(b)Promptly (and within no later than five (5) Business Days) after receipt by the Company of any written notice, claim or demand challenging the legality, validity, enforceability or ownership of any IP Rights included in the Collateral or owned by the Company or any Subsidiary and relating to any Included Product that could reasonably be expected to adversely impact the Commercialization of Included Products (including, for the avoidance of doubt, any Paragraph IV Certification) or pursuant to which any Third Party commences or threatens any action, suit or other proceeding against the Company and relating to any Included Product or any Company Subsidiary which owns any assets (including IP Rights) related to any Included Product, the Company shall, subject to any confidentiality obligation to any Third Party, (i) inform the Investor in writing of such receipt and (ii) furnish the Investor with a copy of such notice, claim or demand, or if such notice is not in writing, furnish to the Investor a written summary describing in reasonable detail the contents thereof, and an unredacted copy of all pleadings, briefs, certifications (including Paragraph IV Certifications), expert reports (including exhibits) and other documents reasonably requested by the Investor relating thereto.
(c)The Company shall promptly (and in any event within five (5) Business Days) provide Investor with copies of any material information, reports and notices if the contents of such information, report or notice could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
(d)The Company shall provide the Investor with prompt (and within no later than (x) in the case of the following clauses (i) and (ii), three (3) Business Days and (y) in the case of the following clauses (iii) and (iv), five (5) Business Days) written notice after the Company has Knowledge of any of the following:  (i) the occurrence of a Bankruptcy Event in respect of the Company (or to the extent it could reasonably be expected to result in a Material Adverse Effect, any Material Contract Counterparty to any Material Contract); (ii) any Put Option Event or any material breach or default (in each case, with or without notice or lapse of time, or both) by the Company of or under any covenant, agreement or other provision of any Transaction Document; (iii) any representation or warranty made by the Company in any of the Transaction Documents or in any certificate delivered to the Investor pursuant to this Agreement shall prove to be untrue, inaccurate or incomplete in any material respect on the date as of which made; or (iv) any change, effect, event, occurrence, state of facts, development or condition with respect to the assets of the Company and its Subsidiaries, taken as a whole, that could reasonably be expected to result in a Material Adverse Effect.
(e)The Company shall promptly notify the Investor of the occurrence of a Change of Control.
(f)The Company shall notify the Investor in writing not less than five (5) Business Days prior to any change in, or amendment or alteration of, the Company’s (i) legal name, (ii) form of legal entity or (iii) jurisdiction of organization.
(g)The Company shall notify the Investor of any ERISA Event promptly (and in any event, within ten (10) Business Days) following the Company becoming aware of such ERISA Event.
(h)The Company shall notify the Investor of the occurrence of any event of any material default or event of default (in each case, with or without notice or lapse of time, or both) related to any Permitted Debt Facility promptly following the Company becoming aware of such event of default or event of default (and in any event, within five (5) Business Days or within one (1) Business Day if any Indebtedness under such Permitted Debt Facility has been accelerated).

(i)The Company shall promptly (and in any event, within ten (10) days) notify the Investor of (i) the termination of any Material Contract other than upon its scheduled termination date; (ii) the receipt by any Company Party or any of its Affiliates from a counterparty asserting a default by the Company or any of its Subsidiaries under any Material Contract where such alleged default, if accurate, would permit such counterparty to terminate such Material Contract; (iii) the entering into of any new Material Contract by any Company Party or any Affiliate thereof or (iv) any material amendment to an Material Contract in any manner materially adverse to the Investor (and a copy thereof); provided, that the Company shall not be required to provide such notice if such documents become publicly available (in unredacted form)  on “EDGAR” or the Company’s website within the time period notice would otherwise be required pursuant to this Section 6.3.

Each notice pursuant to clauses (a) through (i) of this Section 6.3 shall be accompanied by a statement of a Responsible Officer of the Company setting forth details of the occurrence referred to therein and stating what action the applicable Company Party has taken and proposes to take with respect thereto.  Such statement shall set forth the actions the applicable Company Party has taken and proposes to take with respect thereto.  Each notice pursuant to Section 6.3(h), Section 6.3(i) or Section 6.3(j) shall describe with particularity any and all provisions of this Agreement and any other Transaction Document that have been breached.

Section 6.4Public Announcement.
(a)As soon as reasonably practicable following the date hereof, one or both of the Parties shall issue a mutually agreed to press release substantially in the applicable form attached hereto as Exhibit A.  Except as required by Applicable Law (including disclosure requirements of the SEC, the Nasdaq Stock Market or any other stock exchange on which securities issued by a Party or its Affiliates are traded) or for statements that are materially consistent with all or any portion of a previously approved public disclosure, neither Party shall make any other public announcement concerning this Agreement or the subject matter hereof without the prior written consent of the other Party, which shall not be unreasonably withheld, conditioned or delayed.  In the event of a required public announcement, to the extent practicable under the circumstances, the Party making such announcement shall provide the other Party (which in the case of the Investor, shall be the Investor) with a copy of the proposed text of such announcement sufficiently in advance of the scheduled release to afford such other Party a reasonable opportunity to review and comment upon the proposed text.
(b)Neither Party (nor its Affiliates) shall be obligated to consult with or obtain approval from the other Party with respect to any filings with the SEC, the Nasdaq Stock Market or any other stock exchange or Governmental Authority.  For clarity, once a public announcement or other disclosure is made by a Party in accordance with this Section 6.4, then no further consent or compliance with this Section 6.4 shall be required for any substantially similar disclosure thereafter.
Section 6.5Further Assurances.
(a)The Company shall promptly, upon the reasonable request of the Investor, at the Company’s sole cost and expense, (a) execute, acknowledge and deliver, or cause the execution, acknowledgment and delivery of, and thereafter register, file or record, or cause to be registered, filed or recorded, in an appropriate governmental office, any document or instrument supplemental to or confirmatory of the Transaction Documents or otherwise deemed by the Investor reasonably necessary for the continued validity, perfection and priority of the Liens on the Collateral covered thereby subject to no other Liens except as permitted by the applicable Transaction Document, or obtain any consents or waivers as may be necessary in connection therewith; (b) deliver or cause to be delivered to the Investor from time to time such other documentation, consents, authorizations, approvals and orders in form and substance reasonably satisfactory to the Investor as the Investor shall reasonably deem necessary to perfect or maintain the Liens on the Collateral pursuant to the Transaction Documents; and (c) upon the exercise by the Investor of any power, right, privilege or remedy pursuant to any Transaction Document which requires any consent, approval, registration, qualification or authorization of any Governmental Authority, execute and deliver all applications, certifications, instruments and other documents and papers that the Investor may require.  In addition, the Company shall promptly, at its sole cost and expense, execute and deliver to the Investor such further instruments and documents, and take such further action as the Investor may, at any time and from time to time, reasonably request in order to carry out the intent and purpose of this Agreement and the other Transaction Documents and to establish and protect the rights, interests and remedies created, or intended to be created, in favor of the Investors hereby and thereby. Notwithstanding anything to the contrary herein or in any other Transaction Document, none of the Company Parties and their respective Subsidiaries shall be required to take any action in any non-U.S. jurisdiction or required by the Laws of any non-U.S. jurisdiction to create any security interests in assets located or titled outside of the United States or to perfect or make enforceable any security interests in any such assets (it being understood that there shall be no security agreements, pledge agreements or other collateral documents governed under the laws of any jurisdiction other than the United States, any State thereof or the District of Columbia).
(b)The Company and each of the Investor shall cooperate and provide assistance as reasonably requested by each of the Parties hereto, at the expense of the requesting Party (except as otherwise set forth herein), in connection with any litigation, arbitration, investigation or other proceeding (whether threatened, existing, initiated or contemplated prior to, on or after the date hereof) to which the requesting party, any of its Affiliates or controlling persons or any of their respective officers, directors, equityholders, controlling persons, managers, agents or employees is or may become a party or is or may become otherwise directly or indirectly affected or as to which any such Persons have a direct or indirect interest, in each case relating to any Transaction Document, the transactions contemplated herein or therein or the Revenue Interests, but in all cases excluding any litigation brought by the Company (for itself or on behalf of any Company Indemnified Party) against the Investor or brought by the Investor or Investor (for itself or on behalf of any Investor Indemnified Party) against the Company.
(c)Each Party shall comply with all Applicable Laws with respect to the Transaction Documents and the Revenue Interests except where any non-compliance could not reasonably be expected to result in a Material Adverse Effect.
Section 6.6IP Rights.  The Company shall use Commercially Reasonable and Diligent Efforts in the United States to: (a) take any and all actions, and prepare, execute, deliver and file any and all agreements, documents and instruments, that are reasonably necessary or desirable to maintain the IP Rights related to the Included Products in the United States, including by filing and prosecuting patent applications in the ordinary course, and payment of maintenance fees and annuities, at the sole expense of the Company; provided that the foregoing shall not preclude the Company from making Permitted Transfers, (b) defend (and enforce) IP Rights related to the Included Products in the United States against infringement, interference, violation or unauthorized use by any other Person, and  against any claims of invalidity or unenforceability (including by bringing any legal action for infringement or defending any claim or counterclaim of invalidity or action (including any reexamination, derivation proceeding, petition for post-grant review or inter-partes review before the US Patent Office) of a Third Party or for declaratory judgment of non-infringement, invalidity or non-interference); provided that the foregoing shall not preclude the Company from making Permitted Transfers, (c)  defend against any claim or action by any other Person that the manufacture, use, marketing, sale, offer for sale, importation or distribution of any of the Included Products in the United States as currently contemplated infringes on any Patent or other intellectual property rights of any other Person or constitutes misappropriation of any other Person’s trade secrets or other intellectual property rights, and (d) obtain a patent listing in the Orange Book and pursue Patent Term Extension for U.S. Patent No. 8,318,714.
Section 6.7Existence.  The Company shall (a) preserve and maintain its existence, (b) preserve and maintain its rights, franchises and privileges unless failure to do any of the foregoing could not reasonably be expected to result in a Material Adverse Effect, (c) qualify and remain qualified in good standing in each jurisdiction where the failure to preserve and maintain such qualifications could reasonably be expected to result in a Material Adverse Effect, including appointing and employing such agents or attorneys in each jurisdiction where it shall be necessary to take action under this Agreement and (d) comply in all material respects with its organizational documents.
Section 6.8Commercialization of the Included Products.
(a)The Company shall use Commercially Reasonable and Diligent Efforts to Commercialize Included Products that have received Marketing Authorization in the United States.  The Company shall use Commercially Reasonable and Diligent Efforts to prepare, execute, deliver and file any and all agreements, documents or instruments that are necessary or desirable to secure and maintain Marketing Authorization in the United States for each Included Product and, when available in respect of each Included Product and where applicable, obtain and maintain Regulatory Exclusivity for such Included Product. The Company shall not (i) withdraw or abandon, or fail to take any action necessary to prevent the withdrawal or abandonment of, a Drug Application that has been approved by the FDA in the United States, unless such withdrawal or abandonment is done for safety reasons or is otherwise required by Applicable Law; or (ii) take any action or fail to take any action that could reasonably be expected to result in the revocation of an ODD granted to the Included Products listed in Schedule 4.25(b).
(b)If any existing Material Contract terminates for any reason whatsoever and such Contract was, as of the time of termination, still a Material Contract, the Company shall use Commercially Reasonable and Diligent Efforts to enter into a replacement Material Contract.

(c)The Company shall, and shall cause its Subsidiaries to, use Commercially Reasonable and Diligent Efforts to comply with all material terms and conditions of and fulfill all material obligations under each Material Contract (including, without limitation, each License Agreement) to which any of them is party.   Upon the occurrence of a breach of any such Material Contract by any other party thereto, which could reasonably be expected to result in a Material Adverse Effect, the Company shall use Commercially Reasonable and Diligent Efforts to seek to enforce its (or its Subsidiary’s) rights and remedies thereunder.
Section 6.9Financial Statements.
(a)To the extent not already filed publicly with the SEC, the Company shall deliver to the Investor, as soon as available, and in any event within ninety (90) days after the end of each fiscal year of the Company, a consolidated balance sheet of the Company and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, changes in stockholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of Ernst & Young LLP or another independent certified public accountant of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any qualification or exception as to the scope of such audit (except for a qualification or an exception to the extent related to the maturity or refinancing of borrowings under Permitted Debt or this Agreement, the prospective breach of any financial covenant hereunder or liquidity issues due to ordinary course liabilities); provided, that to the extent the components of such financial statements relating to a prior fiscal period are separately audited by different independent public accounting firms, the audit report of any such accounting firm may contain a qualification or exception as to scope of such financial statements as they relate to such components; and
(b)To the extent not already filed publicly with the SEC, the Company shall deliver to the Investor, as soon as available, and in any event within forty-five (45) days after the end of each of the first three (3) fiscal quarters of each fiscal year of the Company (or, if earlier, when required to be filed with the SEC), a consolidated balance sheet of the Company and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income or operations, changes in stockholders’ equity and cash flows for such fiscal quarter and for the portion of the Company’s fiscal year then ended, setting forth, in each case in comparative form, the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail.
Section 6.10Other Information.  The Company shall deliver to the Investor, in form and detail reasonably satisfactory to the Investor, concurrently with the delivery of the financial statements referred to in Section 6.9(a) and Section 6.9(b), a certificate of a Responsible Officer of the Company listing the creation, development or other acquisition (including any in-bound exclusive licenses) by the Company or any Subsidiary of any IP Rights relating to an Included Product in the United States after the Closing Date that is registered or becomes registered or the subject of an application for registration with the United States Copyright Office or the United States Patent and Trademark Office.

Documents required to be delivered pursuant to Section 6.9 or this Section 6.10 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Company posts such documents, or provides a link thereto on the Company’s website, or (ii) on which such documents are posted on the Company’s behalf on an internet or intranet website, if any, to which the Investor has access (whether a commercial, third-party website or whether sponsored by the Investor); provided, that the Company shall provide to the Investor by electronic mail electronic versions (i.e., soft copies) of such documents upon written request. The Investor shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Company with any such request for delivery by the Investor, and the Investor shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

Section 6.11Payment of Obligations.  Each Company Party shall pay and discharge all of their respective obligations and liabilities constituting (a) prior to the date on which penalties attach thereto, all material Taxes, fees, assessments and governmental charges or levies imposed upon it or upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Company Party, (b) as the same shall become due and payable, all lawful claims which, if unpaid, would by Law become a Lien upon any Collateral (other than a Permitted Lien), and (c) prior to the date on which such Indebtedness in excess of $5,000,000 shall become delinquent or in default, all material Indebtedness, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness.
Section 6.12Maintenance of Properties.  Each of the Company and its Subsidiaries shall maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition (ordinary wear and tear and casualty and condemnation events excepted) except where the failure to do so could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, and shall make all necessary repairs thereto and renewals and replacements thereof, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect.
Section 6.13Maintenance of Insurance.
(a)Except as could not reasonably be expected to result in a Material Adverse Effect, each of the Company and its Subsidiaries shall maintain with financially sound and reputable insurance companies that are not Affiliates of the Company, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons.
(b)Within thirty (30) days of the Closing Date, the Company shall provide the Investor a schedule of the insurance coverage of the Company and its Subsidiaries as is then in effect, outlined as to carrier, policy number, expiration date, type, amount and deductibles.
Section 6.14Books and Records.  Each of the Company and its Subsidiaries shall maintain proper books of record and account, in which full, true and correct (in all material respects) entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Company or such Subsidiary, as the case may be.

Each of the Company and its Subsidiaries shall maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Company or such Subsidiary, as the case may be.

Section 6.15Use of Proceeds.  The Company and its Subsidiaries, taken as a whole, shall use substantially all of the Investment Amount to support the Development and Commercialization of the Included Products, including the commercial launch of ZTALMY, and for working capital and general administrative purposes.  In no event, however, shall the Investment Amount be used to fund any activities of or business with any Person, or in any Designated Jurisdiction, that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation by any Person (including any Person participating in the transaction, whether as Investor or otherwise) of Sanctions or otherwise in contravention of any Law or of any Transaction Document.
Section 6.16ERISA Compliance.  Each Company Party shall do each of the following:  (a) maintain each Plan in compliance with the applicable provisions of ERISA, the Internal Revenue Code and other federal or state Law, (b) cause each Pension Plan that is qualified under Section 401(a) of the Internal Revenue Code to maintain such qualification, and (c) make all contributions required to be made by the Company and its Subsidiaries to any Pension Plan subject to Section 412 or Section 430 of the Internal Revenue Code, in each case, except as could not reasonably be expected to result a Material Adverse Effect.
Section 6.17Compliance with Material Contracts.  Each of the Company and its Subsidiaries shall comply in all respects with each Contractual Obligation of such Person, except as could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
Section 6.18Compliance with Laws.  The Company shall maintain, and shall cause its Subsidiaries to maintain, compliance in all material respects with all Applicable Laws (including any law, rule or regulation with respect to the making or brokering of loans or financial accommodations), and shall, or cause its Subsidiaries to, obtain and maintain all required governmental authorizations, approvals, licenses, franchises, permits or registrations reasonably necessary in connection with the conduct of the Company’s and its Subsidiaries’ respective businesses, in each case, except as could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
Section 6.19Anti-Corruption Laws; Anti-Terrorism Laws.
(a)Neither the Company, any of its Subsidiaries, nor any of their respective directors, officers, employees or agents shall, directly or indirectly, engage in any activity which would constitute a violation of the FCPA make, offer, promise or authorize any payment or gift of any money or anything of value to or for the benefit of any “foreign official” (as such term is defined in the FCPA), foreign political party or official thereof or candidate for foreign political office for the purpose of (i) influencing any official act or decision of such official, party or candidate, (ii) inducing such official, party or candidate to use his, her or its influence to affect any act or decision of a foreign governmental authority or (iii) securing any improper advantage, in the case of (i), (ii) and (iii) above in order to assist the Company or any of its Affiliate in obtaining or retaining business for or with, or directing business to, any person.
(b)Neither the Company nor any of its Subsidiaries shall, nor shall the Company or any of its Subsidiaries permit any Affiliate controlled by the Company to, directly or indirectly, knowingly enter into any documents, instruments, agreements or contracts with any Sanctioned Person.  Neither the Company nor any of its Subsidiaries shall, nor shall the Company or any of its Subsidiaries, permit any Affiliate controlled by the Company to, directly or indirectly, (i) conduct any business or engage in any transaction or dealing with any Sanctioned Person, including, without limitation, the making or receiving of any contribution of funds, goods or services to or for the benefit of any Sanctioned Person, (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224 or any similar executive order or other Anti-Terrorism Law, or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in Executive Order No. 13224 or other Anti-Terrorism Law.
Section 6.20Data Privacy.  In connection with its collection, storage, transfer (including, without limitation, any transfer across national borders) and/or use of any Personal Information, the Company shall, and shall cause its Subsidiaries to, maintain compliance in all material respects with all Applicable Laws in all relevant jurisdictions, including the General Data Protection Regulation, the Company’s and its Subsidiaries’ privacy policies and the requirements of any contracts or codes of conduct to which the Company’s or any of its Subsidiaries is a party, except for any such events that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.  The Company shall maintain commercially reasonable physical, technical, organizational and administrative security measures and policies in place to protect all Personal Information collected by it or on its behalf from and against unauthorized access, use and/or disclosure.  The Company shall, and shall cause its Subsidiaries to, maintain compliance in all material respects with all Applicable Laws relating to data loss, theft and breach of security notification obligations, except for any such event that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
Section 6.21Tax.
(a)The Parties (i) agree that for U.S. federal and applicable state and local income Tax purposes, the transactions contemplated by this Agreement are intended to constitute a debt instrument that is subject to U.S. Treasury Regulations under Section 1.1275-4(b) governing contingent payment debt instruments and (ii) agree that the rights in respect of the Investment Amount constitute a debt instrument for U.S. federal and applicable state and local income tax purposes.  Within 90 days after the date of this Agreement, the Company will prepare and deliver to the Investor a determination of the comparable yield and a projected payment schedule under Section 1.1275-4(b) (the “Comparable Yield”).  Unless the Investor objects to the Comparable Yield within fifteen (15) days after receipt thereof, the Comparable Yield shall become final and binding on the Parties.  If the Investor objects to the Comparable Yield within fifteen (15) days of receipt, then the Parties shall cooperate in good faith to agree on a revised Comparable Yield within twenty (20) days of the Investor’s objection.  The Parties intend that the provisions of Treasury

Regulation 1.1275-2(a)(1) would apply, subject to the exceptions in Treasury Regulation 1.1275-2(a)(2), to treat any non-contingent payments on the debt instrument and the projected amount of any contingent payments as first, a payment of any accrued and any unpaid original issue discount at such time and second, a payment of principal (including for purposes of the rules applicable to “applicable high yield discount obligations”).  The Parties agree not to take and to not cause or permit their Affiliates to take, any position that is inconsistent with the provisions of this Section 6.21(a) on any U.S. federal, state or local income Tax return or for any other U.S. federal, state or local income Tax purpose, unless the Party that contemplates taking such an inconsistent position has been advised by national recognized counsel or accounting firm in writing that it is more likely than not that the inconsistent position is required by applicable Law or unless required by the good faith resolution of a Tax audit or other Tax proceeding.
(b)On or prior to the Closing Date, the Investor shall have delivered to the Company a valid, properly executed IRS Form W-8IMY (with applicable certifications or attachments), IRS Form W-8BEN-E, or other applicable IRS withholding form, certifying that such Investor is (or payments to such Investor are) exempt from U.S. federal withholding tax with respect to any and all payments pursuant to this Agreement.  The Investor will notify the Company reasonably in advance of any action or proposed action that would make any such form inaccurate and will replace the inaccurate form with an accurate one.  The Company shall provide the Investor any reasonable assistance it may seek in obtaining an exemption or reduced rate from, or refund of, any U.S. federal withholding tax, if applicable.
(c)Payments by or on account of any obligation of the Company under this Agreement shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If the Company is required by Law to deduct or withhold any Tax in respect of any amounts payable to an Investor pursuant to this agreement, (1) the Company shall make such deduction or withholding and timely pay such amount to the applicable Governmental Authority, (2) the Company shall provide such Investor with a receipt evidencing such payment or other evidence of such payment reasonably satisfactory to such Investor and (3) if the Tax deducted or withheld was an Indemnified Tax, the sum payable by the Company shall be increased so that after all required deductions and withholdings for Indemnified Taxes have been made (including deductions and withholdings applicable to additional sums payable under this Section 6.21(c)), such Investor receives an amount equal to the sum it would have received had no such deductions or withholdings been made; provided, however, that (i) the Parties agree that no such deduction or withholding is intended on any payment hereunder if the Investor provides the withholding forms as set forth in Section 6.21(b) claiming a complete exemption from such deduction or withholding and (ii) if the Company determines that any such deduction or withholding is required by Applicable Law, the Company will promptly notify the Investor if it becomes required to deduct or withhold any Tax in respect of any payment to the Investor pursuant to this Agreement and the Parties will cooperate and use commercially reasonable efforts to reduce or mitigate any such obligation to deduct or withhold.
(d)If the Investor determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has received additional amounts pursuant to this Section 6.21, it shall pay to the Company an amount equal to such refund (but only to the extent of additional amounts paid under this Section 6.21 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of the Investor and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).  The Company, upon the request of the Investor, shall repay to the Investor the amount paid over pursuant to this Section 6.21(d) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that the Investor is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this Section 6.21(d), in no event will the Investor be required to pay any amount to the Company pursuant to this Section 6.21(d) the payment of which would place the Investor in a less favorable net after-Tax position than the Investor would have been in if the Tax for which the Company paid additional amounts and giving rise to such refund had not been deducted, withheld or otherwise imposed and the additional amounts with respect to such Tax had never been paid.  This paragraph shall not be construed to require the Investor to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the Company or any other Person.
(e)The Company shall reimburse and indemnify the Investor, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes payable or paid by the Investor or required to be withheld or deducted from a payment to the Investor and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Company by the Investor shall be conclusive absent manifest error.
(f)Each Party’s obligations under this Section 6.21 shall survive the termination of this Agreement, any assignment by the Investor and the payment, satisfaction or discharge of all obligations under this Agreement.
Section 6.22Included Products.  In connection with the Development, Manufacture and Commercialization in the United States of each and any Included Product by the Company or any Subsidiary, the Company or such Subsidiary shall comply with all Product Registrations, Marketing Authorizations, and Permits, except as could not individually or in the aggregate reasonably be expected to result in a material adverse effect on the Development, Manufacture and Commercialization in the United States of each and any Included Product.
ARTICLE VII
NEGATIVE COVENANTS

During the Payment Term, no Company Party shall, nor shall it permit any Subsidiary to, directly or indirectly:

Section 7.1Liens.  Create, incur, assume or suffer to exist any Lien upon any Collateral, whether now owned or hereafter acquired, other than the Permitted Liens.
Section 7.2Indebtedness.  Create, incur, assume or suffer to exist any Indebtedness without the prior written consent of the Investor, except Permitted Debt.
Section 7.3Dispositions.  Make any Disposition (other than, for the avoidance of doubt, Permitted Transfers).

Section 7.4Change in Nature of Business.  Engage in any material line of business other than the business engaged in on the date hereof by such Persons or a business reasonably related, incidental or complementary thereto or reasonable expansions or extensions thereof.
Section 7.5Investments.  Make, directly or indirectly, or permit to remain outstanding any Investments except:
(a)Investments (but without giving effect to the cash return provision contained in the definition thereof) outstanding on the date hereof and identified on Schedule 7.5(a) and any renewals, amendments and replacements thereof that do not increase the amount thereof of any such Investment, net of cash returns thereon, or require that any additional Investment be made (unless otherwise permitted hereunder);
(b)deposit accounts with banks (or similar deposit-taking institutions) and Securities Accounts maintained by the Company Parties and their respective Subsidiaries;
(c)extensions of credit in the nature of accounts receivable or notes receivable arising from the sales of goods or services in the ordinary course of business in an arm’s length transaction;
(d)Cash and Permitted Cash Equivalent Investments;
(e)Investments by a Company Party in another Company Party;
(f)Investments by a Subsidiary that is not a Company Party in any other Subsidiary that is not a Company Party;
(g)Permitted Hedging Agreements;
(h)Investments consisting of prepaid expenses, deposits under commercial contracts for the purchase of assets, negotiable instruments held for collection or deposit, security deposits with utilities, landlords and other like Persons and deposits in connection with workers’ compensation and similar deposits, in each case, made in the ordinary course of business, and other deposits and cash collateral constituting Permitted Liens;
(i)employee, officer and director loans, travel advances and guarantees in accordance with the Company’s usual and customary practices with respect thereto (if permitted by Applicable Law) and non-cash loans to employees, officers, or directors relating to the purchase of Equity Interests of the Company pursuant to employee stock purchase plans or agreements, which in the aggregate shall not exceed $2,500,000 outstanding at any time (or the Equivalent Amount in other currencies);
(j)Investments received in connection with any proceeding under any Debtor Relief Law in respect of any customers, suppliers or clients and in settlement of delinquent obligations of, and other disputes with, customers, suppliers or clients;
(k)the increase in value of any Investment otherwise permitted pursuant to this Section 7.5;

(l)other Investments in an aggregate amount not to exceed $10,000,000 (or the Equivalent Amount in other currencies) in any fiscal year;
(m)Investments of any Person in existence at the time such Person becomes a Subsidiary; provided such Investment was not made in connection with or anticipation of such Person becoming a Subsidiary and any modification, replacement, renewal or extension thereof;
(n)Permitted Acquisitions and earnest money deposits in connection with Permitted Acquisitions and Investments acquired as a result of a Permitted Acquisition to the extent that such Investments were not made in contemplation of or in connection with such Permitted Acquisition and were in existence prior to the date of such Permitted Acquisition;
(o)Investments consisting of the non-cash portion of the sales consideration received by the Company or any of its Subsidiaries in connection with any Disposition permitted under Section 7.3;
(p)Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business;
(q)to the extent constituting Investments, Guarantees of Indebtedness, which Guarantees are permitted under Section 7.2;
(r)Investments contemplated by Schedule 7.5(r);
(s)to the extent constituting Investments, Investments in the form of Permitted Bond Hedge Transactions and Permitted Warrant Transactions, in each case, entered into in connection with Permitted Convertible Notes;
(t)Investments consisting of Permitted Liens; and
(u)the merger, amalgamation or consolidation or liquidation of any (i) Subsidiary with or into any Company Party; provided that with respect to any such transaction involving (x) the Company, the Company must be the surviving or successor entity of such transaction, (y) any Guarantor, such Guarantor must be the surviving or successor entity of such transaction or the surviving Person shall concurrently therewith become a Guarantor (unless such transaction involves more than one Guarantor, then a Guarantor must be the surviving or successor entity of such transaction) and (z) any Pledged Subsidiary (but not a transaction involving the Company or another Guarantor, which is subject to clauses (x) and (y) above, respectively), such Pledged Subsidiary must be the surviving or successor entity of such transaction (unless such transaction involves more than one Pledged Subsidiary, then a Pledged Subsidiary must be the surviving or successor entity of such transaction) or (ii) any Subsidiary that is not a Company Party with or into any other Subsidiary that is not Company Party.
Section 7.6Restricted Payments.  Declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment; provided that the following Restricted Payments shall be permitted so long as no Event of Default has occurred and is continuing or could reasonably be expected to occur or result from such Restricted Payment:

(a)dividends with respect to a Company Party’s Equity Interests payable solely in its Equity Interests (other than Disqualified Equity Interests (as defined in the Oaktree Credit Agreement));
(b)the Company’s purchase, redemption, retirement, or other acquisition of shares of its Equity Interests with the proceeds received from a substantially concurrent issue of new shares of its Equity Interests (other than Disqualified Equity Interests (as defined in the Oaktree Credit Agreement));
(c)each Subsidiary may make Restricted Payments to any Company Party or Subsidiary and pro rata Restricted Payments to minority stockholders of any such Subsidiary;
(d)any purchase, redemption, retirement or other acquisition of Equity Interests of the Company held by consultants, officers, directors and employees or former consultants, officers, directors or employees (or their transferees, estates, or beneficiaries under their estates) of Company and its Subsidiaries not to exceed $1,000,000 (or the Equivalent Amount in other currencies) in any fiscal year (it being agreed that, to the extent constituting an Investment permitted by Section 7.5(i), the amount of any Indebtedness of such Persons owing to the Company or any Subsidiary forgiven in connection with such Restricted Payment shall be excluded from any determination pursuant to this clause (d)); provided that the portion of such basket that is not used by the Company or its Subsidiaries in any fiscal year shall be carried-forward and shall increase such basket for succeeding fiscal years;
(e)cashless repurchases of Equity Interests deemed to occur upon exercises of options and warrants;
(f)cash payments made by the Company to redeem, purchase, repurchase or retire its obligations under options, warrants and other convertible securities issued by it in the nature of customary cash payments in lieu of fractional shares in accordance with the terms thereof;
(g)Company may acquire (or withhold) its Equity Interests pursuant to any employee stock option or similar plan to pay withholding taxes for which Company is liable in respect of a current or former officer, director, employee, member of management or consultant upon such grant or award (or upon vesting or exercise thereof) and the Company may make deemed repurchases in connection with the exercise of stock options; and
(h)other Restricted Payments in an aggregate amount not to exceed $1,000,000 (or the Equivalent Amount in other currencies) in any fiscal year.
Section 7.7Transaction with Affiliates.
(a)Permit any Subsidiary that is not a Company Party to own any portion of the Collateral (or assets owned by any Pledged Subsidiary (i) that relate to, or are used or held for use for, the Development, Manufacture, use and/or Commercialization of the Included Products in the United States, or (ii) that consist of or include cash, cash equivalents, instruments, or investment property that constitute gross receivables of the Included Products in the United States or the identifiable proceeds of gross receivables of the Included Products from sales in the United States), including any IP Rights comprising Collateral, except (A) Permitted Licenses and the transfer of any non-U.S. Product Authorization (as defined in the Oaktree Credit Agreement) in connection a Permitted License under subpart (b) of the definition of “Permitted License”, in each case, by any Company Party or Subsidiary to such Subsidiary, provided such Permitted License does not include a transfer of or license to any U.S. Product Authorization, (B) the sale, transfer, issuance or other disposition by any Company Party or Subsidiary to such Subsidiary of a de minimis number of shares of the Equity Interests of a CFC (as defined in the Oaktree Credit Agreement) in order to qualify members of the governing body of such CFC if required by Applicable Law, (C) the forgiveness, release or compromise of any amount owed by such Subsidiary to any Company Party or Subsidiary in the ordinary course of business, or (D) Investments by any Company Party or Subsidiary in such Subsidiary permitted under Section 7.5 hereof (but only if such Investment does not involve the transfer, disposition, pledge or license of any IP Rights (except pursuant to Permitted Licenses)); or
(b)enter into or permit to exist any transaction to sell, lease, license or otherwise transfer any assets to, or purchase, lease, license or otherwise acquire any assets from, or otherwise engage in any other transactions with, any of its Affiliates, unless (A) such arrangement or transaction does not involve any transfer, pledge or license of any IP Rights (other than Permitted Transfers and Permitted Liens), and (B) such arrangement or transaction (i) is an arm’s-length transaction, (ii) is of the kind which would be entered into by a prudent Person in the position of the Company with another Person that is not an Affiliate, (iii) is between or among one or more Company Parties, (iv) is permitted under Section 7.2, 7.3, 7.4, 7.5 or 7.6, (v) constitutes customary compensation (including performance, discretionary, retention, relocation, transaction and other special bonuses and payment, severance payments and payments pursuant to employment agreements), other benefits (including retirement, health, stock option and other benefit plans, life insurance, disability insurance and other equity (or equity-linked) awards) and indemnification of, and other employment arrangements with, directors, officers, and employees of any Company Party or its Subsidiaries in the ordinary course of business, (vi) constitutes payment of customary fees, reimbursement of expenses, and payment of indemnification to officers and directors and customary payment of insurance premiums on behalf of officers and directors by the Company Parties or their Subsidiaries, in each case, in the ordinary course of business, (vii) are the transactions set forth on Schedule 7.7 or (viii) is a transaction (with any series of related transactions being aggregated for the purposes of this clause (viii)) including consideration of less than $50,000.
Section 7.8Burdensome Actions.
(a)The Company shall not enter into, or permit to exist, any Contractual Obligation that encumbers or restricts the ability of any Company Party to pledge its property pursuant to the Transaction Documents other than (i) restrictions and conditions imposed by applicable Laws or by the Transaction Documents, (ii) Restrictive Agreements listed on Schedule 7.8, (iii) limitations associated with Permitted Liens or any document or instrument governing any Permitted Lien, (iv) any documentation governing Indebtedness referenced in clauses (c) and (r) of the definition of “Permitted Debt” (or any Permitted Refinancing thereof), (v) customary provisions in leases, Permitted Licenses and other Contracts restricting the assignment thereof or restricting the assignment, pledge, transfer or sublease or sublicense of the property leased, licensed or otherwise the subject thereof; (vi) any restrictions or conditions set forth in any agreement in effect at any time any Person becomes a Subsidiary (but not any modification or amendment expanding the scope of any such restriction or condition); provided that such agreement was not entered into in contemplation of such Person becoming a Subsidiary; (vii) restrictions or conditions in any Indebtedness permitted pursuant to Section 9.01 that is incurred or assumed by Subsidiaries that are not a Company Party to the extent such restrictions or conditions are no more restrictive in any material respect than the restrictions and conditions in the Transaction Documents; (viii) restrictions or conditions imposed by any agreement relating to purchase money Indebtedness and other secured Indebtedness or to leases and licenses permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness or the property leased or licensed; (ix) customary provisions in contracts for the disposition of any assets; provided that the restrictions in any such contract shall apply only to the assets or Subsidiary that is to be disposed of and such disposition is permitted hereunder; (x) customary provisions regarding confidentiality or restricting assignment, pledges or transfer of any Permitted License or any other agreement entered into in the ordinary course of business; (xi) customary restrictions or encumbrances in any agreement evidencing Permitted Convertible Notes that restricts the merger or consolidation of, or the sale of all or substantially all of the assets of, the Company or taken as a whole, are not more restrictive to the Company Parties in any material respect than the comparable restrictions and encumbrances in the Transaction Documents, taken as a whole (as reasonably determined by the a Responsible Officer of the Company in good faith and as certified to by a certificate from such Responsible Officer delivered to the Investor); (xii) restrictions or encumbrances in any agreement in effect at the time any Person becomes a Subsidiary, so long as (x) such agreement was not entered into in contemplation of such Person becoming a Subsidiary and (y) such restrictions or encumbrances do not extend beyond such Subsidiary or its assets, (xiii) subject to the Intercreditor Agreement, any documentation governing the Indebtedness of the Company and its Subsidiaries in respect of any Permitted Secured Facility pursuant to clause (a) of the definition of “Permitted Secured Facility”, and (xiv) subject to the Other Intercreditor Agreement, any documentation governing the Indebtedness of the Company and its Subsidiaries in respect of any Permitted Secured Facility pursuant to clause (b) of the definition of “Permitted Secured Facility”.
Section 7.9Prepayment of Other Indebtedness.  Prior to the Minimum Return Date, make (or give any notice with respect thereto) any voluntary or optional payment or prepayment or redemption, cash settlement or acquisition for value of (including without limitation, by way of depositing money or securities with the trustee with respect thereto before due for the purpose of paying when due), refund, refinance or exchange of any Indebtedness of the Company or any Subsidiary (other than exchanging any such Indebtedness for capital stock (other than Disqualified Equity Interests) or the proceeds from the sale of capital stock (other than Disqualified Equity Interests)), other than (a) the Indebtedness arising under the Transaction Documents, (b) the prepayment of the Indebtedness set forth in clause (a) of the definition of “Permitted Debt”, (c) in the case of the Permitted Convertible Notes, payments may be made or settled in Equity Interests and cash in lieu of fractional shares (as well as cash to pay any accrued interest on the date of any payment made in Equity Interests), or from (i) using the proceeds from the sale of Permitted Convertible Notes, or (ii) exchanging any such Indebtedness for Permitted Convertible Notes, (d) intercompany indebtedness permitted under Section 7.2, (e) Indebtedness permitted to be incurred under clauses (n), (o), (r), (s), (t) or (v) of the definition of “Permitted Debt”, (f) Permitted Refinancings permitted hereunder, and (g) scheduled payments of other Indebtedness (including scheduled and required payments in respect of the Revenue Interest Financing) to the extent permitted pursuant to the terms, if any, of any applicable subordination or intercreditor agreement.

Section 7.10Additional Protective Covenants.  Notwithstanding anything herein to the contrary, without the prior written consent of the Investor:
(a)forgive, release or compromise any amount owed to the Company or its Subsidiaries or its Affiliates and relating to the Revenue Interests outside the ordinary course of business;
(b)waive, amend, cancel or terminate (other than expiration in accordance with its terms), exercise or fail to exercise, any of its material rights constituting or relating to the Net Revenues outside the ordinary course of business;
(c)amend, modify, restate, cancel, supplement, terminate (other than expiration in accordance with its terms), waive any material provision, or enter into any Material Contract or any other agreement, or grant any related consent thereunder, or agree to do any of the foregoing, including entering into any agreement with any Person under the provisions of such Material Contract, in each case, if such action could result in a reduction of any Other Product Payment;
(d)(i)(A) assign, sell, transfer or license any of the IP Rights in the United States pertaining to any Included Product (other than Permitted Licenses and Liens which are subject to clause (B) below), or

(B) otherwise encumber any of the IP Rights in the United States pertaining to any Included Product, except:

(1)Liens created in favor of the Investor, for the benefit of the Investor, pursuant to the Transaction Documents;
(2)Liens incurred by the Investor;
(3)Liens securing Taxes, assessments and other governmental charges, the payment of which is not past due or is being contested in good faith by appropriate proceedings promptly initiated and diligently conducted and for which such reserve or other appropriate provisions, if any, as shall be required by GAAP shall have been made;
(4)Liens in respect of property of the Company imposed by Applicable Law arising in the ordinary course of business and do not secure Indebtedness for borrowed money, including (but not limited to) carriers’, warehousemen’s, landlord’s, distributors’, wholesalers’, materialmen’s and mechanics’ liens, liens relating to leasehold improvements and other similar Liens arising in the ordinary course of business and which (x) do not in the aggregate materially detract from the value of the property subject thereto or materially impair the use thereof in the operations of the business of such Person or (y) are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property subject to such Liens and for which adequate reserves have been made if required in accordance with GAAP;

(5)Liens existing on the date of this Agreement and set forth on Schedule 7.1 and renewals and extensions thereof in connection with Permitted Refinancings of the Indebtedness being secured by such Lien;
(6)Liens securing Indebtedness permitted to be incurred under clause (a) of the definition of “Permitted Debt” and any refinancings of such Indebtedness permitted by clause (p) of the definition of “Permitted Debt”;
(7)Liens securing Indebtedness permitted to be incurred under clause (b) of the definition of “Permitted Debt” and any refinancings of such Indebtedness permitted by clause (p) of the definition of “Permitted Debt”;
(8)Liens securing Indebtedness permitted under clause (n) of the definition of “Permitted Debt”; provided that such Liens are restricted solely to the collateral described in clause (n) of the definition of “Permitted Debt”;
(9)Liens securing Indebtedness permitted under clause (r) of the definition of “Permitted Debt”; provided that (i) such Lien is not created in contemplation of or in connection with such Permitted Acquisition pursuant to which such Indebtedness was assumed, (ii) such Lien shall not apply to any other property or assets of the Company or any Subsidiary and (iii) such Lien shall secure only those obligations that it secured immediately prior to the consummation of such Permitted Acquisition and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;
(10)any judgment lien or lien arising from decrees or attachments not constituting an Event of Default;
(11)[reserved]; and
(12)Permitted Licenses; or

(ii) grant any Third Party the right to prosecute, enforce or defend IP Rights in the United States that Cover Included Products  (other than to the Company’s outside attorneys or other vendors working under the Company’s direct supervision and control);

(e)create, incur, sell, issue, assume, enforce or suffer to exist any additional revenue interests (or similar economic equivalents) with respect to Net Revenues, unless such additional revenue interests (or such economic equivalents) constitute Revenue Interest Financings and are subordinated to the Revenue Interest and the Liens created in favor of the Investor pursuant to the Transaction Documents as to payment, security and enforcement;
(f)Dispose of any of its rights in any Included Product, in whole or in part, other than (A) subject to the Intercreditor Agreement, pursuant to the Permitted Debt Facility Documents in respect of the then-outstanding Permitted Secured Facility in connection with the exercise of remedies thereunder after an acceleration of the obligations thereunder, (B) in connection with a Change of Control provided the Company has paid to the Investor the Put/Call Payment in accordance with Section 3.1(c) or 3.1(d), and (C) Permitted Transfers;

(g)Dispose of any Collateral or Product Assets, other than Permitted Transfers; or
(h)change the fiscal year end without the prior written consent of the Investor (other than, in the case of any Subsidiary, to conform to the Company’s fiscal year end).
Section 7.11Minimum Liquidity.  The Company Parties shall at all times maintain the Minimum Liquidity Amount in cash and/or Permitted Cash Equivalent Investments in one or more Controlled Accounts (as defined in the Oaktree Credit Agreement) that is free and clear of all Liens, other than Liens granted in favor of Oaktree and Liens permitted under clauses (c) and (y) of the definition of “Permitted Liens”.
ARTICLE VIII
THE CLOSING
Section 8.1Closing.  Subject to the terms of this Agreement, the closing of the transactions contemplated hereby (the “Closing”) shall take place remotely via the exchange of documents and signatures on the date hereof (the “Closing Date”), subject to the satisfaction of the conditions set forth in Section 8.2, or such other time and place as the Parties mutually agree.
Section 8.2Closing Deliverables of the Company.  At the Closing, the Company shall deliver or cause to be delivered to the Investor the following:
(a)Transaction Documents.  Receipt by the Investor of executed counterparts (including by electronic means) of this Agreement, the Intercreditor Agreement, and the Security Agreement, executed by the parties thereto (in a manner reasonably acceptable to the Investor), in each case in the form and substance satisfactory to the Investor.
(b)Organization Documents, Resolutions, Etc.  Receipt by the Investor of the following (to the extent not previously provided to the Investor), each of which shall be originals or electronic copies, in form and substance reasonably satisfactory to the Investor and its legal counsel:
(i)copies of the certificate of incorporation of the Company certified to be true and complete as of a recent date by the appropriate Governmental Authority of the state or other jurisdiction of its incorporation or organization, where applicable, and the other Organization Documents, in each case certified by a secretary or assistant secretary (or, if such entity does not have a secretary or assistant secretary, a Responsible Officer) of the Company to be true and correct as of the Closing Date;
(ii)certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of the Company evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Transaction Documents; and
(iii)a good standing certificate to evidence that the Company is duly organized or formed, and is validly existing, in good standing and qualified to engage in business in its state of organization or formation.

(c)Opinions of Counsel.  Receipt by the Investor of a written legal opinion of Hogan Lovells US LLP, addressed to the Investor, dated the Closing Date and in form and substance previously agreed between the Company and the Investor.
(d)Perfection and Priority of Liens.  Receipt by the Investor of the following:
(i)searches of UCC filings in the jurisdictions where a filing would need to be made in order to perfect the Investor’s security interest in the Collateral and the Security Interest, copies of the financing statements on file in such jurisdictions and evidence that no Liens exist on the Collateral other than Permitted Liens;
(ii)UCC financing statements for each appropriate jurisdiction as is necessary to perfect the Investor’s security interest in the Collateral; and
(iii)searches of ownership of, and Liens on, the Included Product Patent Rights in the appropriate U.S. governmental offices.
(e)Responsible Officer’s Certificate.  Receipt by the Investor of a certificate of a Responsible Officer of the Company certifying that (i) the representations and warranties set forth in ARTICLE IV (other than the Fundamental Representations) are true and correct in all material respects on and as of the Closing Date (or, if made as of a specific date, as of such date); provided, that to the extent that any such representation or warranty is qualified by the term “material” or “Material Adverse Effect” such representation or warranty (as so written, including the term “material” or “Material Adverse Effect”) shall have been true and correct in all respects as of the date hereof and shall be true and correct in all respects as of the Closing Date or such other date, as applicable, and (ii) that the Fundamental Representations are true and correct in all respects on and as of the Closing Date (or, if made as of a specific date, as of such date).
(f)Other.  Such other documents, instruments, reports, statements and information as may be reasonably requested by the Investor.
(g)Attorney Costs; Expenses.  The Company shall have paid all out-of-pocket expenses incurred by the Investor in connection with the transactions contemplated by this Agreement and the Transaction Documents, including but not limited to reasonable and documented fees, charges and disbursements of counsel to the Investor and all reasonable and documented due diligence expenses of the Investor (collectively, the “Transaction Expenses”), in each case, incurred prior to or at the Closing Date; provided that the condition set forth in this Section 8.2(g) will be satisfied by the transfer by the Investor of an amount equal to the initial Investment Amount minus the amount owed by the Company under this Section 8.2(g).  In no event shall the Company’s reimbursement of the Investor’s Transaction Expenses pursuant to this Section 8.2(g) exceed a total of $300,000.
(h)[Reserved].

ARTICLE IX
CONFIDENTIALITY
Section 9.1Confidentiality; Permitted Use.  During the Payment Term and for a period of five (5) years thereafter, each Party shall maintain in strict confidence, and shall not disclose to any Third Party, all Confidential Information and materials disclosed or provided to it by the other Party, except as approved in writing in advance by the disclosing Party, and shall not use or reproduce the disclosing Party’s Confidential Information for any purpose other than as required to carry out its obligations and exercise its rights pursuant to this Agreement (the “Purpose”).  The Party receiving such Confidential Information (the “Recipient”) agrees to institute measures to protect the Confidential Information in a manner consistent with the measures it uses to protect its own most sensitive proprietary and confidential information, which must not be less than a reasonable standard of care.  Notwithstanding the foregoing, the Recipient may permit access to the disclosing Party’s Confidential Information to those of its employees or authorized representatives having a need to know such information for the Purpose and who have signed confidentiality agreements or are otherwise bound by confidentiality obligations at least as restrictive as those contained herein.  Each Party shall be responsible for the breach of this Agreement by its employees or authorized representatives.  Each Party shall immediately notify the other Party upon discovery of any loss or unauthorized disclosure of the other Party’s Confidential Information.
Section 9.2Exceptions.  The obligations of confidentiality and non-use set forth in Section 9.1 shall not apply to any portion of Confidential Information that the Recipient or its Affiliates can demonstrate was: (a) known to the general public at the time of its disclosure to the Recipient or its Affiliates, or thereafter became generally known to the general public, other than as a result of actions or omissions of the Recipient, its Affiliates, or anyone to whom the Recipient or its Affiliates disclosed such portion; (b) known by the Recipient or its Affiliates, prior to the date of disclosure by the disclosing Party without any obligation of confidentiality with respect to such information; (c) disclosed to the Recipient or its Affiliates on an unrestricted basis from a source unrelated to the disclosing Party and not known by the Recipient or its Affiliates to be under a duty of confidentiality to the disclosing Party; or (d) independently developed by the Recipient or its Affiliates by personnel that did not use the Confidential Information of the disclosing Party in connection with such development.
Section 9.3Permitted Disclosures.  The obligations of confidentiality and non-use set forth in Section 9.1 shall not apply to the extent that the receiving Party or its Affiliates:
(a)is required to disclose Confidential Information pursuant to: (i) an order of a court of competent jurisdiction; (ii) Applicable Laws; (iii) regulations or rules of a securities exchange; (iv) requirement of a Governmental Authority for purposes related to development or Commercialization of an Included Product, or (v) the exercise by each Party of its rights granted to it under this Agreement or its retained rights or as required to perfect Investor’s rights under the Transaction Documents; or
(b)discloses such Confidential Information solely on a “need to know basis” to Affiliates, or potential or actual: acquirers, merger partners, licensees, permitted assignees,

collaborators (including Licensees), subcontractors, investment bankers, limited partners, lenders, or other financial partners, and their respective directors, employees, contractors and agents, or
(c)provides a copy of this Agreement or any of the other Transaction Documents to the extent requested by an authorized representative of a U.S. or foreign tax authority,
(d)discloses Confidential Information in response to a routine audit or examination by, or a blanket document request from, a Governmental Authority; provided that (A) such Third Party or person or entity in clause (b) agrees to confidentiality and non-use obligations with respect thereto at least as stringent as those specified for in this ARTICLE IX; and (B) in the case of clauses (a)(i) through (iv) and clause (c), to the extent permitted by Applicable Law, the Recipient shall provide prior written notice thereof to the disclosing Party and provide the opportunity for the disclosing Party to review and comment on such required disclosure and request confidential treatment thereof or a protective order therefor; and provided, further that the Recipient will use reasonable efforts to secure confidential treatment of such information and the Confidential Information disclosed shall be limited to that information which is legally required to be disclosed.

Notwithstanding anything set forth in this Agreement, prior to any foreclosure on the Collateral, the Investor shall not file any patent application based upon or using the Confidential Information of the Company provided hereunder.

Section 9.4Return of Confidential Information.  Each Party shall return or destroy, at the other Party’s instruction, all Confidential Information of the other Party in its possession upon termination or expiration of this Agreement; provided, however, that each Party shall be entitled to retain one (1) copy of such Confidential Information of the other Party for legal archival purposes and/or as may be required by Applicable Law and neither Party shall be required to return, delete or destroy Confidential Information or any electronic files or any information prepared by such Party that have been backed-up or archived in the ordinary course of business consistent with past practice.
ARTICLE X
INDEMNIFICATION
Section 10.1Indemnification by the Company.  The Company agrees to indemnify and hold each of the Investor and their respective Affiliates and any and all of their respective partners, directors, managers, members, officers, employees, agents and controlling persons (each, a “Investor Indemnified Party”) harmless from and against, and will pay to each Investor Indemnified Party the amount of, any and all Losses awarded against or incurred or suffered by such Investor Indemnified Party arising out of (a) any breach of any representation, warranty or certification made by the Company in any of the Transaction Documents or certificates given by the Company to the Investor in writing pursuant to this Agreement or any other Transaction Document, (b) any breach of or default (in each case, with or without notice or lapse of time, or both) under any covenant or agreement by the Company to the Investor pursuant to any Transaction Document, (c) any Excluded Liabilities and Obligations and (d) any fees, expenses, costs, liabilities or other amounts incurred or owed by the Company to any brokers, financial advisors or comparable other Persons retained or employed by it in connection with the transactions contemplated by this Agreement (collectively, the “Company Indemnification Obligations”); provided, however, that the foregoing shall exclude any indemnification to any Investor Indemnified Party (i) that results from the bad faith or willful misconduct of such Investor Indemnified Party, (ii) to the extent resulting from acts or omissions of the Company based upon the written instructions from any Investor Indemnified Party, (iii) for any matter to the extent of, and in respect of, which any Company Indemnified Party would be entitled to indemnification under Section 10.2.
Section 10.2Indemnification by the Investor.  The Investor jointly and severally agrees to indemnify and hold each of the Company, its Affiliates and any and all of their respective partners, directors, managers, members, officers, employees, agents and controlling Persons (each, a “Company Indemnified Party”) harmless from and against, and will pay to each Company Indemnified Party the amount of, any and all Losses awarded against or incurred or suffered by such Company Indemnified Party arising out of (a) any breach of any representation, warranty or certification made by the Investor in any of the Transaction Documents or certificates given by the Investor in writing pursuant hereto or thereto, (b) any breach of or default (in each case, with or without notice or lapse of time, or both) under any covenant or agreement by the Investor pursuant to any Transaction Document and (c) any fees, expenses, costs, liabilities or other amounts incurred or owed by the Investor to any brokers, financial advisors or comparable other Persons retained or employed by it in connection with the transactions contemplated by this Agreement (collectively, the “Investor Indemnification Obligations”); provided, however, that the foregoing shall exclude any indemnification to any Company Indemnified Party (i) that results from the bad faith or willful misconduct of such Company Indemnified Party, (ii) to the extent resulting from acts or omissions of the Investor based upon the written instructions from any Company Indemnified Party or (iii) for any matter to the extent of, and in respect of, which any Investor Indemnified Party would be entitled to indemnification under Section 10.1.
Section 10.3Procedures.  If any Third Party Claim shall be brought or alleged against an indemnified party in respect of which indemnity is to be sought against an indemnifying party pursuant to Section 10.1 or Section 10.2, the indemnified party shall, promptly after receipt of notice of the commencement of any such Third Party Claim, notify the indemnifying party in writing of the commencement thereof, enclosing a copy of all papers served, if any; provided, that the omission to so notify such indemnifying party will not relieve the indemnifying party from any liability that it may have to any indemnified party under Section 10.1 or Section 10.2 unless, and only to the extent that, the indemnifying party is actually prejudiced by such omission.  In the event that any Third Party Claim is brought against an indemnified party and it notifies the indemnifying party of the commencement thereof in accordance with this Section 10.3, the indemnifying party will be entitled, at the indemnifying party’s sole cost and expense, to participate therein.  In any such Third Party Claim, an indemnified party shall have the right to retain its own counsel, but the reasonable fees and expenses of such counsel shall be at the sole cost and expense of such indemnified party unless (a) the indemnifying party and the indemnified party shall have mutually agreed to the retention of such counsel, (b) the indemnifying party has failed within a reasonable time to retain counsel reasonably satisfactory to such indemnified party or (c) the named parties to any such Third Party Claim (including any impleaded parties) include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate due to actual or potential conflicts of interests between them based on the advice of counsel to the indemnifying party.  It is agreed that the indemnifying party shall not, in connection with any Third Party Claim or related proceedings in the same jurisdiction, be liable for the reasonable fees and expenses of more than one separate law firm (in addition to local counsel where necessary) for all such indemnified parties.  The indemnifying party shall not be liable for any settlement of any Third Party Claim effected without its written consent, but, if settled with such consent or if there be a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party from and against any Loss by reason of such settlement or judgment.  No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement, compromise or discharge of any pending or threatened Third Party Claim in respect of which any indemnified party is or would have been a party and indemnity would have been sought hereunder by such indemnified party, unless such settlement, compromise or discharge, as the case may be, (i) includes an unconditional written release of such indemnified party, in form and substance reasonably satisfactory to the indemnified party, from all liability on claims that are the subject matter of such claim or proceeding, (ii) does not include any statement as to an admission of fault, culpability or failure to act by or on behalf of any indemnified party and (iii) does not impose any continuing material obligation or restrictions on such indemnified party.
Section 10.4Other Claims.  A claim by an indemnified party under this ARTICLE X for any matter not involving a Third Party Claim and in respect of which such indemnified party seeks indemnification hereunder may be made by delivering, in good faith, a written notice of demand to the indemnifying party, which notice shall contain (a) a description and the amount of any Losses incurred or suffered by the indemnified party (and the method of computation of such Losses), (b) a statement that the indemnified party is entitled to indemnification under this ARTICLE X for such Losses and a reasonable explanation of the basis therefor, and (c) a demand for payment in the amount of such Losses.  For all purposes of this Section 10.4, the Company shall be entitled to deliver such notice of demand to the Investor on behalf of the Company Indemnified Parties, and the Investor shall be entitled to deliver such notice of demand to the Company on behalf of the Investor Indemnified Parties.  Within thirty (30) days after receipt by the indemnifying party of any such notice, the indemnifying party may deliver to the indemnified party that delivered the notice a written response in which the indemnifying party (a) agrees that the indemnified party is entitled to the full amount of the Losses claimed in the notice from the indemnified party; (b) agrees that the indemnified party is entitled to part, but not all, of the amount of the Losses claimed in the notice from the indemnified party; or (c) indicates that the indemnifying party disputes the entire amount of the Losses claimed in the notice from the indemnified party.  If the indemnifying party and the indemnified party are unable to resolve any Dispute relating to any amount of the Losses claimed in the notice from the indemnified party within thirty (30) days after the delivery of the response to such notice from the indemnifying party, then the parties shall be entitled to resort to any legal remedy available to such party to resolve such Dispute that is provided for in this Agreement, subject to all the terms, conditions and limitations of this Agreement.
Section 10.5Exclusive Remedies.  The indemnification afforded by this ARTICLE X shall be the sole and exclusive remedy for any and all Losses awarded against or incurred or suffered by the Investor Indemnified Parties against the Company in connection with the Company Indemnification Obligations and the Company Indemnified Parties against the Investor in connection with the Investor Indemnification Obligations under Section 10.1(a) or Section 10.2, as applicable, in each case other than any Company Indemnification Obligations or Investor Indemnification Obligations, as applicable, resulting from (a) the gross negligence, the bad faith or willful misconduct of the other Party or (b) acts or omissions based upon the written instructions from the other Party; provided that nothing in this Section 10.5 shall alter or affect the rights of the either Party to specific performance by the other Party under the Transaction Documents or the rights of the Investor to exercise remedies under the Transaction Documents after an Event of Default or other rights of creditors under the UCC or any other Applicable Law.
Section 10.6Certain Limitations.  The indemnification afforded by this ARTICLE X shall be subject to the following limitations:
(a)With respect to indemnification by the Company pursuant to Section 10.1(a), the Company’s maximum liability for any Loss suffered by an Investor Indemnified Party (other than any Loss resulting from a Third Party Claim) shall not exceed an amount (the “Company Indemnification Cap”) equal to (1) the Hard Cap and the amount of all of the other Obligations owed by the Company to the Investor under this Agreement and the other Transaction Documents (other than the indemnification amounts payable under Section 10.1(a)) as of the date of determination, minus (2) the aggregate amount of all of the payments collected or received by the Investor (and any direct or indirect transferee of the Investor to whom any interest in the Revenue Interests is transferred) hereunder in respect of the Revenue Interest as of such date of determination (and excluding (i) any payments collected or received as a reimbursement of expenses incurred by any Investor Indemnified Party (including attorney’s fees) and (ii) any indemnification payments collected or received pursuant to Section 10.1(a)), minus (3) the aggregate amount collected or received by the Investor (and any direct or indirect transferee of the Investor to whom any interest in the Revenue Interests is transferred) pursuant to the exercise of its rights under Section 10.1(a) (without duplication of any amounts collected or received pursuant to clause (2)) prior to such date of determination to the extent such amount was not collected or received in connection with a Third Party Claim.  Notwithstanding the foregoing, the Company Indemnification Cap shall not apply to any Loss suffered by any Investor Indemnified Party in connection with a Third Party Claim.
(b)With respect to indemnification by the Investor pursuant to Section 10.2, the Investor’s maximum liability shall not exceed an amount (the “Investor Indemnification Cap”) equal to the excess (if any) of (A) the aggregate amount of all of the payments collected or received by the Investor from the Company prior to the date of determination (excluding any amounts collected or received as a reimbursement of expenses incurred by the Investor or any indemnification amounts collected or received in connection with a Third Party Claim) over (B) the Investment Amount.  Notwithstanding the foregoing, the Investor Indemnification Cap shall not apply to any Loss suffered by any Company Indemnified Party in connection with a Third Party Claim.
ARTICLE XI
EVENTS OF DEFAULT AND REMEDIES
Section 11.1Events of Default.  Any of the events set forth below shall constitute an “Event of Default”.

(a)Non-Payment.  The Company fails to pay when due any amounts to the Investor when and as required to be paid herein, including, without limitation, the Company’s failure to (i) pay the Revenue Interests on any Quarterly Payment Date and such failure continues for more than two (2) Business Days (unless such failure was a result of accounting adjustments made by the Company in accordance with Section 3.4 in connection with quarterly reconciliations in calculating the Quarterly Net Revenues and the Included Product Payment Amount for such Quarterly Payment Date, provided that, for the avoidance of doubt, the Company’s failure to make any payment resulting from any such accounting adjustments on the applicable Quarterly Payment Date pursuant to Section 3.4 shall be subject to this clause (i)) or pay any late or unpaid Revenue Interests and any interest accrued thereto and reimburse the Investor for audit expenses pursuant to Section 3.5(b), (ii) pay the Underperformance Payments pursuant to Section 3.1(b), (iii) pay the Put/Call Payment pursuant to Section 3.1(c) or 3.1(d), or (iv) pay any other amounts (not contested by the Company in good faith), in each case (other than the payment of the Revenue Interests on any Quarterly Payment Date) within ten Business Days of the date upon which the Company is notified in writing by the Investor that such amounts are due and payable hereunder;
(b)Specific Covenants.  The Company fails to perform or observe any term, covenant or agreement contained in Section 6.7 (Existence), the last sentence of Section 6.8(a) (Commercialization of the Included Products), Section 6.9 (Financial Statements), Section 6.19 (Anti-Corruption Laws; Anti-Terrorism Laws) and ARTICLE VII (Negative Covenants) provided that in the case of any such default is susceptible to cure and can be cured within ten Business Days after the earlier of the date on which (i) a Responsible Officer of the Company has knowledge of such failure or (ii) written notice thereof shall have been given to the Company by the Investor, the Company shall have such ten-Business Day period to cure such default;
(c)Failure to Provide Notice.  The Company fails to provide any notice when required by Section 6.3(d)(ii); or
(d)Other Defaults.  The Company fails to perform or observe any other covenant or agreement (not specified in Section 11.1(a), Section 11.1(b) and Section 11.1(c)) and contained in any Transaction Document on its part to be performed or observed, and such failure continues for 30 days after the earlier of the date on which (A) a Responsible Officer of the Company has knowledge of such default or (B) written notice thereof shall have been given to the Company by the Investor;
(e)Insolvency Proceedings, Etc.  The Company or any Company Party institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty (60) days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) days, or an order for relief is entered in any such proceeding; or any Company Party or any of its Subsidiaries takes any action, corporate or otherwise, to approve, effect, consent to or authorize any of the actions described in this Section 11.1(e), or otherwise acts in furtherance thereof or fails to act in a timely and appropriate manner in defense thereof;
(f)Inability to Pay Debts; Attachment.  The Company or any other Company Party becomes unable or admits in writing its inability or fails generally to pay its debts as they become due;
(g)Judgments.  There is entered against the Company or any Company Party one or more final judgments or orders for the payment of money in an aggregate amount exceeding $5,000,000 (or the Equivalent Amount in other currencies) (to the extent not covered (other than to the extent of customary deductibles) by independent third-party insurance as to which the insurer has not denied coverage) and, (i) enforcement proceedings are commenced by any creditor upon such judgment or order to attach or levy upon any assets of any Company Party to enforce any such judgment or (ii) such judgment shall remain undischarged for a period of forty-five (45) calendar days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect;
(h)Indebtedness.  Any Company Party (i) fails to pay when due beyond any grace period provided with respect thereto (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) any Indebtedness (other than the Obligations hereunder) in excess of $5,000,000 (or its foreign currency equivalent) or (ii) fails to perform or observe any covenant or agreement to be performed or observed by it contained in any agreement or in any instrument evidencing any of its Indebtedness (other than the Obligations hereunder) of $5,000,000 or more and, as a result of such failure, any other party to that agreement or instrument is entitled to exercise the right to accelerate the maturity of any Indebtedness thereunder; provided that the dollar thresholds set forth in (a) and (b) above shall not apply to the Oaktree Credit Agreement such that (x) the failure by any Company Party to pay when due any Indebtedness under the Oaktree Credit Agreement, or (y) the failure to perform or observe any covenant to be performed or observed by it under the Oaktree Credit Agreement where such failure would entitle any Lender thereunder to exercise the right to accelerate the maturity of any Indebtedness thereunder, shall each constitute an Event of Default;
(i)ERISA. An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or would result in liability of any Company Party under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of $5,000,000;
(j)Invalidity of Transaction Documents.  Any material provision of any Transaction Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all Obligations, ceases to be in full force and effect; or the Company or any other Person contests in any manner the validity or enforceability of any Transaction Document; or any Company Party denies that it has any or further liability or obligation under any Transaction Document, or purports to revoke, terminate or rescind any Transaction Document;
(k)Security Interest.  Any security interest purported to be created by this Agreement or the Security Agreement shall cease to be in full force and effect, or shall cease to give the rights, powers and privileges purported to be created and granted hereunder or thereunder (including a perfected security interest in and Lien on substantially all of the Collateral (except as otherwise expressly provided herein and therein)) in favor of the Investor pursuant hereto or thereto (other than as a result of the failure by the Investor to take any action required to maintain the perfection of such security interests), or shall be asserted by the Company not to be a valid, perfected (except as otherwise expressly provided in this Agreement or such Security Agreement) security interest in the Collateral with the priority provided for in the Intercreditor Agreement or the Other Intercreditor Agreement, as applicable;
(l)[reserved];
(m)Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Company or any other Company Party in or in connection with this Agreement or any Transaction Document or any amendment or modification hereof or thereof, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Transaction Document or any amendment or modification hereof or thereof, shall:  (i) prove to have been incorrect when made or deemed made to the extent that such representation, warranty or statement contains any materiality or Material Adverse Effect qualifier; or (ii) prove to have been incorrect in any material respect when made or deemed made to the extent that such representation, warranty or statement does not otherwise contain any materiality or Material Adverse Effect qualifier; or
(n)the occurrence of any “fundamental change”, “change of control” or “event of default” or similar event under the terms of any Permitted Secured Facility giving the holders thereof the right to require the repurchase of, or to accelerate, such Permitted Secured Facility.
Section 11.2Remedies Upon Event of Default.  If any Event of Default occurs and is continuing, Investor may exercise on behalf of itself all rights and remedies available to it under the Transaction Documents and Applicable Law, including exercising its rights with respect to the Put Option pursuant to Section 3.1 of this Agreement.
ARTICLE XII
MISCELLANEOUS
Section 12.1Survival.  All representations, warranties and covenants made herein and in any other Transaction Document or any certificate delivered pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing.
Section 12.2Specific Performance.  Each of the Parties hereto acknowledges that the other Party hereto may not have adequate remedy at law if the other Party fails to perform any of its obligations under any of the Transaction Documents.  In such event, each of the Parties hereto agrees that the other Party hereto shall have the right, in addition to any other rights it may have (whether at law or in equity), to seek specific performance of this Agreement without the necessity of posting a bond or proving the inadequacy of monetary damages as a remedy and to seek injunctive relief against any breach or threatened breach of the Transaction Documents.  The Parties further agree not to assert that a remedy of specific performance is unenforceable, invalid, contrary to Applicable Law or inequitable for any reason.

Section 12.3Notices.  All notices, consents, waivers and other communications hereunder shall be in writing and shall be effective (a) upon receipt when sent through the mails, registered or certified mail, return receipt requested, postage prepaid, with such receipt to be effective the date of delivery indicated on the return receipt, (b) upon receipt when sent by an overnight courier (costs prepaid and receipt requested), (c) on the date personally delivered to an authorized officer of the party to which sent or (d) on the date transmitted by electronic transmission with a confirmation of receipt, in all cases, with a copy emailed to the recipient at the applicable address, addressed to the recipient as follows:

if to the Company, to:

Marinus Pharmaceuticals, Inc.
5 Radnor Corporate Center
100 Matsonford Road, Suite 500
Radnor, PA 19087
Attention: Chief Financial Officer
E-mail: spfanstiel@marinuspharma.com

with a copy to (which shall not constitute notice):

Marinus Pharmaceuticals, Inc.
5 Radnor Corporate Center
100 Matsonford Road, Suite 500
Radnor, PA 19087
Attention: General Counsel
E-mail: mmanning@marinuspharma.com

if to the Investor, to:

c/o Sagard
161 Bay Street, Suite 5000
Toronto, ON M5J 2S1
Canada
Attention: General Counsel
E-mail: legalteam@sagardholdings.com

with a copy (which shall not constitute notice) to:

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
666 Third Avenue
New York, New York 10017
Attention: Richard Gervase, Esq.
Email: RGervase@mintz.com

Each Party hereto may, by notice given in accordance herewith to the other Party hereto, designate any further or different address to which subsequent notices, consents, waivers and other communications shall be sent.

Section 12.4Successors and Assigns.  The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns.  Other than in connection with a Change of Control, the Company shall not be entitled to assign any of its obligations and rights under this Agreement without the prior written consent of the Investor.  The Investor may assign any of its obligations/ and rights hereunder to any other Person (other than a Prohibited Assignee) without the consent of the Company provided that such Investor shall cause such Person to become a party to the Intercreditor Agreement in accordance with the terms thereof or enter into an intercreditor agreement with the administrative agent, trustee or representative under any Permitted Secured Facility in form and substance substantially the same as the Intercreditor Agreement.  The Investor shall give notice of any such assignment to the Company promptly after the occurrence thereof.  The Company shall maintain a “register” at one of its offices in the United States for the recordation of the names and addresses of, and the amounts owing to, each Investor from time to time.  Notwithstanding anything to the contrary contained in this Agreement, (i) no assignment of any interest of any Investor shall be effective until such assignment is recorded in the register and, consistent with the foregoing, the Company shall treat any Investor recorded in the register as an Investor under this Agreement, notwithstanding notice to the contrary and (ii) the Revenue Interests are registered obligations for U.S. federal income tax purposes and the right, title and interest of any Investor and its assignees in and to such Revenue Interests shall be transferable only upon notation of such transfer in the register.  The register shall be available for inspection by the Company and the Investor at any reasonable time and from time to time upon reasonable prior written notice.  The Company shall be under no obligation to reaffirm any representations, warranties or covenants made in this Agreement or any of the other Transaction Documents.  Any purported assignment of rights or obligations in violation of this Section 12.4 will be void.
Section 12.5Independent Nature of Relationship.  The relationship between the Company and the Investor is solely that of lender and borrower, and neither the Company nor the Investor has any fiduciary or other special relationship with any of the Investors and their Affiliates on the one hand, or the Company and its Affiliates on the other hand.  Nothing contained herein or in any other Transaction Document shall be deemed to constitute the Company and the Investor as a partnership, an association, a joint venture or any other kind of entity or legal form.  The Parties agree that they shall not take any inconsistent position with respect to such treatment in a filing with any Governmental Authority.
Section 12.6Entire Agreement.  This Agreement, together with the Exhibits hereto (which are incorporated herein by reference) and the other Transaction Documents, constitute the entire agreement between the Parties hereto with respect to the subject matter hereof and supersede all prior agreements, understandings and negotiations, both written and oral, between the Parties hereto with respect to the subject matter of this Agreement.  No representation, inducement, promise, understanding, condition or warranty not set forth herein (or in the Exhibits hereto or the other Transaction Documents) has been made or relied upon by either Party hereto.
Section 12.7Governing Law.
(a)THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL SUBSTANTIVE LAWS OF THE STATE OF NEW YORK WITHOUT REFERENCE TO THE RULES THEREOF RELATING TO

CONFLICTS OF LAW OR CHOICE OF FORUM OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.
(b)Each of the Parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the Parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by Applicable Law, in such federal court.  Each of the Parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Applicable Law.
(c)Each of the Parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in Section 12.7(b).  Each of the Parties hereto hereby irrevocably waives, to the fullest extent permitted by Applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(d)Each of the Parties hereto irrevocably consents to service of process in the manner provided for notices in Section 12.3.  Nothing in this Agreement will affect the right of any Party hereto to serve process in any other manner permitted by Applicable Law.  Each of the Parties hereto waives personal service of any summons, complaint or other process, which may be made by any other means permitted by New York law.
Section 12.8Waiver of Jury Trial.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE OTHER PARTY HERETO WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 12.8.
Section 12.9Severability.  If one or more provisions of this Agreement are held to be invalid, illegal or unenforceable by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, which shall remain in full force and effect, and the Parties hereto shall replace such invalid, illegal or unenforceable provision with a new provision permitted by Applicable Law and having an economic effect as close as possible to the invalid, illegal or unenforceable provision.  Any provision of this Agreement held invalid, illegal or unenforceable only in part or degree by a court of competent jurisdiction shall remain in full force and effect to the extent not held invalid, illegal or unenforceable.
Section 12.10Counterparts.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.  This Agreement shall become effective when each Party hereto shall have received a counterpart hereof signed by the other Party hereto.  Any counterpart may be executed by electronic transmission, and such electronic transmission shall be deemed an original.
Section 12.11Amendments; No Waivers.  Neither this Agreement nor any term or provision hereof may be amended, supplemented, restated, waived, changed or modified except with the written consent of the Company and the Investor.  No failure or delay by either Party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  No notice to or demand on either Party hereto in any case shall entitle it to any notice or demand in similar or other circumstances.  No waiver or approval hereunder shall, except as may otherwise be stated in such waiver or approval, be applicable to subsequent transactions.  No waiver or approval hereunder shall require any similar or dissimilar waiver or approval thereafter to be granted hereunder.  The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.
Section 12.12No Third Party Rights.  Other than the Parties, no Person will have any legal or equitable right, remedy or claim under or with respect to this Agreement.  This Agreement may be amended or terminated, and any provision of this Agreement may be waived, without the consent of any Person who is not a Party.  The Company shall enforce any legal or equitable right, remedy or claim under or with respect to this Agreement for the benefit of the Company Indemnified Parties and the Investor shall enforce any legal or equitable right, remedy or claim under or with respect to this Agreement for the benefit of the Investor Indemnified Parties.
Section 12.13Table of Contents and Headings.  The Table of Contents and headings of the Articles and Sections of this Agreement have been inserted for convenience of reference only, are not to be considered a part hereof and shall in no way modify or restrict any of the terms or provisions hereof.
Section 12.14Intercreditor Agreement.  (a) Each Investor hereby acknowledges that it has received and reviewed the Intercreditor Agreement and agrees to be bound by the terms thereof.  Each Investor (and each Person that becomes an Investor under this Agreement after the date hereof) hereby authorizes and directs the Investor to enter into the Intercreditor Agreement and any Other Intercreditor Agreement on behalf of such Investor and agrees that the Investor may take such actions on its behalf as is contemplated by the terms of the Intercreditor Agreement or such Other Intercreditor Agreement, as applicable.  In addition, each of the Investors and the Investor acknowledge and agree that (i) the rights and remedies of the Investor hereunder and under the other Transaction Documents are subject to the Intercreditor Agreement and the Other

Intercreditor Agreement and (ii) in the event of any conflict, the provisions of the Intercreditor Agreement or the Other Intercreditor Agreement, as applicable, shall control.
(b)In furtherance of the foregoing, notwithstanding anything to the contrary set forth herein or in any other Transaction Document, so long as the Oaktree Credit Agreement is in effect and any loans thereunder are outstanding, to the extent that any Company Party is required to give physical possession over, grant “control” of, or take any other action in respect of, any Collateral securing the First Lien Obligations (as such terms are defined in the Intercreditor Agreement) with respect to the Investor under this Agreement or the other Transaction Documents, such requirement shall be satisfied if such action is taken with respect to Oaktree.  To the extent that any covenants, representations or warranties set forth in this Agreement or any other Transaction Document are untrue or incorrect solely as a result of the delivery to, or grant of possession or control to, Oaktree in accordance with this Section 12.14, such covenant, representation or warranty shall not be deemed to be untrue or incorrect for purposes of this Agreement or such other Transaction Document.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.

MARINUS PHARMACEUTICALS, INC.

By: /s/ Steven Pfanstiel

Name: Steven Pfanstiel

Title: Chief Financial Officer

[Signature Page to Revenue Interest Financing Agreement]

INVESTOR:

SAGARD HEALTHCARE ROYALTY PARTNERS, LP

By: Sagard Healthcare Royalty Partners GP LLC

Its: General Partner

By: /s/ Jason Sneah

Name: Jason Sneah

Title: Manager

By: /s/ Sacha Haque

Name: Sacha Haque

Title: General Counsel and Secretary

[Signature Page to Revenue Interest Financing Agreement]

DISCLOSURE SCHEDULES

of

MARINUS PHARMACEUTICALS, INC.

pursuant to that certain

REVENUE INTEREST FINANCING AGREEMENT

dated as of October 28, 2022

by and among

MARINUS PHARMACEUTICALS, INC.,

and

Sagard Healthcare Royalty Partners, LP

The following schedules are delivered pursuant to that certain Purchase and Sale Agreement (the “Agreement”), dated as of October 28, 2022, by and among MARINUS PHARMACEUTICALS, INC., a Delaware corporation (the “Company”), and Sagard Healthcare Royalty Partners, LP, a Cayman Islands exempted limited partnership (the “Investor”).  Nothing contained in these schedules is intended to broaden the scope of any representation or warranty contained in the Agreement or to create any covenant unless clearly and explicitly specified in the contrary herein.  The information set forth in these schedules shall be deemed to be disclosed for purposes of all Sections or subsections.

Notwithstanding any materiality qualifications in any representations or warranties in the Agreement, for administrative ease, certain items have been included herein which are not considered by the Company to be material to its business, assets (including intangible assets), financial condition, prospects or results of operations.  No reference to or disclosure of any item or other matter in these schedules shall be construed as an admission or indication that such item or other matter is material (nor shall it establish a standard of materiality for any purpose whatsoever) or that such item or other matter is required to be referred to or disclosed herein.

The information set forth in these schedules is disclosed solely for the purposes of the Agreement, and nothing in these schedules constitute an admission by any party hereto of any liability or obligation of the Company to any third party of any matter whatsoever, or an admission against the Company interests.  The inclusion of any matters not required by the Agreement to be reflected in these schedule is set forth for informational purposes and does not necessarily include other matters of a similar informational nature.  In disclosing the information in these schedules, the Company expressly does not waive any attorney-client privilege associated with such information or any protection afforded by the work-product doctrine with respect to any of the matters disclosed or discussed herein.

1

The information contained in these schedules is in all respects subject to ARTICLE IX of the Agreement.  These schedules and the information, descriptions and disclosures included herein are intended to qualify and limit the representations, warranties, and covenants of the Company contained in the Agreement.  The headings used in these schedules are inserted for convenience only and shall not create a different standard for disclosure than the language set forth in the Agreement.  Capitalized terms used herein but not otherwise defined herein shall have the meanings ascribed thereto in the Agreement.

2

SCHEDULE 1.1-1

KNOWLEDGE PERSONS/

SCHEDULE 1.1-1

SCHEDULE 1.1-3

LICENSE AGREEMENTS

SCHEDULE 1.1-3

SCHEDULE 4.8

BROKER’S FEES

SCHEDULE 4.8

SCHEDULE 4.10

IP RIGHTS

SCHEDULE 4.10

SCHEDULE 4.15

PERMITTED DEBT

SCHEDULE 4.15

SCHEDULE 4.20/

SUBSIDIARIES

Subsidiary	Jurisdiction of Organization	Percentage of Equity Interests

SCHEDULE 4.20

SCHEDULE 4.25(b)

INCLUDED PRODUCTS

SCHEDULE 4.25(b)

SCHEDULE 7.5(r)

POTENTIAL INVESTMENTS

SCHEDULE 7.5(r)

SCHEDULE 7.7

TRANSACTIONS WITH AFFILIATES

SCHEDULE 7.7

EXHIBIT A

FORM OF PRESS RELEASE

EXHIBIT A

EXHIBIT B

FORM OF INTERCREDITOR AGREEMENT

EXHIBIT B

EXHIBIT C

RESERVED

EXHIBIT C

EXHIBIT D

FORM OF SECURITY AGREEMENT

EXHIBIT D

EXHIBIT D

FORM OF COMPLIANCE CERTIFICATE

D-1

EXHIBIT F

EXAMPLE OF CALCULATION OF INCLUDED PRODUCT PAYMENT AMOUNT

EXHIBIT F